UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12

THE ESTÉE LAUDER COMPANIES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Estée Lauder Companies Inc. 767 Fifth Avenue New York, NY 10153

William P. Lauder Executive Chairman
September 25, 2012

Dear Fellow Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders. It will be held in New York City on Friday, November 9, 2012, at 10:00 a.m., local time, at the JW Marriott Essex House New York, where we will ask you to vote on the election of five nominees as director to serve until the 2015 Annual Meeting of Stockholders, to vote to approve executive compensation on an advisory basis, to approve an amendment to the Certificate of Incorporation to increase the number of authorized common shares and to vote on the ratification of the Audit Committee's appointment of KPMG LLP as independent auditors for the 2013 fiscal year.

        Please vote your shares using the Internet or telephone, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy card you will receive in response to your request. Instructions on each of these voting methods are outlined in the enclosed Proxy Statement. Please vote as soon as possible.

        I look forward to seeing you at the Annual Meeting.

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY SUBMIT YOUR PROXY
BY INTERNET, TELEPHONE OR MAIL.

THE ESTÉE LAUDER COMPANIES INC.
767 Fifth Avenue
New York, New York 10153

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:

    Friday, November 9, 2012, at 10:00 a.m., local time

Place:

    JW Marriott Essex House New York
    Grand Salon
    160 Central Park South
    New York, NY

Items of Business:

    1.
    To elect the five nominees as director to serve until the 2015 Annual Meeting of Stockholders;

    2.
    To provide an advisory vote to approve executive compensation;

    3.
    To approve an amendment to the Certificate of Incorporation to increase the number of authorized common shares; and

    4.
    To ratify the Audit Committee's appointment of KPMG LLP as independent auditors for the 2013 fiscal year.

        We also will transact such other business as may properly come before the meeting and any adjournments or postponements of the meeting.

By Order of the Board of Directors
SPENCER G. SMUL Senior Vice President, Deputy General Counsel and Secretary
New York, New York September 25, 2012

        THE BOARD OF DIRECTORS URGES YOU TO VOTE BY THE INTERNET OR BY TELEPHONE OR BY REQUESTING A PRINTED COPY OF THE PROXY MATERIALS AND COMPLETING AND RETURNING BY MAIL THE PROXY CARD YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST.

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 9, 2012: The Company's Proxy Statement for the 2012 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended June 30, 2012 are available at http://www.proxyvoting.com/el.

i

THE ESTÉE LAUDER COMPANIES INC.
767 Fifth Avenue
New York, New York 10153

September 25, 2012

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 9, 2012

Annual Meeting and Voting

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Estée Lauder Companies Inc. (the "Company," "we" or "us"), a Delaware corporation, to be voted at the Annual Meeting of Stockholders to be held in the Grand Salon at the JW Marriott Essex House New York, 160 Central Park South, New York, New York, on Friday, November 9, 2012, at 10:00 a.m., local time, and at any adjournment or postponement of the meeting. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to stockholders, or being made available through the Internet for those stockholders receiving their proxy materials electronically, is September 28, 2012.

Admission to the Meeting

Admission to the meeting will require a ticket. If you are a stockholder of record and plan to attend, please check the appropriate box on the proxy card, or so indicate when you vote by telephone or the Internet, and an admission ticket will be mailed to you. If you are a stockholder whose shares are held through an intermediary such as a bank or broker, and you plan to attend, please request an admission ticket by writing to the Investor Relations Department at The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. Evidence of your ownership of shares of our Common Stock on September 11, 2012 (the "Record Date"), which you can obtain from your bank, broker or other intermediary, must accompany your letter.

Who May Vote?

Only stockholders of record of shares of Class A Common Stock and Class B Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting or at any adjournment or postponement of the meeting. Each owner of record of Class A Common Stock on the Record Date is entitled to one vote for each share of Class A Common Stock so held. Each owner of record of Class B Common Stock on the Record Date is entitled to ten votes for each share of Class B Common Stock so held. On September 11, 2012, there were 237,683,428 shares of Class A Common Stock and 149,778,082 shares of Class B Common Stock issued and outstanding.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to furnish to our stockholders this Proxy Statement and our Fiscal 2012 Annual Report by providing access to these documents on the Internet rather than mailing printed copies. Accordingly, a Notice of Internet Availability of Proxy Materials (the "Notice") is being mailed to our stockholders of record and beneficial owners (other than those who previously requested printed copies or electronic delivery of our proxy materials), which will direct stockholders to a website where they can access our proxy materials and view instructions on how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

How do I cast my vote if I am a stockholder of record?

If you are a stockholder of record (which means your shares are registered directly in your name with the Company's transfer agent, Computershare Shareowner Services, or you have a physical stock certificate) you can vote your shares in one of two ways: either by proxy or in person at the Annual Meeting. If you choose to vote by proxy you may do so by using the Internet or the telephone, or by requesting a printed copy of our proxy materials and completing and returning by mail the proxy card you will receive in response to your request.

Whichever method you use, each valid proxy received in time will be voted at the Annual Meeting in accordance with your instructions. To ensure that your proxy is voted, it should be received by the close of business on November 8, 2012. If you submit a proxy without giving instructions, your shares will be voted as recommended by the Board of Directors.

How do I cast my vote if my shares are held in "street name"?

If you are a beneficial owner of shares held in a stock brokerage account or by a bank or other nominee (i.e. in "street name"), you are invited to attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record. A legal proxy may be obtained from your broker, bank or nominee.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote over the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you will receive voting instructions from your broker, bank, or nominee describing the available processes for voting your stock.

If your shares are held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on any discretionary items of business to be voted upon at the Annual Meeting, such as the ratification of the appointment of KPMG LLP (Item 4).

Important Consideration for "street name" holders. You must instruct your broker if you want your shares to be counted in the election of directors at the Annual Meeting (Item 1), the advisory vote to approve executive compensation (Item 2) and the approval of an amendment to the Certificate of Incorporation to increase the number of authorized common shares (Item 3). New York Stock Exchange rules prevent your broker from voting your shares on these matters without your instructions. Please follow the instructions provided by your broker so that your vote can be counted.

May I change my vote?

All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised at the option of the persons submitting them by giving written notice to the Secretary of the Company at the mailing address set forth below, by submitting a later-dated proxy (either by mail, telephone or the Internet) or by voting in person at the Annual Meeting. The mailing address of our principal executive offices is 767 Fifth Avenue, New York, New York 10153.

What constitutes a quorum?

The holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally, present in person or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions, broker non-votes and votes withheld are included in the count to determine a quorum.

What if a quorum is not represented at the Annual Meeting?

In the event that a quorum does not exist, the Executive Chairman or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting. At such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

How many votes are required to approve a proposal?

Directors (Item 1) will be elected by a plurality of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock voting in person or by proxy at the Annual Meeting. Shares present at the Annual Meeting that are not voted for a particular nominee, broker non-votes or shares present by proxy where the stockholder withholds authority to vote for the nominee will not be counted toward the nominee's achievement of a plurality. The advisory vote to approve executive compensation (Item 2) and the ratification of the appointment of KPMG LLP (Item 4) requires the affirmative vote of a majority of the votes cast "For" and "Against" each proposal by holders of Class A Common Stock and Class B Common Stock voting in person or by proxy at the Annual Meeting. Abstentions and broker non-votes, while not counted as votes cast for the proposals in Items 2 and 4, will have the practical effect of reducing the number of votes in favor of such proposals. Under Delaware law and our Certificate of Incorporation, approval of the amendment to the Certificate of Incorporation to increase the number of authorized common shares (Item 3) requires votes cast "For" the proposal from holders of a majority of the voting power of all the outstanding shares of Class A Common Stock and Class B Common Stock. Accordingly, abstentions and broker non-votes will have the same effect as votes "Against" this proposal.

The advisory vote to approve executive compensation (Item 2) is not binding on the Company. However, the Compensation Committee and the Stock Plan Subcommittee, which are responsible for designing and administering the Company's executive compensation program, value the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions.

How will my shares be voted?

All proxies properly submitted pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In the election of directors to serve until the Annual Meeting of Stockholders in 2015 (Item 1), stockholders may vote in favor of all nominees or withhold their votes as to any or all nominees. Regarding the advisory vote to approve executive compensation (Item 2), the amendment to the Certificate of Incorporation to increase the number of authorized common shares (Item 3) and the ratification of the appointment of KPMG LLP (Item 4), stockholders may vote in favor of the proposal, may vote against the proposal or may abstain from voting. Stockholders should specify their choices on the enclosed proxy card or pursuant to the instructions thereon for telephone or Internet voting. If no specific choices are indicated, the shares represented by a properly submitted proxy will be voted:

1.
FOR the election of ALL nominees as director;

2.
FOR the advisory resolution to approve executive compensation;

3.
FOR the amendment to the Certificate of Incorporation to increase the number of authorized common shares; and

4.
FOR the ratification of the appointment of KPMG LLP as independent auditors.

If you have returned your signed and completed proxy card and other matters are properly presented at the Annual Meeting of Stockholders for consideration, the proxy holders appointed by the Board of

Directors (the persons named in your proxy card if you are a stockholder of record) will have the discretion to vote on those matters for you.

Who will count the vote?

Representatives of Computershare Shareowner Services will tabulate the votes and act as inspectors of election.

May I see a list of stockholders entitled to vote as of the Record Date?

A list of registered stockholders as of the close of business on September 11, 2012 will be available for examination by any stockholder for any purpose germane to the meeting during normal business hours from October 31, 2012 through November 8, 2012 at the office of Spencer G. Smul, Senior Vice President, Deputy General Counsel and Secretary of the Company, at 767 Fifth Avenue, New York, New York 10153.

Can I access the Notice of Annual Meeting, Proxy Statement, Annual Report and Form 10-K on the Internet?

Our Proxy Statement (including Notice of Annual Meeting) and Fiscal 2012 Annual Report to Stockholders are available at http://www.proxyvoting.com/el.

These proxy materials are also available, along with the Annual Report on Form 10-K for the fiscal year ended June 30, 2012, in "Financial Reports" of the "Investor Relations" section of our website at www.elcompanies.com. Instead of receiving future copies of our Notice of Annual Meeting, Proxy Statement, Annual Report and Form 10-K by mail, most stockholders can elect to receive an email that will provide electronic links to these documents. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and will also give you an electronic link to the proxy voting site.

Stockholders of record can enroll in Investor ServiceDirect™ at www.cpushareownerservices.com for online access to future proxy materials.

If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

ELECTION OF DIRECTORS
(Item 1)

Board of Directors

        Currently, the Board of Directors is comprised of fifteen directors. The directors are divided into three classes, each serving for a period of three years.

        The stockholders elect one class of the members of the Board of Directors annually. The directors whose terms will expire at the 2012 Annual Meeting of Stockholders are Rose Marie Bravo, Paul J. Fribourg, Mellody Hobson, Irvine O. Hockaday, Jr. and Barry S. Sternlicht, each of whom has been nominated to stand for re-election as a director at the 2012 Annual Meeting, to hold office until the 2015 Annual Meeting and until his or her successor is elected and qualified. In the unanticipated event that one or more of these nominees is unable or declines to serve for any reason, the Board of Directors may reduce the number of directors or take action to fill the vacancy or vacancies.

        The Board recommends a vote FOR each nominee as a director to hold office until the 2015 Annual Meeting. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

NOMINEES FOR ELECTION TO TERM EXPIRING 2015 (CLASS I)

Rose Marie Bravo, CBE Director since 2003 Age 61
Ms. Bravo is a retail and marketing consultant. She was Vice Chairman of Burberry Group Plc from July 2006 to July 2007. Prior to that she was Burberry's Chief Executive from 1997 to July 2006. Prior to her appointment at Burberry, Ms. Bravo was President of Saks Fifth Avenue from 1992, with responsibility for merchandising, marketing and product development. From 1974 to 1992, Ms. Bravo held a number of positions at R.H. Macy & Co., culminating as Chairman and Chief Executive Officer of the U.S. retailer, I. Magnin from 1987 to 1992. Ms. Bravo is a member of the Board of Directors of Tiffany & Co. since October 1997 (member of the Compensation Committee and Nominating/Corporate Governance Committee), Williams-Sonoma (member of the Compensation Committee), Inc. since June 2011 and Phoenix House Foundation.
Ms. Bravo is a member of the Compensation Committee and Stock Plan Subcommittee.

Paul J. Fribourg Director since 2006 Age 58
Mr. Fribourg is the Chairman and Chief Executive Officer of Continental Grain Company, which is an international agribusiness and investment company with investments in the poultry and pork businesses, since July 1997. Mr. Fribourg joined Continental Grain Company (formerly known as ContiGroup Companies, Inc.) in 1976 and worked in various positions there with increasing responsibility in both the United States and Europe. Mr. Fribourg has been a director of Loews Corporation since 1997 (Lead Independent Director, Chairman of the Nominating and Governance Committee and member of the Audit Committee and Compensation Committee), Burger King Holdings, Inc. since 2010 (member of the Audit Committee), and Apollo Global Management, LLC since 2011 (member of the Conflicts Committee). He also serves as a member of Rabobank's International North American Agribusiness Advisory Board. He has been a member of the Council on Foreign Relations since 1985. Mr. Fribourg also served on the Board of Directors of Premium Standard Farms, Inc. from 1998 to 2007 and Smithfield Foods, Inc. from 2007 to 2009.
Mr. Fribourg is a member of the Audit Committee, the Compensation Committee and the Stock Plan Subcommittee.
Mellody Hobson Director since 2005 Age 43

Ms. Hobson serves as the President of Ariel Investments (Chicago-based investment management firm and adviser to the mutual funds offered by the Ariel Investment Trust) since 2000, and as President and Director of its governing member, Ariel Capital Management Holdings, Inc. She also serves as President (since 2002) and Chairman of the Board of Trustees (Chairman since 2006, trustee since 1993) of the Ariel Investment Trust (registered investment company). Ms. Hobson has served as a director of DreamWorks Animation SKG, Inc. since 2004 (Chairman of the Compensation Committee and member of the Nominating and Governance Committee), Starbucks Corporation since 2005 (Vice-Chairman of the Audit and Compliance Committee) and Groupon, Inc. since 2011. She also works with a variety of civic and professional institutions, including serving as board member of the Field Museum, the Chicago Public Education Fund and the Sundance Institute.
Ms. Hobson is a member of the Audit Committee.

Irvine O. Hockaday, Jr. Director since 2001 Age 76
Mr. Hockaday is the former President and Chief Executive Officer of Hallmark Cards, Inc. He retired in December 2001. Prior to joining Hallmark in 1983, he was President and Chief Executive Officer of Kansas City Southern Industries, Inc. Mr. Hockaday was a member of the Hallmark Board of Directors from 1978 until January 2002. He has been a director of the Ford Motor Company since 1987 (Presiding Independent Director; member of the Audit Committee and Nominating and Governance Committee) and Crown Media Holdings, Inc. since May 2000. He has also served on the Board of Directors of Aquila, Inc. from 1995 to 2008, Dow Jones & Company, Inc. from 1990 to 2007 and Sprint Nextel Corporation from 1997 to 2009.
Mr. Hockaday is Presiding Director and Chair of the Audit Committee.
Barry S. Sternlicht Director since 2004 Age 51

Mr. Sternlicht is Chairman and Chief Executive Officer of Starwood Capital Group, a private real estate investment firm he formed in 1991. Mr. Sternlicht is also Chairman and Chief Executive Officer of Starwood Property Trust, Inc. since 2009, which is focused on originating, investing in, financing and managing commercial mortgage debt instruments. From October 2004 until May 2005, he was Executive Chairman of Starwood Hotels & Resorts Worldwide, Inc., a company which he formed in 1995 and of which he was Chairman and Chief Executive Officer from 1995 until October 2004. Mr. Sternlicht is Chairman of the Board of Société du Louvre, Baccarat, and Mammoth Mountain and he serves on the boards of Riviera Holdings Corporation since April 2011, Ellen Tracy, Field & Stream, the Pension Real Estate Association, and Starwood Capital Group affiliates. Mr. Sternlicht was also a director of Granahan McCourt Acquisition Corporation from 2006 to 2008. Mr. Sternlicht is a trustee of Brown University and serves on the boards of numerous civic organizations and charities including Robin Hood, the Dreamland Film and Performing Arts Center, the Juvenile Diabetes Research Foundation International's "National Leadership Advocacy Program" and the Business Committee for the Arts, Inc. Mr. Sternlicht is a member of the Real Estate Roundtable, the Committee to Encourage Corporate Philanthropy, the Young Presidents Organization and the Urban Land Institute.
Mr. Sternlicht is a member of the Compensation Committee and Stock Plan Subcommittee.

INCUMBENT DIRECTORS – TERM EXPIRING 2013 (CLASS II)

Aerin Lauder Director since 2004 Age 42
Ms. Lauder is the Creative Director and Chairman for Aerin LLC, a luxury lifestyle brand that she formed in April 2011. She also serves as Style and Image Director for the Estée Lauder brand. From July 2004 through April 2011, Ms. Lauder was Senior Vice President, Creative Director for the Estée Lauder brand. From April 2001 through June 2004, she was Vice President of Global Advertising for the brand. From 1997 through April 2001, she was Executive Director, Creative Marketing, helping to define and enhance the Estée Lauder brand image. From 1995 to 1997, she was Director, Creative Product Development for the Estée Lauder brand. Ms. Lauder joined the Company in 1992 as a member of the Prescriptives marketing team. She is a member of the Education Committee for the Board of Trustees at The Metropolitan Museum of Art and is a member of the International Council of the Museum of Modern Art. She is also actively involved in the Neue Galerie, a museum founded in 2001 dedicated to German and Austrian art from the early 20th century.
William P. Lauder Director since 1996 Age 52

Mr. Lauder is Executive Chairman of the Company and, in such role, he is Chairman of the Board of Directors. He was Chief Executive Officer of the Company from March 2008 through June 2009 and President and Chief Executive Officer from July 2004 through February 2008. From January 2003 through June 2004, he was Chief Operating Officer. From July 2001 through 2002, he was Group President responsible for the worldwide business of the Clinique and Origins brands and the Company's retail store and online operations. From 1998 to 2001, he was President of Clinique Laboratories, LLC. Prior to 1998, he was President of Origins Natural Resources Inc., and he had been the senior officer of that division since its inception in 1990. Prior thereto, he served in various positions since joining the Company in 1986. He is a member of the Board of Directors of Jarden Corporation since June 2011 (member of the Nominating and Policies Committee), Chairman of the Board of the Fresh Air Fund, a member of the Boards of Trustees of The University of Pennsylvania and The Trinity School in New York City and the Boards of Directors of the 92nd Street Y, the Partnership for New York City and the Advisory Board of Zelnick Media. He was also a director of GLG Partners, Inc. from July 2006 to October 2010 and True Temper Sports, Inc. from 2004 to 2009.
Mr. Lauder is a member of the Nominating and Board Affairs Committee.

Richard D. Parsons Director since 1999 Age 64
Mr. Parsons is a senior advisor to Providence Equity Partners LLC since 2009. From 1996 until 2012 he was a director of Citigroup Inc. (member of the Personnel and Compensation Committee and the Nominating and Governance Committee) and served as its Chairman from February 2009 to April 2012. From May 2003 until his retirement in December 2008, he served as Chairman of the Board of Time Warner Inc. From May 2002 until December 2007, he served as Chief Executive Officer of Time Warner Inc. From January 2001 until May 2002, he was Co-Chief Operating Officer of AOL Time Warner. From 1995 until the merger with America On-Line Inc., he was President of Time Warner Inc. From 1990 through 1994, he was Chairman and Chief Executive Officer of Dime Bancorp, Inc. He has been a member of the Board of Madison Square Garden, Inc. (member of the Audit Committee) since February 2010 and has been a member of the Board of Lazard, Ltd. since June 2012. Among his numerous community activities, he is Chairman of the Apollo Theatre Foundation, and serves on the Boards of The American Museum of Natural History and The Museum of Modern Art.
Mr. Parsons is Chair of the Compensation Committee and is a member of the Nominating and Board Affairs Committee.

Lynn Forester de Rothschild Director since 2000 Age 58
Lady de Rothschild has been, since June 2002, the Chief Executive of E.L. Rothschild LLC, a private investment company with investments in media, information technology, agriculture and real estate worldwide. Holdings include The Economist Group (UK), Weather Central LP (US), real estate and financial instruments. Lady de Rothschild has been a director of The Economist Newspaper Limited (member of the Audit Committee) since October 2002 and was a director of Weather Central LP from January 2011 to August 2012. From 2004 to 2007, she was also Co-Chair of FieldFresh Pvt. Ltd,. a 50-50 joint venture with Bharti Enterprises, established to develop the agricultural sector in India. From 1989 to 2002, she was President and Chief Executive Officer of FirstMark Holdings, Inc., which owned various telecommunications companies worldwide. She was Executive Vice President for Development at Metromedia Telecommunications, Inc. from 1984 to 1989, and an associate at the law firm of Simpson, Thacher and Bartlett LLP in New York City until 1984. She is co-Chair of the Henry Jackson Initiative for Inclusive Capitalism, and a trustee or board member of the Peterson Institute for International Economics, the American Fund for the Tate, FAI (Fondo per L'Ambiente Italiano), the Outward Bound Trust, the ERANDA Foundation (de Rothschild family foundation), the Alfred Herrhausen Society of International Dialogue of Deutsche Bank, the International Advisory Board of Columbia University School of Law and the Alzheimer Drug Discovery Foundation. Lady de Rothschild is a member of the Council on Foreign Relations (USA), Chatham House (UK), the International Advisory Council of Asia House (UK), the International Institute of Strategic Studies (UK), and the Foreign Policy Association (USA).
Lady de Rothschild is Chair of the Nominating and Board Affairs Committee.

Richard F. Zannino Director since 2010 Age 53
Mr. Zannino is a Managing Director at the private equity firm CCMP Capital Advisors, LLC, a position he has held since July 2009. He is on the firm's Investment Committee and co-heads the consumer, retail and media practices. Prior to joining CCMP Capital, he was an independent retail and media advisor from February 2008 to June 2009. He was Chief Executive Officer and a member of the Board of Directors of Dow Jones & Company from February 2006 until his resignation in January 2008, shortly after its acquisition by News Corp. Mr. Zannino joined Dow Jones as Executive Vice President and Chief Financial Officer in February 2001 and was promoted to Chief Operating Officer in July 2002. From 1998 to 2001, he was Executive Vice President of Liz Claiborne where he oversaw the finance, administration, retail, fragrance and licensing divisions. From 1993 to 1998, Mr. Zannino was with Saks Fifth Avenue, serving as Vice President and Treasurer, Senior Vice President, Finance and Merchandise Planning and then Executive Vice President and Chief Financial Officer. Mr. Zannino has been a director of IAC/InteractiveCorp since June 2009 (member of the Audit Committee) and Francesca's Holdings Corporation since February 2010 (Chair of the Corporate Governance and Nominating Committee) Mr. Zannino also serves on the Board of Trustees of Pace University.
Mr. Zannino is a member of the Audit Committee.

INCUMBENT DIRECTORS – TERM EXPIRING 2014 (CLASS III)

Charlene Barshefsky Director since 2001 Age 62
Ambassador Barshefsky is Senior International Partner at the law firm of WilmerHale in Washington, D.C. Prior to joining the law firm, she was the United States Trade Representative from March 1997 to January 2001, and Deputy United States Trade Representative and Acting United States Trade Representative from June 1993 to March 1997. From February 2001 until July 2001, Ambassador Barshefsky was a Public Policy Scholar at the Woodrow Wilson International Center for Scholars in Washington, D.C. Ambassador Barshefsky is also a director of American Express Company since 2001 (Chairman of the Public Responsibility Committee), Starwood Hotels & Resorts Worldwide, Inc. since 2001 (Chairman of the Corporate Governance and Nominating Committee and member of the Audit Committee) and Intel Corporation since 2004 (Chairman of the Finance Committee and member of the Compliance Committee). She is also a member of the Council on Foreign Relations, and a Trustee of the Howard Hughes Medical Institute.
Ambassador Barshefsky is a member of the Nominating and Board Affairs Committee.

Wei Sun Christianson Director since 2011 Age 56
Ms. Christianson is a Managing Director and Co-Chief Executive Officer of Asia Pacific and Chief Executive Officer of China at Morgan Stanley based in Beijing. In addition to her regional role, Ms. Christianson is responsible for all aspects of Morgan Stanley's operations in China and is a member of Morgan Stanley's Management Committee. Prior to rejoining Morgan Stanley in 2006, she was the Chairman of China for Citigroup Global Markets (Asia Ltd.) and previously served as Chairman of China and Country Manager for Credit Suisse First Boston. Ms. Christianson held an earlier position at Morgan Stanley beginning in 1998 as Executive Director and Beijing Representative. She was previously an Associate Director of the Corporate Finance Department at the Hong Kong Securities and Finance Commission (SFC) where she was instrumental in developing the regulatory framework for the public listing of Mainland Chinese securities in Hong Kong. She also worked as an attorney in the New York offices of Orrick, Herrington & Sutcliffe LLP. Ms. Christianson also serves on the Board of Trustees at Amherst College.
Ms. Christianson is a member of the Nominating and Board Affairs Committee.
Fabrizio Freda Director since 2009 Age 55

Mr. Freda has served as President and Chief Executive Officer of the Company since July 2009. During this period, he has continued to lead the implementation of our long-term strategy that has resulted in a substantial increase in our market capitalization. From March 2008 through June 2009, he was President and Chief Operating Officer where he oversaw the Clinique, Bobbi Brown, La Mer, Jo Malone, Aveda, and Bumble and bumble brands and the Aramis and Designer Fragrances division. He also was responsible for the Company's International Division, as well as Global Operations, Research and Development, Packaging, Quality Assurance, Merchandise Design, Corporate Store Design and Retail Store Operations. Prior to joining the Company, Mr. Freda served in a number of positions of increasing responsibility at The Procter & Gamble Company ("P&G"), where he was responsible for various operating, marketing and key strategic efforts for over 20 years. From 2001 through 2007, Mr. Freda was President, Global Snacks, at P&G. Mr. Freda also spent more than a decade in the Health and Beauty Care division at P&G. From 1986 to 1988 he directed marketing and strategic planning for Gucci SpA. Beginning in October 2012, Mr. Freda will join the Board of Directors of BlackRock, Inc.

Jane Lauder Director since 2009 Age 39	Ms. Lauder has served as Global President, General Manager of the Origins and Ojon brands since July 2010. From July 2008 until July 2010, she was Senior Vice President/General Manager of the Origins brand. From July 2006 until July 2008, she was Senior Vice President, Global Marketing for Clinique. From 2003 through July 2006, Ms. Lauder was Vice President of Marketing for BeautyBank where she spearheaded the creation and launch of the skin care and cosmetics line, American Beauty, as well as Flirt! From 2001 through 2003, she was Vice President of Marketing for the stila brand. Ms. Lauder began her career with the Company in 1996 at Clinique.
Leonard A. Lauder Director since 1958 Age 79

Mr. Lauder is Chairman Emeritus of the Company. He was Chairman of the Board of Directors from 1995 through June 2009 and served as the Company's Chief Executive Officer from 1982 through 1999 and President from 1972 until 1995. Mr. Lauder formally joined the Company in 1958 after serving as an officer in the United States Navy. Since joining, he has held various positions, including executive officer positions other than those described above. He is Chairman Emeritus of the Board of Trustees of the Whitney Museum of American Art, a Charter Trustee of The University of Pennsylvania, a Trustee of The Aspen Institute and the co-founder and director of the Alzheimer's Drug Discovery Foundation. He also served as a member of the White House Advisory Committee on Trade Policy and Negotiations under President Reagan.

Ownership of Shares

        The following table sets forth certain information regarding the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of September 11, 2012 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of either Class A Common Stock or Class B Common Stock, (ii) each of the Company's directors or nominees, (iii) each of the current or former executive officers whose names appear in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Except as set forth in the notes to the table, the business address of each 5% stockholder is 767 Fifth Avenue, New York, New York 10153. The share amounts reported in the table and the accompanying notes reflect the two-for-one stock split of the Company's Class A and Class B Common Stock that was effective January 20, 2012. As described in the notes to the table, certain named beneficial owners share voting and/or investment power with respect to certain shares of common stock. Consequently, such shares are shown as beneficially owned by more than one person.

	Class A Common Stock (1)		Class B Common Stock		Voting Power †
Name of Beneficial Owner	Number (2)%		Number	%	%
Leonard A. Lauder (3)(4)	3,601,338	1.5%	–	–	0.2%
Joel S. Ehrenkranz and George W. Schiele, as trustees of the Evelyn H. Lauder 2011 Marital Trust (3)(5)	–	–	90,659,684	60.5%	52.2%
Ronald S. Lauder (3)(6)	149,691	0.1%	11,335,340	7.6%	6.5%
William P. Lauder (3)(7)	2,325,019	1.0%	7,793,904	5.2%	4.6%
Gary M. Lauder (3)(8)	703,490	0.3%	1,314,044	0.9%	0.8%
Aerin Lauder (3)(9)	1,692	*	16,234,786	10.8%	9.4%
Jane Lauder (3)(10)	52,242	*	4,810,594	3.2%	2.8%
Richard D. Parsons, individually and as trustee (3)(11)	50,723	*	23,708,628	15.8%	13.7%
Carol S. Boulanger, individually and as trustee (3)(12)	701,022	0.3%	1,268,304	0.8%	0.8%
Charlene Barshefsky (13)	102,506	*	–	–	*
Rose Marie Bravo (14)	29,839	*	–	–	*
Wei Sun Christianson (15)	10,041	*	–	–	*
Paul J. Fribourg (16)	61,228	*	–	–	*
Mellody Hobson (17)	53,121	*	–	–	*
Irvine O. Hockaday, Jr. (18)	63,169	*	–	–	*
Lynn Forester de Rothschild (19)	38,921	*	–	–	*
Barry S. Sternlicht (20)	182,046	0.1%	–	–	*
Richard F. Zannino (21)	20,793	*	–	–	*
Fabrizio Freda (22)	570,385	0.2%	–	–	*
John Demsey (23)	77,621	*	–	–	*
Cedric Prouvé (24)	184,220	0.1%	–	–	*
Richard W. Kunes (25)	37,642	*	–	–	*
FMR LLC (26)	24,856,826	10.5%	–	–	1.4%
Jennison Associates LLC (27)	14,049,476	5.9%	–	–	0.8%
Prudential Financial, Inc. (28)	14,360,056	6.0%	–	–	0.8%
All directors and executive officers as a group (24 persons) (29)	8,061,258	3.4%	63,883,252	42.7%	37.2%

†
Voting power represents combined voting power of Class A Common Stock (one vote per share) and Class B Common Stock (10 votes per share) owned beneficially by such person or persons on September 11, 2012.

*
Less than 0.1%

(1)
Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock and is automatically converted into a share of Class A Common Stock upon transfer to a person who is not a Lauder Family Member (as defined below – see "Certain Relationships and Related Transactions – Lauder Family Relationships and Compensation"). The number of shares of Class A Common Stock and percentages contained under this heading do not account for such conversion right.

(2)
The number of shares of Class A Common Stock includes shares owned, shares underlying stock units payable in shares that are vested or expected to be paid out by November 11, 2012, and exercisable options (regardless of whether such options were in-the-money on September 11, 2012). The stock units included in the table that are beneficially owned by the non-employee directors represent the stock portion of their annual retainers plus dividend equivalents. Such units will be settled in shares of Class A Common Stock. Amounts are rounded to the nearest whole unit. Restricted stock units shown for Mr. W. Lauder, Mr. Freda, Mr. Demsey, Mr. Prouvé and Mr. Kunes, and restricted stock units in respect of 47,008 shares of Class A Common Stock for the other executive officers are subject to withholding of shares for payment of taxes and are expected to vest and be paid out on October 31, 2012.

(3)
Leonard A. Lauder, Ronald S. Lauder, William P. Lauder and Gary M. Lauder, each individually and as trustees of various trusts, Aerin Lauder, as trustee, Jane Lauder, as trustee, Joel S. Ehrenkranz, as trustee, George W. Schiele, as trustee, Richard D. Parsons, as trustee, and Carol S. Boulanger, as trustee, are parties to a Stockholders' Agreement, pursuant to which each has agreed to vote his or the trust's shares for the election of Leonard A. Lauder (or one of his sons), Ronald S. Lauder (or one of his daughters) and one person, if any, designated by each as a director of the Company. See notes (6) and (11) for certain exceptions. Shares underlying stock options and stock units are not subject to the Stockholders' Agreement until the stock options are exercised or the stock units are converted. For purposes of the table, shares owned by each such individual are not attributed to the others by reason of such voting arrangement.

(4)
Represents 3,601,338 shares of Class A Common Stock beneficially owned directly by Leonard A. Lauder and with respect to which he has sole voting and investment power.

(5)
The Evelyn H. Lauder 2011 Marital Trust for the benefit of Leonard A. Lauder and his descendants (the "EHL 2011 Trust") is the majority stockholder of LAL Family Corporation ("LALFC"), which is the sole general partner of LAL Family Partners L.P. ("LALFP"). The EHL 2011 Trust is the successor to the Leonard A. Lauder 2008 Marital Trust, which was established by Leonard A. Lauder, had the same two trustees as the EHL 2011 Trust currently has and owned the shares of LALFC now owned by the EHL 2011 Trust. The EHL 2011 Trust and its two trustees, George W. Schiele and Joel S. Ehrenkranz, share voting and investment power and may be deemed to be the beneficial owners of 90,659,684 shares of Class B common Stock owned directly by LALFP.

Messrs. Ehrenkranz and Schiele disclaim beneficial ownership of all such shares. Mr. Ehrenkranz's business address is 375 Park Avenue, New York, New York 10152. Mr. Schiele's business address is 19 Hill Rd., Greenwich, Connecticut 06830.

(6)
Includes shares owned beneficially or deemed to be owned beneficially by Ronald S. Lauder as follows:

          (a)   47,356 shares of Class A Common Stock and 11,328,976 shares of Class B Common Stock directly and with respect to which he has sole voting and shares investment power as described below;

          (b)   6,364 shares of Class A Common Stock and 6,364 shares of Class B Common Stock as sole trustee of a trust for the benefit of his children and with respect to which he has sole voting and investment power;

          (c)   36,457 shares of Class A Common Stock as a Director of the Ronald S. Lauder Foundation with respect to which he shares voting and investment power; and

          (d)   59,514 shares of Class A Common Stock as a Director of The Jewish Renaissance Foundation with respect to which he shares voting and investment power.

  Shares owned by The Jewish Renaissance Foundation are not subject to the Stockholders' Agreement. Mr. R. Lauder disclaims beneficial ownership of the shares of Class A Common Stock and Class B Common Stock owned by trusts for the benefit of one or more of his children, the Ronald S. Lauder Foundation, and The Jewish Renaissance Foundation. 8,000,000 shares of Class B Common Stock are pledged by Mr. R. Lauder to secure loans under a loan facility with a group of banks as to which he has sole voting power and shares investment power with the collateral agent pledge; and 2,000,000 shares of Class B Common Stock are pledged to secure his obligations under a prepaid variable forward sale contract to an unaffiliated third party buyer and with respect to which he has sole voting power and shares investment power with such third party buyer.

(7)
Includes shares owned beneficially or deemed to be owned beneficially by William P. Lauder as follows:

          (a)   248,713 shares of Class A Common Stock and 6,525,600 shares of Class B Common Stock directly and with respect to which he has sole voting and investment power;

          (b)   668,662 shares of Class A Common Stock and 1,268,304 shares of Class B Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of William P. Lauder and others and with respect to which he shares voting power with Gary M. Lauder, as co-trustee, and investment power with Gary M. Lauder and Carol S. Boulanger, as co-trustees;

          (c)   24,360 shares of Class A Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of Gary M. Lauder and others with respect to which he shares voting power with Gary M. Lauder, as co-trustee, and investment power with Gary M. Lauder and Carol S. Boulanger, as co-trustees;

          (d)   1,359,578 shares of Class A Common Stock underlying exercisable options held by Mr. W. Lauder; and

          (e)   23,706 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2012.

  Mr. W. Lauder disclaims beneficial ownership of shares held by the two trusts to the extent he does not have a pecuniary interest in such shares. Excludes stock options with respect to 265,475 shares of Class A Common Stock granted to Mr. W. Lauder under the Company's share incentive plans that were not yet exercisable as of September 11, 2012. Also excludes shares of Class A Common Stock underlying: (a) performance share unit awards with a target payout of 21,522 shares and restricted stock units in respect of 7,174 shares that were granted to Mr. W. Lauder by the Stock Plan Subcommittee on September 1 and 15, 2010; (b) performance share unit awards with a target payout of 12,734 shares and restricted stock units in respect of 13,456 shares that were granted to Mr. W. Lauder by the Stock Plan Subcommittee on September 1, 2011; and (c) performance share unit awards with a target payout of 10,455 shares and restricted stock units in respect of 10,455 shares that were granted to Mr. W. Lauder by the Stock Plan Subcommittee on September 4, 2012.

(8)
Includes shares owned beneficially or deemed to be owned beneficially by Gary M. Lauder as follows:

          (a)   24,360 shares of Class A Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of Gary M. Lauder and others and with respect to which he shares voting power with William P. Lauder, as co-trustee, and investment power with William P. Lauder and Carol S. Boulanger, as co-trustees;

          (b)   668,662 shares of Class A Common Stock and 1,268,304 shares of Class B Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of William P. Lauder and others with respect to which he shares voting power with William P. Lauder, as co-trustee, and investment power with William P. Lauder and Carol S. Boulanger, as co-trustees; and

          (c)   10,468 shares of Class A Common Stock and 45,740 shares of Class B Common Stock as custodian for his nieces.

  Mr. G. Lauder disclaims beneficial ownership of the shares held by him as custodian and of the shares held by the two trusts to the extent he does not have a pecuniary interest in such shares. Mr. G. Lauder's business address is Active Video Networks, Inc., 333 W. San Carlos St., Suite 400, San Jose, California 95110.

(9)
Includes shares owned beneficially or deemed to be owned beneficially by Aerin Lauder as follows:

          (a)   1,692 shares of Class A Common Stock and 1,500,000 shares of Class B Common Stock directly and with respect to which she has sole voting and investment power;

          (b)   9,924,192 shares of Class B Common Stock as sole trustee of the Aerin Lauder Zinterhofer 2008 Grantor Retained Annuity Trust; and

          (c)   4,810,594 shares of Class B Common Stock as co-trustee of the Trust under Article 2 of The Zinterhofer 2008 Descendants Trust Agreement u/a/d December 24, 2008 (the "2008 Descendants Trust") with respect to which she shares voting and investment power with Jane Lauder, as co-trustee.

  Ms. A. Lauder disclaims beneficial ownership to the extent that she does not have a pecuniary interest in the securities held by the trusts.

  Richard D. Parsons is trustee of a trust for the benefit of Ms. A. Lauder that holds shares of Class B Common Stock. See note (11).

(10)
Includes shares owned beneficially or deemed to be owned beneficially by Jane Lauder as follows:

          (a)   8,536 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

          (b)   4,810,594 shares of Class B Common Stock as co-trustee of the 2008 Descendants Trust with respect to which she shares voting and investment power with Aerin Lauder, as co-trustee;

          (c)   38,864 shares of Class A Common Stock underlying exercisable options held by Ms. J. Lauder; and

          (d)   4,842 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2012.

  Excludes stock options with respect to 75,850 shares of Class A Common Stock granted to Ms. J. Lauder under the Company's share incentive plans that were not yet exercisable as of September 11, 2012. Also excludes shares of Class A Common Stock underlying (a) performance share unit awards with a target payout of 5,932 shares and restricted stock units in respect of 1,978 shares that were granted to Ms. J. Lauder by the Stock Plan Subcommittee on September 1 and 15, 2010; (b) performance share unit awards with a target payout of 3,926 shares and restricted stock units in respect of 2,618 shares that were granted to Ms. J. Lauder by the Stock Plan Subcommittee on September 1, 2011; and (c) performance share unit awards with a target payout of 3,387 shares and restricted stock units in respect of 3,387 shares that were granted to Ms. J. Lauder by the Stock Plan Subcommittee on September 4, 2012.

  Ms. J. Lauder disclaims beneficial ownership to the extent that she does not have a pecuniary interest in the securities held by the trust.

  Richard D. Parsons is trustee of certain trusts for the benefit of Ms. J. Lauder that hold shares of Class B Common Stock. See note (11).

(11)
Includes shares owned beneficially or deemed to be owned beneficially by Richard D. Parsons as follows:

          (a)   4,442 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

          (b)   9,593 shares of Class A Common Stock underlying stock units payable in shares;

          (c)   36,688 shares of Class A Common Stock underlying options that are exercisable (or which will be exercisable on November 11, 2012);

          (d)   18,733,344 shares of Class B Common Stock as trustee of trusts for the benefit of Aerin Lauder and Jane Lauder and with respect to which Mr. Parsons has sole voting and investment power; and

          (e)   4,975,284 shares of Class B Common Stock as trustee of a trust for the benefit of Ronald S. Lauder (the "4202 Trust") and with respect to which Mr. Parsons has sole voting and investment power.

  The 4202 Trust owns all of the outstanding shares of 4202 Corporation, which owns the shares of Class B Common Stock directly. Such shares of Class B Common Stock are not subject to the Stockholders' Agreement. Mr. Parsons disclaims beneficial ownership of the shares held in trust. Mr. Parson's business address is 9 West 57th Street, Suite 4700, New York, New York 10019.

(12)
Includes shares owned beneficially or deemed to be owned beneficially by Carol S. Boulanger as follows:

          (a)   8,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

          (b)   668,662 shares of Class A Common Stock and 1,268,304 shares of Class B Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of William P. Lauder and others and with respect to which she shares investment power with William P. Lauder and Gary M. Lauder, as co-trustees; and

          (c)   24,360 shares of Class A Common Stock as co-trustee of The 1992 GRAT Remainder Trust established by Leonard A. Lauder for the benefit of Gary M. Lauder and others with respect to which she shares investment power with Gary M. Lauder and William P. Lauder, as co-trustees.

  Ms. Boulanger disclaims beneficial ownership of all shares held by the trusts. Ms. Boulanger's business address is 1540 Broadway, New York, NY 10036.

(13)
Includes shares owned beneficially by Charlene Barshefsky as follows:

          (a)   4,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

          (b)   10,546 shares of Class A Common Stock underlying stock units payable in shares; and

          (c)   87,960 shares of Class A Common Stock underlying options that are exercisable (or which will become exercisable on November 11, 2012).

(14)
Includes shares owned beneficially by Rose Marie Bravo as follows:

          (a)   8,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

          (b)   7,263 shares of Class A Common Stock underlying stock units payable in shares; and

          (c)   14,576 shares of Class A Common Stock underlying options that are exercisable (or which will become exercisable on November 11, 2012).

(15)
Includes shares owned beneficially by Wei Sun Christianson as follows:

          (a)   4,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

          (b)   1,465 shares of Class A Common Stock underlying stock units payable in shares; and

          (c)   4,576 shares of Class A Common Stock underlying options that will become exercisable on November 11, 2012.

(16)
Includes shares owned beneficially by Paul J. Fribourg as follows:

          (a)   4,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

          (b)   2,920 shares of Class A Common Stock underlying stock units payable in shares; and

          (c)   54,308 shares of Class A Common Stock underlying options that are exercisable (or which will become exercisable on November 11, 2012).

  Mr. Fribourg also holds stock units payable in cash in respect of 22,339 shares of Class A Common Stock, which represent retainers and fees deferred by him prior to September 11, 2012. Such units are excluded from the table, because they are not payable in shares.

(17)
Includes shares owned beneficially by Mellody Hobson as follows:

          (a)   6,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

          (b)   9,045 shares of Class A Common Stock underlying stock units payable in shares; and

          (c)   38,076 shares of Class A Common Stock underlying options that are exercisable (or which will become exercisable on November 11, 2012).

  Ms. Hobson also holds stock units payable in cash in respect of 27,594 shares of Class A Common Stock, which represent retainers and fees deferred by her prior to September 11, 2012. Such units are excluded from the table, because they are not payable in shares.

(18)
Includes shares owned beneficially by Irvine O. Hockaday, Jr. as follows:

          (a)   44,740 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

          (b)   13,853 shares of Class A Common Stock underlying stock units payable in shares; and

          (c)   4,576 shares of Class A Common Stock underlying options that are exercisable (or which will become exercisable on November 11, 2012).

  Mr. Hockaday also holds stock units payable in cash in respect of 62,010 shares of Class A Common Stock, which represent retainers and fees deferred by him prior to September 11, 2012. Such units are excluded from the table, because they are not payable in shares.

(19)
Includes shares owned beneficially by Lady Lynn Forester de Rothschild as follows:

          (a)   4,000 shares of Class A Common Stock directly and with respect to which she has sole voting and investment power;

          (b)   10,345 shares of Class A Common Stock underlying stock units payable in shares; and

          (c)   24,576 shares of Class A Common Stock underlying options that are exercisable (or which will become exercisable on November 11, 2012).

  Lady de Rothschild also holds stock units payable in cash in respect of 54,813 shares of Class A Common Stock, which represent retainers and fees deferred by her prior to September 11, 2012. Such units are excluded from the table, because they are not payable in shares.

(20)
Includes shares owned beneficially or deemed to be owned beneficially by Barry S. Sternlicht as follows:

          (a)   54,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

          (b)   36,000 shares of Class A Common Stock indirectly through three family trusts;

          (c)   6,408 shares of Class A Common Stock underlying stock units payable in shares; and

          (d)   85,638 shares of Class A Common Stock underlying options that are exercisable (or which will become exercisable on November 11, 2012).

  Mr. Sternlicht also holds stock units payable in cash in respect of 29,145 shares of Class A Common Stock, which represent retainers and fees deferred by him prior to September 11, 2012. Such units are excluded from the table, because they are not payable in shares.

(21)
Includes shares owned beneficially by Richard F. Zannino as follows:

          (a)   4,000 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

          (b)   2,217 shares of Class A Common Stock underlying stock units payable in shares; and

          (c)   14,576 shares of Class A Common Stock underlying options that are exercisable (or which will become exercisable on November 11, 2012).

(22)
Includes shares owned beneficially by Fabrizio Freda as follows:

          (a)   54,175 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

          (b)   469,160 shares of Class A Common Stock underlying exercisable options held by Mr. Freda; and

          (c)   47,050 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2012.

  Excludes stock options with respect to 635,186 shares of Class A Common Stock granted to Mr. Freda under the Company's share incentive plans that were not yet exercisable as of September 11, 2012. Also excludes shares of Class A Common Stock underlying (a) performance share unit awards with a target payout of 43,044 shares and restricted stock units in respect of 14,348 shares that were granted to Mr. Freda by the Stock Plan Subcommittee on September 1

  and 15, 2010; (b) the market share unit granted to Mr. Freda on February 9, 2011 (see "Employment Agreement – Fabrizio Freda"); (c) performance share unit awards with a target payout of 31,832 shares and restricted stock units in respect of 26,188 shares that were granted to Mr. Freda by the Stock Plan Subcommittee on September 1, 2011; and (d) performance share unit awards with a target payout of 33,979 shares and restricted stock units in respect of 33,979 shares that were granted to Mr. Freda by the Stock Plan Subcommittee on September 4, 2012.

(23)
Includes shares owned beneficially by John Demsey as follows:

          (a)   52,747 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and

          (b)   24,874 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2012.

  Excludes stock options with respect to 345,028 shares of Class A Common Stock granted to Mr. Demsey under the Company's share incentive plans that were not yet exercisable as of September 11, 2012. Also excludes shares of Class A Common Stock underlying (a) performance share unit awards with a target payout of 28,340 shares and restricted stock units in respect of 9,448 shares that were granted to Mr. Demsey by the Stock Plan Subcommittee on September 1 and 15, 2010; (b) performance share unit awards with a target payout of 18,058 shares and restricted stock units in respect of 15,228 shares that were granted to Mr. Demsey by the Stock Plan Subcommittee on September 1, 2011; and (c) performance share unit awards with a target payout of 17,735 shares and restricted stock units in respect of 17,735 shares that were granted to Mr. Demsey by the Stock Plan Subcommittee on September 4, 2012.

(24)
Includes shares owned beneficially by Cedric Prouvé as follows:

          (a)   110,622 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power;

          (b)   50,344 shares of Class A Common Stock underlying exercisable options that are held by Mr. Prouvé; and

          (c)   23,254 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2012.

  Excludes stock options with respect to 318,108 shares of Class A Common Stock granted to Mr. Prouvé under the Company's share incentive plans that were not yet exercisable as of September 11, 2012. Also excludes shares of Class A Common Stock underlying (a) performance share unit awards with a target payout of 26,186 shares and restricted stock units in respect of 8,730 shares that were granted to Mr. Prouvé by the Stock Plan Subcommittee on September 1 and 15, 2010; (b) performance share unit awards with a target payout of 17,054 shares and restricted stock units in respect of 13,420 shares that were granted to Mr. Prouvé by the Stock Plan Subcommittee on September 1, 2011; and (c) performance share unit awards with a target payout of 15,269 shares and restricted stock units in respect of 15,269 shares that were granted to Mr. Prouvé by the Stock Plan Subcommittee on September 4, 2012.

(25)
Includes shares owned beneficially or deemed to be owned beneficially by Richard W. Kunes as follows:

          (a)   16,916 shares of Class A Common Stock directly and with respect to which he has sole voting and investment power; and

          (b)   20,726 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2012.

  Excludes stock options with respect to 292,480 shares of Class A Common Stock granted to Mr. Kunes under the Company's share incentive plans that were not yet exercisable as of September 11, 2012. Also excludes shares of Class A Common Stock underlying (a) performance share unit awards with a target payout of 24,770 shares and restricted stock units in respect of 8,256 shares that were granted to Mr. Kunes by the Stock Plan Subcommittee on September 1 and 15, 2010; (b) performance share unit awards with a target payout of 15,560 shares and restricted stock units in respect of 11,044 shares that were granted to Mr. Kunes by the Stock Plan Subcommittee on September 1, 2011; and (c) performance share unit awards with a target payout of 12,733 shares and restricted stock units in respect of 12,733 shares that were granted to Mr. Kunes by the Stock Plan Subcommittee on September 4, 2012.

(26)
Based on a Schedule 13G filed on June 11, 2012 by FMR LLC, 82 Devonshire Street, Boston, MA 02109. FMR LLC may be deemed to be, directly or indirectly, the beneficial owner of, and may have direct or indirect voting and/or investment discretion over 24,856,826 shares of Class A Common Stock, which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

(27)
Based on a Schedule 13G filed on February 13, 2012 by Jennison Associates LLC, 466 Lexington Avenue, New York, NY 10017. Jennison Associates LLC may be deemed to be, directly or indirectly, the beneficial owner of, and may have direct or indirect voting and/or investment discretion over 14,049,476 shares of Class A Common Stock, which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

(28)
Based on a Schedule 13G filed on February 13, 2012 by Prudential Financial, Inc., 751 Broad Street, Newark, NJ 07102. Prudential Financial, Inc. may be deemed to be, directly or indirectly, the beneficial owner of, and may have direct or indirect voting and/or investment discretion over 14,360,056 shares of Class A Common Stock, which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

(29)
See notes (2) through (4), (6), (7), (9) through (11) and (13) through (24). Includes for executive officers not named in the table:

          (a)   129,248 shares of Class A Common Stock;

          (b)   310,406 shares of Class A Common Stock underlying options that are exercisable; and

          (c)   47,008 shares of Class A Common Stock underlying restricted stock units expected to vest and be paid out (subject to withholding of shares for payment of taxes) on October 31, 2012.

  Excludes stock options with respect to an aggregate of 805,536 shares of Class A Common Stock granted to the executive officers whose names do not appear in this table that were outstanding but not yet exercisable as of September 11, 2012. Also excludes for the executive officers not named in the table shares of Class A Common Stock underlying (a) performance share unit awards with a target payout of 54,944 shares and restricted stock units in respect of 18,316 shares that were granted by the Stock Plan Subcommittee on September 1 and 15, 2010; (b) performance share unit awards with a target payout of 36,404 shares and restricted stock units in respect of 26,116 shares that were granted by the Stock Plan Subcommittee on September 1, 2011; and (c) performance share unit awards with a target payout of 48,153 shares and restricted stock units in respect of 71,990 shares that were granted by the Stock Plan Subcommittee on September 4, 2012.

Additional Information Regarding the Board of Directors

        Stockholders' Agreement.     All Lauder Family Members (other than The 4202 Corporation) who beneficially own shares of Common Stock have agreed pursuant to a stockholders' agreement with the Company (the "Stockholders' Agreement") to vote all shares beneficially owned by them for Leonard A. Lauder (or for one of his sons), Ronald S. Lauder (or for one of his daughters) and one person, if any, designated by each as a director of the Company. The term "Lauder Family Member" is defined later in this Proxy Statement (see "Certain Relationships and Related Transactions – Lauder Family Relationships and Compensation"). Lauder Family Members who are parties to the Stockholders' Agreement beneficially owned, in the aggregate, on September 11, 2012, shares of Common Stock having approximately 83% of the voting power of the Company. The right of each of Leonard A. Lauder (or his sons) and Ronald S. Lauder (or his daughters) to designate a nominee exists only when he (including his descendants) beneficially owns (other than by reason of the Stockholders' Agreement) shares of Common Stock with at least 10% of the total voting power of the Company. Currently, William P. Lauder is the nominee of Leonard A. Lauder and Aerin Lauder and Jane Lauder are the nominees of Ronald S. Lauder. The right of each of Leonard A. Lauder (or one of his sons) and Ronald S. Lauder (or one of his daughters) to be nominated will exist so long as he (including his descendants) beneficially owns shares of Common Stock with at least 5% of the total voting power of the Company. In the event that Leonard A. Lauder ceases to be a member of the Board of Directors by reason of his death or disability, then his sons, William P. Lauder and Gary M. Lauder, will succeed to his rights to be nominated as a director and to designate one nominee. If either son is unable to serve by reason of his death or disability, the other son will have the right to designate a nominee. Similarly, Aerin Lauder and Jane Lauder, Ronald S. Lauder's daughters, will succeed to their father's rights if he should cease to be a director by reason of his death or disability. If either daughter is unable to serve by reason of her death or disability, the other daughter will have the right to designate a nominee. In the event none of Leonard A. Lauder and his sons and Ronald S. Lauder and his daughters are able to serve as directors by reason of death or disability, then the rights under the Stockholders' Agreement to be a nominee and to designate a nominee will cease.

        Board Committees.     The Board of Directors has established three standing committees – the Audit Committee, the Compensation Committee (which includes the Stock Plan Subcommittee) and the Nominating and Board Affairs Committee. Current copies of the charters for each of these Committees may be found in the "Investor Relations" section of the Company's website: www.elcompanies.com within the "Leadership" subsection under the heading "Corporate Governance" by selecting "Committees." Stockholders may also contact Investor Relations at 767 Fifth Avenue, New York, New York 10153 or call 800-308-2334 to obtain a hard copy of these documents without charge.

        The Company is a "controlled company" under the rules of the New York Stock Exchange because the Lauder family and their related entities hold more than 50% of the voting power of the outstanding voting stock. As such, the Company may avail itself of exemptions relating to the independence of the Board and certain Board committees. Despite the availability of such exemptions, the Board of Directors has determined that it will have a majority of independent directors and that both the Nominating and Board Affairs Committee and the Compensation Committee will have otherwise required provisions in their charters. As permitted by the New York Stock Exchange rules for "controlled companies," our Board does not require that the Nominating and Board Affairs Committee and Compensation Committee be comprised solely of independent directors.

        The Audit Committee members are Irvine O. Hockaday, Jr., Chair, Mellody Hobson, Paul J. Fribourg and Richard F. Zannino. The Board of Directors has determined that Mr. Hockaday, Ms. Hobson, Mr. Fribourg and Mr. Zannino each qualifies as an "Audit Committee Financial Expert" in accordance with the rules issued by the Securities and Exchange Commission. The Audit Committee has a written charter adopted by the Board of Directors. The Committee, among other things, appoints the independent auditors; reviews the independence of such auditors; approves the scope of the annual audit activities of the independent auditors and the Company's Internal Control Department; reviews audit results; reviews and discusses the Company's financial statements with management and the independent auditors; reviews and discusses with the Board the Company's risk assessment and management processes; and is responsible for our policy for the review of related person transactions. The Committee also meets separately, at least quarterly, with the Chief Financial Officer and Chief Internal Control Officer and with representatives of the independent auditor.

        The Compensation Committee members are Richard D. Parsons, Chair, Rose Marie Bravo, Paul J. Fribourg and Barry S. Sternlicht. The Committee has the authority to, and does, establish and approve compensation plans and arrangements with respect to the Company's executive officers and administers the Executive Annual Incentive Plan. The Stock Plan Subcommittee, whose members are Rose Marie Bravo, Paul J. Fribourg and Barry S. Sternlicht, has the authority to adopt and administer the Company's share incentive plans. In 2012, the Board of Directors established an Employee Equity Award Committee, the sole member of which is Fabrizio Freda. The sole purpose of this Committee is to make limited grants of equity awards under the share incentive plan to employees who are not executive officers. To date, the Committee has not made any grants.

        The Nominating and Board Affairs Committee members are Lynn Forester de Rothschild, Chair, Charlene Barshefsky, Wei Sun Christianson, William P. Lauder and Richard D. Parsons. The Committee, among other things, recommends nominees for election as members of the Board, considers and makes recommendations regarding Board practices and procedures and reviews the compensation for service as a Board member.

        Each committee reports regularly to the Board and has authority to engage its own advisors.

        Board and Board Committee Meetings; Attendance at Annual Meetings; Executive Sessions.     Directors are expected to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. In furtherance of the Board's role, directors are expected to attend all scheduled Board and Board Committee meetings and all meetings of stockholders. In fiscal 2012, the Board of Directors met five times, the Compensation Committee met five times, the Stock Plan Subcommittee met five times, the Audit Committee met nine times, and the Nominating and Board Affairs Committee met three times. The total combined attendance for all board and committee meetings was 95%. Barry S. Sternlicht attended 73.3% of the Board, Committee and Subcommittee meetings in fiscal 2012. The non-employee directors met five times in executive session in fiscal 2012, including four meetings at which at least one management director was present for all or part of the session. All but one of the directors who were on the Board attended the Annual Meeting of Stockholders in November 2011.

        Irvine O. Hockaday, Jr. served as the presiding director for all executive sessions of the Board of Directors in fiscal 2012. Mr. Hockaday has been appointed by the Board to serve for an additional one-year term beginning after the 2012 Annual Meeting. The presiding director serves for a one-year term beginning with the meeting of the Board immediately following the Annual Meeting of Stockholders and is selected from among the independent members of the Board.

        Board Leadership Structure.     Our Board is currently led by our Executive Chairman, who is a member of the Lauder family. As provided in our Corporate Governance Guidelines, we also have an independent director who serves as our presiding director. The remaining directors include our President and Chief Executive Officer, nine other non-employee directors (eight of whom are independent), and three more members of the Lauder family. A majority of the directors are independent.

        The Board of Directors considers this structure appropriate in view of the Lauder family's significant investment in the Company, including direct and indirect holdings of more than 86% of the voting power of the outstanding voting stock. The structure also comports with the Stockholders'

Agreement among various members of the Lauder family and the Company, which was originally entered into in connection with our initial public offering in 1995. See "Additional Information Regarding the Board of Directors – Stockholders' Agreement."

        In addition to his responsibilities as Chairman of the Board, Mr. W. Lauder, as Executive Chairman, works with the President and Chief Executive Officer to set overall vision, strategy, financial objectives and investment priorities for the business. He also continues to provide high-level leadership in areas that are important to the Company, including marketing, trade relations, global communications and regulatory affairs. Mr. Hockaday, the current presiding director, presides at all meetings or executive sessions of non-employee or independent directors.

        Board Role in Risk Oversight.     Our Board of Directors regularly receives reports from our President and Chief Executive Officer and other members of senior management regarding areas of significant risk to us, including strategic, operational, financial, legal and regulatory, and reputational risks. However, senior management is responsible for assessing and managing the Company's various risk exposures on a day-to-day basis. In this regard, management has established functions that focus on particular risks, such as the Company's Legal Department, Treasury Group and Environmental Affairs and Safety Department, and has over time developed a more systemic and integrated approach to overall risk management, which includes the identification of risks and mitigation plans in the strategic planning process. The Board's role is one of oversight, assessing major risks facing the Company and reviewing options for their mitigation with management. In addition, under its Charter, the Audit Committee reviews and discusses with management our enterprise risk management processes.

        Risk in Compensation Programs.     In 2010, we developed a framework for evaluating incentive plan design features that may encourage or help mitigate risk, such as a mix of compensation elements, metrics, leverage, caps and time horizons in order to determine whether the risks arising from our compensation programs (in addition to those applicable only to executive officers) were reasonably likely to have a material adverse effect on the Company. As a result of this review, which included incentive plans covering our management employees and plans otherwise used in our most significant operations, we concluded that our compensation programs are not reasonably likely to have a material adverse effect on the Company. In 2012, we confirmed that there were no material changes to the plans that were reviewed in the past two years. The results were reviewed with senior management and the Compensation Committee and we continue to believe that our compensation programs are not reasonably likely to have a material adverse effect on the Company.

        Director Qualifications.     Our Board is comprised of individuals with diverse and complementary business experience, leadership experience and financial expertise. Many of our current directors have leadership experience at major domestic and multinational companies, as well as experience on the boards of other companies and organizations, which provides an understanding of different business processes, challenges and strategies. Other directors have government, legal, public policy and media experience that provides insight into issues faced by public companies. The members of the Board are inquisitive and collaborative, challenging yet supportive, and demonstrate maturity and sound judgment in performing their duties. In addition to their own attributes, skills and experience and their significant personal investments in the Company, Lauder Family Members (including related entities) who control the Company have agreed to vote their shares in favor of four individuals. They are the four Lauder family members who are currently on the Board.

        The Board believes that the above-mentioned attributes, along with the leadership skills and other experience of its Board members, some of which are described in the table after this paragraph, provide the Company with the appropriate perspectives and judgment to guide the Company's long-term strategy, monitor progress and, in general, oversee management. Nominees for election at the Annual Meeting on November 9, 2012 have an asterisk (*) next to their names.

Charlene Barshefsky	• International, government and public policy experience as United States Trade Representative
• Legal experience, including current role as Senior International Partner at WilmerHale
• Board experience at American Express Company, Intel Corporation and Starwood Hotels & Resorts Worldwide
• Trustee of the Howard Hughes Medical Institute
Rose Marie Bravo*

•

Global management, marketing, retail and consumer and luxury brand industry experience as former Chief Executive of Burberry, various leadership positions at Saks Fifth Avenue (including as President) and Macy's (including as Chairman and Chief Executive Officer of I. Magnin) and in senior roles in merchandising the Beauty category for much of her career

• Board experience at Tiffany & Co. and Williams-Sonoma, Inc.
• Experience working abroad
• Merchandise and product development expertise
Wei Sun Christianson	• Global management and investment banking experience as Managing Director and Co-Chief Executive Officer of Asia Pacific and Chief Executive Officer of China at Morgan Stanley based in Beijing
• Experience working abroad, particularly in China
• Financial expertise
• Government experience (in Hong Kong)
• Legal experience
Fabrizio Freda	• Global management, marketing and other business and consumer and luxury brand industry experience as CEO of The Estée Lauder Companies Inc.
• Similar experience, including developing and leading global organizations, in leadership positions at The Procter & Gamble Company and Gucci SpA
• Experience leading successful creative organizations with innovation programs based on research and development
• Experience living and working in several countries
• Financial expertise

Paul J. Fribourg*	• Global management, marketing and other business experience as Chairman and Chief Executive Officer of Continental Grain Company
• Board experience at Loews Corporation, Burger King Holdings, Inc. and Apollo Global Management, LLC
• Affiliation with leading business and public policy associations (Council on Foreign Relations)
• Financial expertise
Mellody Hobson*	• Management and investment experience as President of Ariel Investments
• Board experience at DreamWorks Animation SKG, Inc., Starbucks Corporation, and Groupon, Inc.
• Media experience as on-air financial contributor for ABC's "Good Morning America"
• Financial expertise
Irvine O. Hockaday, Jr.*	• Global business experience and consumer brand industry experience as former CEO of Hallmark Cards, Inc.
• Board experience at numerous public companies, including Ford Motor Company and Sprint Nextel Company
• Financial expertise
• Legal experience
Aerin Lauder	• Marketing and other consumer and luxury brand industry experience through leadership roles at The Estée Lauder Companies Inc. since joining in 1992 and the creation and leadership of Aerin LLC
• Significant stockholder and Stockholders' Agreement
Jane Lauder	• Management, marketing and other industry experience through leadership roles at The Estée Lauder Companies Inc. since joining in 1996
• Significant stockholder and Stockholders' Agreement
Leonard A. Lauder	• Global business, marketing and consumer and luxury brand industry experience through leadership roles at The Estée Lauder Companies Inc. since joining in 1958
• Experience leading successful creative organizations with innovation programs based on research and development
• Affiliation with leading business, civic and public policy associations

• Charter Trustee of The University of Pennsylvania
• Significant stockholder and Stockholders' Agreement
William P. Lauder	• Global business, marketing, Internet, retail and consumer and luxury brand industry experience through leadership roles at The Estée Lauder Companies Inc. since joining in 1986
• Experience leading successful creative organizations with innovation programs based on research and development
• Board experience at Jarden Corporation and GLG Partners Inc.
• Significant stockholder and Stockholders' Agreement
• Trustee of University of Pennsylvania
• Financial expertise
Richard D. Parsons	• Global business, marketing, media, Internet, banking and other business and consumer brand experience through leadership roles at Time Warner Inc. and Dime Bancorp, Inc.
• Board experience at Time Warner Inc., Citigroup, Inc., Madison Square Garden Inc. and Lazard Inc.
• Private equity experience at Providence Equity Partners
• Trustee of Howard University
• Legal and government experience
• Financial expertise
Lynn Forester de Rothschild	• Global business and investment experience as Chief Executive of E.L. Rothschild LLC and CEO of FirstMark Holdings, Inc.
• Board and media experience as director of The Economist Newspaper Limited
• Affiliation with leading business and public policy associations (Council on Foreign Relations)
• Experience working abroad
• Legal and government expertise
• Financial expertise
Barry S. Sternlicht*

•

Global business, investment, real estate, financial, private equity, entrepreneurial and consumer brand and luxury industry expertise at Starwood Capital Group, Chairman and Chief Executive Officer of Starwood Property Trust and founder and former Chief Executive of Starwood Hotels & Resorts Worldwide, Inc.

• Board experience at Starwood Property Trust, Ellen Tracy and Field & Stream and as Chairman of Baccarat
• Trustee of Brown University
• Financial expertise
Richard F. Zannino

•

Management, media, finance, retail and consumer brand industry experience in various positions at Dow Jones & Company (including CEO, COO and CFO), Liz Claiborne (including CFO) and Saks Fifth Avenue (including CFO)

• Consumer, retail, media and private equity experience at CCMP Capital Advisors, LLC
• Board experience at IAC/Interactive Corp., Dow Jones & Company and Francesca's Holdings Corporation
• Trustee of Pace University
• Financial expertise

        The Company does not have a specific policy on diversity of the Board. Instead, the Board evaluates nominees in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on the group's diversity of experience, represent stockholder interests through the exercise of sound judgment. Such diversity of experience may be enhanced by a mix of different professional and personal backgrounds and experiences. The Company is proud to have one of the most diverse boards in the S&P 500 when measured by gender and race.

        Board Membership Criteria.     The Nominating and Board Affairs Committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and for its individual members. All directors should possess the highest personal and professional ethics as well as an inquisitive and objective perspective, practical wisdom and mature judgment. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance and other disciplines relevant to the success of a large publicly traded company in today's business environment; understanding of the Company's business on a technical level; and educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience, represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Nominating and Board Affairs Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board.

        Upon determining the need for additional or replacement Board members, the Nominating and Board Affairs Committee will identify one or more director candidates and evaluate each candidate under the criteria described above based on the information it receives with a recommendation or that it otherwise possesses, which information may be supplemented by additional inquiries. Application of these criteria involves the exercise of judgment and cannot be measured in any mathematical or routine way. Based on its assessment of each candidate's independence, skills and qualifications and the criteria described above, the Committee will make recommendations regarding potential director candidates to the Board. The Committee may engage third parties to assist in the search for director candidates or to assist in gathering information regarding a candidate's background and experience. The Committee will evaluate stockholder recommended candidates in the same manner as other candidates. Candidates may also be designated pursuant to the Stockholders' Agreement. See "Additional Information Regarding the Board of Directors – Stockholders' Agreement."

        Board Independence Standards for Directors.     To be considered "independent" for purposes of membership on the Company's Board of Directors, the Board must determine that a director has no material relationship with the Company, including any of its subsidiaries, other than as a director. For each director, the Board broadly considers all relevant facts and circumstances. In making its determination, the Board considers the following categories of relationships to be material, thus precluding a determination that a director is "independent":

(i)
the director is an employee of the Company, or an immediate family member of the director is an executive officer of the Company, or was so employed during the last three years.

(ii)
the director receives, or an immediate family member of the director receives, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii)
(A) the director is a current partner or employee of a firm that is the Company's internal or external auditor, (B) the director has an immediate family member who is a current employee of such a firm, (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company's audit, or (D) the director or an immediate family member of the director was within the last three years a partner or employee of such a firm and personally worked on the Company's audit within that time.

(iv)
the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that company's compensation committee.

(v)
the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

        Additionally, the following relationships will not be considered to be "material" relationships that would impair a director's independence:

(i)
any of the relationships described in (i)-(v) above, if such relationships occurred more than three years ago, or

(ii)
if a director is a current employee, or an immediate family member of a director is a current executive officer of another company that does business with the Company and such other company, during the current or last fiscal year, made payments to or received payments from, the Company of less than $1 million or 2% of such other company's consolidated gross revenues, whichever is greater.

        Contributions to tax exempt organizations shall not be considered payments for purposes of these independence standards. An "immediate family member" includes a director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home.

        The Board reviews at least annually whether directors meet these Director Independence Standards.

        The following directors, including the five nominated for re-election, have been determined by the Board to be "independent" pursuant to New York Stock Exchange rules and the Company's Independent Director Standards described above: Charlene Barshefsky, Rose Marie Bravo, Wei Sun Christianson, Paul J. Fribourg, Mellody Hobson, Irvine O. Hockaday, Jr., Lynn Forester de Rothschild, Barry S. Sternlicht and Richard F. Zannino.

        In addition to the foregoing, in order to be considered "independent" under New York Stock Exchange rules for purposes of serving on the Company's Audit Committee, a director also may not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company, other than as a director, and may not be an "affiliated person" of the Company. Audit Committee members may receive directors' fees and fixed payments for prior service with the Company. The Board has determined that each of the members of the Audit Committee meet these additional independence requirements as well.

        Communications with the Board.     A stockholder or any other interested party who wishes to communicate with the Board, any Committee thereof, the non-management directors as a group or any individual director, including the presiding director for the executive sessions of the Board, may do so by addressing the correspondence to that individual or group, c/o Sara E. Moss, Executive Vice President and General Counsel, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. She, or her designee, will review all such correspondence to determine that the substance of the correspondence relates to the duties and responsibilities of the Board or individual Board member before forwarding the correspondence to the intended recipient. Spam, junk mail, solicitations, and hostile, threatening, illegal or similarly unsuitable material will not be forwarded to the intended recipient and, if circumstances warrant, may be forwarded to the Company's security staff. Any communication that is not forwarded may be made available to the intended recipient at his or her request.

        Director Nominees Recommended by Stockholders.     The Nominating and Board Affairs Committee will consider stockholder recommendations of nominees in the same manner as and pursuant to the same criteria by which it considers all other nominees, except for nominations received pursuant to the Stockholders' Agreement. See "Board Membership Criteria." Stockholders who wish to suggest qualified candidates should send their written recommendation to the Nominating and Board Affairs Committee c/o Sara E. Moss, Executive Vice President and General Counsel, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153. The following information must accompany any such recommendation by a stockholder: (i) the name and address of the stockholder making the recommendation, (ii) the name, address, telephone number and social security number of the proposed nominee, (iii) the class or series and number of shares of the Company that are beneficially owned by the stockholder making the recommendation, (iv) a description of all arrangements or understandings between the stockholder and the candidate, and an executed written consent of the proposed nominee to serve as a director of the Company if so elected, (v) a copy of the proposed nominee's resume and references, and (vi) an analysis of the candidate's qualifications to serve on the Board of Directors and on each of the Board's committees in light of the criteria for Board membership established by the Board. See "Board Membership Criteria." For stockholders intending to nominate an individual for election as a director directly, there are specific procedures set forth in our bylaws. See "Stockholder Proposals and Direct Nominations."

Corporate Governance Guidelines and Code of Conduct

        The Board of Directors has developed corporate governance practices to help it fulfill its responsibilities to stockholders in providing general direction and oversight of management of the Company. These practices are set forth in the Company's Corporate Governance Guidelines. The Company also has a Code of Conduct ("Code") applicable to all employees, officers and directors of the Company, including, without limitation, the Chief Executive Officer, the Chief Financial Officer and other senior officers. These documents, as well as any waiver of a provision of the Code granted to any senior officer or director or material amendment to the Code, if any, may be found in the "Investor Relations" section of the Company's website: www.elcompanies.com within the "Leadership" subsection under the heading "Corporate Governance." Stockholders may also contact Investor Relations at 767 Fifth Avenue, New York, New York 10153 or call 800-308-2334 to obtain a hard copy of these documents without charge.

Audit Committee Report

        The Audit Committee of the Board of Directors, consisting solely of "independent directors" as defined by the Board and consistent with the rules of the New York Stock Exchange, has:

1.
reviewed and discussed the Company's audited financial statements for the fiscal year ended June 30, 2012 with management;

2.
discussed with KPMG LLP the matters required to be discussed by PCAOB AU Section 380, as currently in effect; and

3.
received the written disclosures and letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP's communications with the Audit Committee concerning independence, and has discussed KPMG LLP's independence with representatives of KPMG LLP.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2012 be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2012 filed with the Securities and Exchange Commission.

  The Audit Committee

  Irvine O. Hockaday, Jr. (Chair)
  Paul J. Fribourg
  Mellody Hobson
  Richard F. Zannino

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and any persons who own more than 10% of the Class A Common Stock, to file forms reporting their initial beneficial ownership of common stock and subsequent changes in that ownership with the SEC and the New York Stock Exchange. Officers, directors and greater-than-10% beneficial owners also are required to furnish the Company with copies of all forms they file under Section 16(a). Based solely upon a review of the copies of the forms furnished to the Company, or a written representation from a reporting person that no Form 5 was required, the Company believes that during the 2012 fiscal year all Section 16(a) filing requirements were satisfied.

 Policy and Procedures for the Review of Related Person Transactions

        We have a written policy that sets forth procedures for the review and approval or ratification of transactions involving "Related Persons," which consists of any director, nominee for director, executive officer or greater than 5% stockholder of the Company, and the "Immediate Family Members" of any such director, nominee for director, executive officer or greater than 5% stockholder. The Audit Committee (or its Chair under certain circumstances) is responsible for applying the Policy with the assistance of the Executive Vice President and General Counsel ("EVP GC") or designee (if any).

        "Transactions" covered by the Policy consist of any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which:

(i)
with respect to any fiscal year, any transaction which is currently proposed or has been in effect at any time since the beginning of such fiscal year in which the Company was, is or is proposed to be a participant, and

(ii)
a person who at any time during such fiscal year was a Related Person had, has or will have a direct or indirect material interest.

        Determination of materiality may include the importance of the interest to the Related Person (financially or otherwise), the relationship of the Related Person to the Transaction and of Related Persons with each other, and the dollar amount involved in the Transaction; and whether any Related Person has or will have a direct material interest or an indirect material interest in the transaction.

        The Policy includes a list of categories of transactions identified by the Board as having no significant potential for an actual or the appearance of a conflict of interest or improper benefit to a Related Person, and thus are not subject to review by the Audit Committee ("Excluded Transactions"). Excluded Transactions include certain transactions in the ordinary course of business between the Company and another entity with which a Related Person is affiliated and certain discretionary charitable contributions by the Company to an established non-profit entity with which a Related Person is affiliated, as long as the amounts involved are below certain percentages of the consolidated gross revenues of the Company and the Related Person.

        Each Transaction by a Related Person should be reported to the EVP GC, or designee, for presentation to the Audit Committee for approval prior to its consummation, or for ratification, if necessary, after consummation. The EVP GC or designee will assess whether any proposed transaction involving a Related Person is a related person transaction covered by the Policy, and if so, the transaction will be presented to the Audit Committee for review and consideration at its next meeting or, in those instances in which the EVP GC or designee determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, to the Chair of the Audit Committee. If the EVP GC or designee potentially may be involved in a related person transaction, the applicable person is required to inform the Chief Executive Officer and the Chair of the Committee. Transactions by Related Persons (other than Excluded Transactions) will be reviewed and be subject to approval by the Audit Committee. If possible, the approval will be obtained before the Company commences the transaction or enters into or amends any contract relating to the transaction. If advanced Audit Committee approval of a related person transaction is not feasible or not identified prior to the commencement of a transaction, then the transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the Audit Committee's next regularly scheduled meeting.

        In determining whether to approve or ratify a related person transaction covered by the Policy, the Audit Committee may take into account such factors it deems appropriate, which may include (if applicable), but not be limited to:

  •
  the materiality of the interest of the Related Person in the Transaction;

  •
  the fairness or reasonableness of the Related Person Transaction to the Company;

  •
  the availability of other sources for comparable products or services;

  •
  the terms of the Transaction; and

  •
  the terms available to unrelated third parties or to employees generally.

        A member of the Audit Committee who is a Related Person in connection with a particular proposed related person transaction will not participate in any discussion or approval of the transaction, other than discussions for the purpose of providing material information concerning the transaction to the Committee.

Certain Relationships and Related Transactions

        Lauder Family Relationships and Compensation.     Leonard A. Lauder is Chairman Emeritus. His brother, Ronald S. Lauder is Chairman of Clinique Laboratories, LLC. Leonard A. Lauder's wife, Evelyn H. Lauder, was Senior Corporate Vice President of the Company until she passed away in November 2011. Leonard A. Lauder has two sons, William P. Lauder and Gary M. Lauder. William P. Lauder is Executive Chairman and in such role, is Chairman of the Board of Directors. Gary M. Lauder is not an employee of the Company. Ronald S. Lauder and his wife, Jo Carole Lauder, have two daughters, Aerin Lauder and Jane Lauder, both of whom are directors of the Company. Aerin Lauder is also Style and Image Director for the Estée Lauder brand (see "Agreements with Aerin Lauder" below for additional information). Jane Lauder is also Global President, General Manager of Origins and Ojon.

        For fiscal 2012, the following Lauder Family Members received the following amounts from the Company as compensation: Leonard A. Lauder received an aggregate of $1,600,000 for his services; Ronald S. Lauder received $650,000 in salary and a bonus of $488,950; Evelyn H. Lauder received $225,000 in salary and a bonus of $170,250; and Jane Lauder received $500,000 in salary and a bonus of $310,000 and stock options in respect of 22,752 shares of Class A Common Stock, performance share units in respect of 3,926 shares of Class A Common Stock and restricted stock units in respect of 3,926 shares of Class A Common Stock. Each is entitled to participate in standard benefit plans, such as the Company's pension and medical plans. For information regarding fiscal 2012 compensation for William P. Lauder, see "Executive Compensation."

        For fiscal 2013, Leonard A. Lauder is being paid on a per diem basis with an aggregate limit of $1,600,000; Ronald S. Lauder has a base salary of $650,000 and bonus opportunities with a target payout of $350,000; and Jane Lauder has a base salary of $525,000 and bonus opportunities with a target payout of $406,600. On September 4, 2012, Jane Lauder was granted stock options with respect to 20,032 shares of Class A Common Stock, performance share units with a target payout of 3,387 shares of Class A Common Stock and restricted stock units in respect of 3,387 shares of Class A Common Stock. The grants were consistent with those made to employees at her level. For information regarding fiscal 2013 compensation for William P. Lauder, see "Executive Compensation."

        Leonard A. Lauder's current employment agreement (the "LAL Agreement") provides for his employment as Chairman Emeritus until such time as he resigns, retires or is terminated. Mr. L. Lauder is entitled to participate in standard benefit plans, such as the Company's pension and medical plans, and has a supplemental pension arrangement discussed below. Mr. L. Lauder is entitled to participate in the Amended and Restated Fiscal 2002 Share Incentive Plan, but no grants have been made to him under the plan to date. If Mr. L. Lauder retires, the Company will continue to provide him with the office he currently occupies (or a comparable office if the Company relocates) and a full-time executive secretary for as long as he would like. The Company may terminate Mr. L. Lauder's employment at any time if he becomes "permanently disabled," in which event Mr. L. Lauder will be entitled to (i) receive his base salary for a period of two years after termination, (ii) receive bonus compensation during such salary continuation period at an annual rate equal to the average of the actual bonuses paid to him prior to such termination under the LAL Agreement (the "Leonard Lauder Bonus Compensation") and (iii) participate in the Company's benefit plans for two years. In the event of Mr. L. Lauder's death during the term of his employment, for a period of one year from the date of Mr. L. Lauder's death, his beneficiary or legal representative will be entitled to receive Mr. L. Lauder's base salary and the Leonard Lauder Bonus Compensation. Mr. L. Lauder may terminate his employment at any time upon six months' written notice to the Company, in which event Mr. L. Lauder will be entitled to receive his base salary and the Leonard Lauder Bonus Compensation for the six-month period following termination. In addition, the Company may terminate Mr. L. Lauder's employment for any reason upon 60 days' written notice. In the event of termination of his employment by the Company (other than for cause, disability or death) or a termination by Mr. L. Lauder for good reason after a change of control, (a) Mr. L. Lauder, for a period of three years from the date of termination, will be entitled to (i) receive his base salary in effect at the time of termination, (ii) receive the Leonard Lauder Bonus Compensation, (iii) participate in the Company's benefit plans and (b) in the case of termination by the Company (other than for cause, disability or death), Mr. L. Lauder will not be subject to the non-competition covenant contained in the LAL Agreement. Upon termination for any reason, options previously granted to Mr. L. Lauder will remain exercisable for the remainder of their respective terms, subject to certain non-competition and good conduct provisions.

        As used in this Proxy Statement, the term "Lauder Family Members" includes only the following persons: (i) the estate of Mrs. Estée Lauder; (ii) each descendant of Mrs. Lauder (a "Lauder Descendant") and their respective estates, guardians, conservators or committees; (iii) each "Family Controlled Entity" (as defined below); and (iv) the trustees, in their respective capacities as such, of each "Family Controlled Trust" (as defined below). The term "Family Controlled Entity" means (i) any not-for-profit corporation if at least 80% of its board of directors is composed of Lauder Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by Lauder Family Members; (iii) any partnership if at least 80% of the value of its partnership interests are owned by Lauder Family Members; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by Lauder Family Members. The term "Family Controlled Trust" includes certain trusts existing on November 16, 1995 and trusts the primary beneficiaries of which are Lauder Descendants, spouses of Lauder Descendants and/or charitable organizations, provided that if the trust is a wholly charitable trust, at least 80% of the trustees of such trust consist of Lauder Descendants.

        Registration Rights Agreement.     Leonard A. Lauder, Ronald S. Lauder, The Estée Lauder 1994 Trust, William P. Lauder, Gary M. Lauder, Aerin Lauder, Jane Lauder, certain Family Controlled Entities and other Family Controlled Trusts, Morgan Guaranty Trust Company of New York ("Morgan Guaranty") and the Company are parties to a Registration Rights Agreement (the "Registration Rights Agreement"), pursuant to which each of Leonard A. Lauder, Ronald S. Lauder and Morgan Guaranty have three demand registration rights and The Estée Lauder 1994 Trust has six demand registration rights in respect of shares of Class A Common Stock (including Class A Common Stock issued upon conversion of Class B Common Stock) held by them. Three of the demand rights granted to The Estée Lauder 1994 Trust may be used only by a pledgee of The Estée Lauder 1994 Trust's shares of Common Stock. All the parties to the Registration Rights Agreement (other than the Company) also have an unlimited number of piggyback registration rights in respect of their shares. The rights of Morgan Guaranty and any other pledgee of The Estée Lauder 1994 Trust under the Registration Rights

Agreement will be exercisable only in the event of a default under certain loan arrangements. Leonard A. Lauder and Ronald S. Lauder may assign their demand registration rights to Lauder Family Members. The Company is not required to effect more than one registration of Class A Common Stock in any consecutive twelve-month period. The piggyback registration rights allow the holders to include their shares of Class A Common Stock in any registration statement filed by the Company, subject to certain limitations.

        The Company is required to pay all expenses (other than underwriting discounts and commissions of the selling stockholders, taxes payable by the selling stockholders and the fees and expenses of the selling stockholders' counsel) in connection with any demand registrations, as well as any registrations pursuant to the exercise of piggyback rights. The Company has agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933.

        Stockholders' Agreement.     All Lauder Family Members (other than the 4202 Corporation) who beneficially own shares of Common Stock are parties to the Stockholders' Agreement. The stockholders who are parties to the Stockholders' Agreement beneficially owned, in the aggregate, shares of Common Stock having approximately 83% of the voting power of the Company on September 11, 2012. Such stockholders have agreed to vote in favor of the election of Leonard A. Lauder (or one of his sons) and Ronald S. Lauder (or one of his daughters) and one designee, if any, of each as directors. See "Additional Information Regarding the Board of Directors – Stockholders' Agreement." Parties to the Stockholders' Agreement, may, without restriction under the agreement, sell their shares in a widely distributed underwritten public offering, in sales made in compliance with Rule 144 under the Securities Act of 1933 or to other Lauder Family Members. In addition, each party to the Stockholders' Agreement may freely donate shares in an amount not to exceed 1% of the outstanding shares of Common Stock in any 90-day period. In the case of other private sales, each stockholder who is a party to the Stockholders' Agreement (the "Offering Stockholder") has granted to each other party (the "Offeree") a right of first offer to purchase shares of Class A Common Stock that the Offering Stockholder intends to sell to a person (or group of persons) who is not a Lauder Family Member. Each Offeree has the opportunity to purchase the Offeree's pro rata portion of the shares to be offered by the Offering Stockholder, as well as additional shares not purchased by other Offerees. Any shares not purchased pursuant to the right of first offer may be sold at or above 95% of the price offered to the Offerees. The agreement also includes provisions for bona fide pledges of shares of Common Stock and procedures related to such pledges. The Stockholders' Agreement will terminate upon the occurrence of certain specified events, including the transfer of shares of Common Stock by a party to the Stockholders' Agreement that causes all parties thereto immediately after such transaction to own beneficially in the aggregate shares having less than 10% of the total voting power of the Company.

        Agreements with Aerin Lauder.     In April 2011, Estee Lauder Inc. ("ELI"), a subsidiary of the Company, entered into (a) a creative consultant agreement with Aerin Lauder (the "Creative Consultant Agreement") and (b) a brand license agreement with Ms. Lauder and Aerin LLC, a limited liability company wholly owned by Ms. Lauder (the "License Agreement"). In connection with the agreements she ceased to be Senior Vice President, Creative Director of the Estée Lauder brand.

        Under the Creative Consultant Agreement, Aerin Lauder is a spokesperson for the Estée Lauder brand and collaborates with the Estée Lauder Creative Director on creative aspects of the brand as Style and Image Director. The initial term of the agreement expires on June 30, 2016. Ms. Lauder received $700,000 in fiscal 2012 for her services under the agreement. She will receive $728,000 in fiscal 2013. For future fiscal years, that amount will be increased 4% each year. During the term of the agreement, the Company has the exclusive right to use Ms. Lauder's name and image to market beauty products and related services of the Estée Lauder brand. Ms. Lauder agrees to a minimum of 35 full days of personal appearances worldwide per year for the brand, the Company or its subsidiaries. If ELI requires Ms. Lauder to provide additional days per year, she will be paid $21,000 per extra day for fiscal 2013, with such daily fee increasing $1,000 in each subsequent fiscal year. Ms. Lauder will be provided with an office and access to an assistant in connection with her services.

        Under the License Agreement, Aerin LLC has granted ELI a worldwide license to use the "Aerin" trademark and "A" logo (and related marks) and Ms. Lauder's name and image (i) exclusively in connection with "Core Beauty Products" (cosmetics, fragrances, toiletries, skin care, hair care, value sets and beauty accessories) and (ii) non-exclusively in connection with "Non-Core Beauty Products" (cosmetics bags, tote bags and fragranced candles). The License Agreement covers the name "Aerin" and not the name "Lauder," for which the Company and its subsidiaries retain sole ownership. The initial license term lasts until June 30, 2017, with three 5-year renewal terms if ELI does not give notice of non-renewal and net sales hit certain performance targets (or if ELI cures a sales shortfall, in certain circumstances). Aerin LLC will receive the following royalties: (i) for all products other than fragrances, 4% of annual net sales up to $40 million and 5% of annual net sales in excess therof; and (ii) for fragrances, 5% of annual net sales. In fiscal 2012, Aerin LLC was paid no royalties as there were no sales of Aerin-branded products by the Company. ELI must spend the following minimum amounts to promote Aerin-branded products: 20% of ELI's net sales of Aerin-branded products each year in the initial term and 15% of such net sales each year thereafter, with such requirement capped each year at 50% of Aerin LLC's similar expenditures, either directly or through other licensees, on Aerin-branded products. Both ELI and Aerin LLC will distribute Aerin-branded products only through prestige retailers.

        ELI launched a limited "capsule collection" of some Aerin-branded products in August 2012. Within 12 months of ELI's "capsule collection" launch, ELI may launch additional Aerin-branded products in its reasonable commercial judgment. Ms. Lauder has agreed to provide at least ten personal appearances during each fiscal year, for which she will not be compensated, and which are in addition to those appearances covered by the Consultant Agreement. ELI will be responsible for her reasonable travel expenses in connection with such appearances.

        Aerin LLC may terminate the License Agreement if an unaffiliated third party obtains more than 50% of the voting power or equity of ELI. ELI may terminate the License Agreement if control of Aerin LLC (or substantially all of its assets) is transferred to a competitor of ELC or to certain categories of retailers not engaged in prestige distribution. Either side may terminate the License Agreement for an uncured material breach.

        Other Arrangements.     The Company has subleased certain of its office space in New York to an affiliate of Ronald S. Lauder. For fiscal 2012, the rent paid or accrued was approximately $723,000, which equals the Company's lease payments for that space. The Company also has agreed to provide such affiliate with certain services, such as phone systems, payroll service and office and administrative services, which are reimbursed at a rate approximating the Company's incremental cost thereof. For fiscal 2012, the affiliate paid approximately $11.0 million pursuant to such agreement. At June 30, 2012, the affiliate had deposited with the Company $1.3 million to cover expenses. The Company has similar arrangements for space and services with an affiliate of Leonard A. Lauder and his family. For fiscal 2012, that affiliate and/or family members paid the Company $4.8 million for office space and certain services, such as phone systems, payroll service and office and administrative services. At June 30, 2012, the affiliate and family members had deposited with the Company $94,000 to cover expenses. The payments by the affiliates and family members approximated the Company's incremental cost of such space and services.

        Certain members of the Lauder family (and entities affiliated with one or more of them) own numerous works of art that are displayed at the Company's offices. The Company pays no fee to the owners for displaying such works. The owners of the works pay for their maintenance. In fiscal 2012, the Company paid premiums of about $9,000 for insurance relating to such works.

 Director Compensation

        The following summary describes compensation paid to directors in fiscal 2012.

        Annual Retainer for Board Service.     Each non-employee director receives an annual cash retainer of $75,000, payable quarterly. An additional $25,000 is payable to each non-employee director by a grant of stock units (accompanied by dividend equivalent rights) as an annual stock retainer in the fourth quarter of the calendar year. The stock units vest upon grant. Each stock unit is convertible into shares of Class A Common Stock on or after the first business day of the calendar year following the one in which the director ceases to be a member of the Board. The number of stock units to be awarded is determined by dividing $75,000 by the average closing price of the Class A Common Stock on the twenty trading days next preceding the date of grant.

        Stock Options.     In addition to the cash and stock portion of the retainer, each non-employee director receives an annual grant of options at a maximum cost determined at the date of grant of $100,000. The exercise price of the options is equal to the closing price of the Class A Common Stock on the date of grant and the options vest and are exercisable one year after the date of grant (subject to post-service limitations).

        Annual Retainer for Committee Service.     Each director who serves on a Committee receives an additional annual cash retainer, payable quarterly in the following amounts: $8,000 per year for service on the Nominating and Board Affairs Committee, $12,000 per year for service on the Audit Committee, and $8,000 per year for service on the Compensation Committee (including service on the Stock Plan Subcommittee). The Chairman of the Audit Committee receives a further annual cash retainer of $25,000 and the Chairmen of the Compensation Committee and the Nominating and Board Affairs Committee receive a further annual cash retainer of $15,000 each.

        Initial Stock Grant.     On the date of the first annual meeting of stockholders which is more than six months after a non-employee director's initial election to the Board, the director receives a grant of 4,000 shares of Class A Common Stock (plus a cash payment in an amount to cover related income taxes).

        Stock Ownership Requirement.     Each director is expected to own at least $300,000 worth of shares of Class A Common Stock, which may include stock units payable in shares or deferred stock units payable in cash

        Deferral.     Non-employee directors may elect to defer receipt of all or part of their cash-based compensation. The deferrals may take the form of stock units (accompanied by dividend equivalent rights) to be paid out in cash or may simply accrue interest until paid out in cash.

        Management Directors.     Directors who are also employees of the Company receive no additional compensation for service as directors. These directors are Jane Lauder, Leonard A. Lauder, William P. Lauder and Fabrizio Freda. Aerin Lauder, who ceased to be an employee of the Company as of April 2011, continues to be treated as a management director and received no additional compensation for her service as a director in fiscal 2012. Information concerning the compensation of the Lauder family members, including those who serve as directors, and Mr. Freda is described in "Executive Compensation" (in the case of Mr. W. Lauder and Mr. Freda) and "Certain Relationships and Related Transactions – Lauder Family Relationships and Compensation."

        Reimbursement of Expenses.     Non-employee directors are reimbursed for their reasonable expenses (including costs of travel, food and lodging), incurred in attending Board, committee and stockholder meetings. Directors are also reimbursed for any other reasonable expenses relating to their service on the Board, including participating in director continuing education and Company site visits.

         Company Products.     The Company provides directors with representative samples of the Company's products. The Company believes that receiving these products serve a business purpose by expanding the directors' knowledge of the Company's business. The Company also provides each director with the opportunity to purchase up to $1,280 worth of the Company's products each calendar year (based on suggested retail prices) at no charge. If directors choose to take advantage of such opportunities and purchase more than $640 worth of the Company's product, the excess is imputed as taxable income. Non-employee directors may also purchase a limited amount of Company products at a price equal to 50% off the suggested retail price, which is the same program made available to officers of the Company. For the year ended June 30, 2012, the aggregate incremental cost to the Company of these Company products was substantially less than $10,000 per director.

        The following table sets forth compensation information regarding the Company's non-employee directors in fiscal 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)(5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Charlene Barshefsky	$83,000	$83,479	$99,986	–	–	–	$266,465
Rose Marie Bravo	83,000	83,479	99,986	–	–	–	266,465
Wei Sun Christianson	83,000	313,599	99,986	–	–	$191,500	688,085
Paul J. Fribourg	95,000	83,479	99,986	–	–	–	278,465
Mellody Hobson	87,000	83,479	99,986	–	–	–	270,465
Irvine O. Hockaday, Jr.	112,000	83,479	99,986	–	–	–	295,465
Richard D. Parsons	106,000	83,479	99,986	–	–	–	289,465
Lynn Forester de Rothschild	98,000	83,479	99,986	–	–	–	281,465
Barry S. Sternlicht	83,000	83,479	99,986	–	–	–	266,465
Richard F. Zannino	87,000	83,479	99,986	–	–	–	270,465

(1)
The amount represents annual cash retainer for board service and, as applicable, retainers for board committee service or service as chairman of a board committee.

(2)
The amounts set forth in the Stock Awards column represent the aggregate grant date fair value of restricted stock units granted in the respective fiscal year as computed in accordance with FASB Accounting Standard Codification Topic 718, Compensation – Stock Compensation. The amounts were calculated based on the closing price per share of the Class A Common Stock on the NYSE on the date of grant. In addition, for Ms. Christianson the amount includes $230,120 related to the initial stock grant of 4,000 shares made to her in November 2011.

(3)
Restricted stock units are vested upon grant but are not converted into stock until the first business day of the January following the date on which the director ceases to serve on the Board. Dividend equivalents on outstanding restricted stock units resulted in additional grants to the directors on December 14, 2011. Presented below are the grant date fair value of each award of restricted stock units granted in fiscal 2012 as computed in accordance with FASB Accounting Standard Codification Topic 718, Compensation – Stock Compensation and the aggregate number of shares of Class A Common Stock underlying restricted stock units, payable in shares of Class A Common Stock outstanding and held by each of the directors as of June 30, 2012.

Name	Date of Grant	Number of Shares of Class A Common Stock Underlying Restricted Stock Units Granted (#)(a)	Grant Date Fair Value ($)	Total Number of Shares of Class A Common Stock Underlying Restricted Stock Units Outstanding as of June 30, 2012
Charlene Barshefsky	11/11/11	1,451.06	$83,479	10,546.34
Rose Marie Bravo	11/11/11	1,451.06	83,479	7,263.62
Wei Sun Christianson	11/11/11	1,451.06	83,479	1,465.48
Paul J. Fribourg	11/11/11	1,451.06	83,479	2,919.82
Mellody Hobson	11/11/11	1,451.06	83,479	9,044.76
Irvine O. Hockaday, Jr.	11/11/11	1,451.06	83,479	13,853.40
Richard D. Parsons	11/11/11	1,451.06	83,479	9,593.20
Lynn Forester de Rothschild	11/11/11	1,451.06	83,479	10,344.80
Barry S. Sternlicht	11/11/11	1,451.06	83,479	6,408.20
Richard F. Zannino	11/11/11	1,451.06	83,479	2,217.06
(a)
The number of shares of Class A Common Stock underlying the restricted stock units granted to the directors in fiscal 2012 has been adjusted to reflect the two-for-one stock split that was effective January 20, 2012.
(4)
The amounts set forth in the Option Awards column represent the aggregate grant date fair value of stock options granted in the respective fiscal year as computed in accordance with FASB Accounting Standard Codification Topic 718, Compensation – Stock Compensation. Amounts shown disregard estimates of forfeitures related to service-based vesting conditions. The fair-market values of stock options granted were calculated using the Black-Scholes options pricing model based on the following assumptions used in developing the grant valuation for the awards on November 11, 2011: an expected volatility of 34% determined using a combination of both current and historical implied volatilities of the underlying Class A Common Stock obtained from public data sources; an expected term to exercise of 9 years from the date of grant; a risk-free interest rate of 2.0%; and a dividend yield of 1.0%. The value of any options that will ultimately be realized by the director grantees, if any, will depend upon the actual performance of the Company's Class A Common Stock during the term of the option from the date of grant through the date of exercise.

(5)
Presented below are the grant date fair values of stock options granted in fiscal 2012 as computed in accordance with FASB Accounting Standard Codification Topic 718, Compensation – Stock

  Compensation and the aggregate number of shares of Class A Common Stock underlying stock options outstanding and held by each of the directors as of June 30, 2012.

Name	Date of Grant	Number of Shares of Class A Common Stock Underlying Stock Options Granted (#)(a)	Grant Date Fair Value ($)	Total Number of Shares of Class A Common Stock Underlying Stock Options Outstanding as of June 30, 2012 (#)
Charlene Barshefsky	11/11/11	4,576	$99,986	87,960
Rose Marie Bravo	11/11/11	4,576	99,986	14,576
Wei Sun Christianson	11/11/11	4,576	99,986	4,576
Paul J. Fribourg	11/11/11	4,576	99,986	54,308
Mellody Hobson	11/11/11	4,576	99,986	38,076
Irvine O. Hockaday, Jr.	11/11/11	4,576	99,986	24,576
Richard D. Parsons	11/11/11	4,576	99,986	36,688
Lynn Forester de Rothschild	11/11/11	4,576	99,986	24,576
Barry S. Sternlicht	11/11/11	4,576	99,986	85,638
Richard F. Zannino	11/11/11	4,576	99,986	14,576
(a)
The number of shares of Class A Common Stock underlying the stock options granted to the directors in fiscal 2012 has been adjusted to reflect the two-for-one stock split that was effective January 20, 2012.
(6)
Fees deferred by certain of the Company's directors in fiscal 2012 and prior years were deferred pursuant to applicable deferral agreements. Ambassador Barshefsky defers her compensation in an interest-bearing deferral account. The interest rate is the Citibank base rate at the last day of the calendar year. Using the Citibank base rate and the applicable federal rate set by the Internal Revenue Service (the "AFR") at December 31, 2011 as the rates for fiscal 2012, no interest accrued above the AFR in fiscal 2012. Paul J. Fribourg, Mellody Hobson, Irvine O. Hockaday, Jr., Lynn Forester de Rothschild and Barry S. Sternlicht defer their compensation in stock units. All earnings on the fees deferred by these directors were based on the value of a hypothetical investment in shares of Class A Common Stock made at the time of the deferral, plus the accrual of dividend equivalents on any dividends paid by the Company on the Class A Common Stock. These stock equivalent units are paid out in cash after the director leaves the Board. At June 30, 2012, the directors held units in respect of the following amounts of shares of Class A Common Stock: Paul J. Fribourg held 21,876; Mellody Hobson held 21,717; Irvine O. Hockaday, Jr. held 61,506; Lynn Forester de Rothschild held 54,408; and Barry S. Sternlicht held 28,741.

(7)
The amount for Ms. Christianson represents a reimbursement for taxes on the initial stock grant made to her in November 2011.

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

        We have now successfully completed three years of our long-term strategy, which has driven our momentum and produced superb results. Our business model continued to deliver strong, sustainable sales growth that was highly profitable. For the second consecutive year, we achieved double-digit sales gains and record profits, despite difficult economic conditions in some key markets. These results, and the others described below, are also directly attributable to the ongoing determination and collective talents and efforts of our executive officers, as well as the other members of management and our employees.

        During fiscal 2012, we achieved many financial milestones, including:

  •
  Record net sales of $9.7 billion – 10% higher than the prior year

  •
  Record gross margin of 79.5% – a 150 basis point improvement from the prior year

  •
  Record net earnings of $856.9 million, and diluted earnings per share of $2.16 – 24% higher than the prior year

  •
  Record cash flow from operations of $1.1 billion

        We also raised the common stock dividend 40 percent, split the stock two-for-one, repurchased 11.2 million shares for $555.2 million and used $420.7 million for capital expenditures. And from July 1, 2009 through June 30, 2012, we increased the total market value of the Company by almost 230%, or $14.6 billion.

        The following summarizes certain executive compensation decisions that affected compensation in, or relating to, fiscal 2012:

  •
  Due in large part to the record financial results described above, our named executive officers achieved fiscal 2012 payout percentages under the Executive Annual Incentive Plan ("EAIP") ranging from 138% to 142% out of a possible maximum of 150% of target bonus opportunities. Actual payouts were determined by applying the payout percentages to the fiscal 2012 target bonus opportunities and are shown in the "Summary Compensation Table."

  •
  The stock-based compensation awarded to our executive officers in fiscal 2012 was based on target grant levels, an assessment of each executive's performance against his or her fiscal 2011 goals and his or her expected future contributions. These awards which ranged from 110% to 143% of target were granted in September 2011 and are shown in "Grants of Plan-Based Awards in Fiscal 2012."

  •
  The Compensation Committee authorized increases in salaries for the President and Chief Executive Officer and certain other executive officers in connection with their new employment agreements.

  •
  As a result of the strong performance over the three-year period ended June 30, 2012, the performance share units granted to our executive officers resulted in a maximum aggregate payout of 150% of target. Actual payouts for the Named Executive Officers are described in footnote 4 of the table in "Outstanding Equity Awards at June 30, 2012" below.

  •
  Stock ownership guidelines for the executive officers were increased by at least 100%.

2011 Advisory Vote on Executive Compensation

        In November 2011, our stockholders voted on an advisory basis on the compensation of the named executive officers as disclosed in the proxy statement for the 2011 Annual Meeting. Over 98% of the votes cast at that meeting were cast in favor of the proposal. Such vote took place after the setting of compensation levels and the grants made at the start of fiscal 2012. Accordingly, the vote was not considered in those compensation decisions.

Overview of Compensation Philosophy and Objectives

        Our compensation program for executive officers is designed to attract and retain high quality people and to motivate them to achieve both our long-term and short-term goals. We believe that the design and governance of our program supports, and aligns executive officers with, the business strategy and the overall goal to continue sustainable growth of net sales, profitability and return on invested capital on an annual and long-term basis.

        Our executive compensation program is designed to achieve our business and financial goals by providing compensation that:

  •
  aligns executives' interests with our long-term and short-term goals;

  •
  rewards performance at the company, business unit and individual levels;

  •
  is competitive with the compensation practices at other leading beauty and consumer products companies; and

  •
  is equitable among our executive officers.

        We have been in the beauty business for over 65 years, and have established a strong record of growth and profitability. For the first 50 years, we were wholly-owned by the Lauder family. Today, the family continues to own a significant portion of our outstanding stock. Our executive compensation program reflects our successful track record and the control by the Lauder family. It also reflects decisions of the Compensation Committee and the Stock Plan Subcommittee to shift executive compensation in the direction of equity-based elements and, for our executive officers, we believe we are now generally in line with our peers as it relates to the mix of cash and equity-based compensation.

        In fiscal 2012, our executive officers included the Executive Chairman, President and Chief Executive Officer, the Group Presidents and the heads of certain functions. The "Named Executive Officers" are those named in the "Summary Compensation Table" below. As the senior most officers with the greatest overall responsibility, the Executive Chairman and President and Chief Executive Officer received the highest levels of compensation, including bonus opportunities and equity-based compensation. The two are followed by the Group Presidents by reason of their respective duties and responsibilities and then by the function heads. There is internal equity among similarly situated executive officers, which is intended to foster a more team-oriented approach to managing the business.

        We have entered into employment agreements with our executive officers to attract and retain strong candidates and to provide the basis for a shared mutual understanding of the employment relationship. The employment agreements in effect during fiscal 2012 for our Named Executive Officers are described under "Employment Agreements." Our standard employment agreements for executive officers set forth the mutual understanding regarding termination and severance and non-competition, confidentiality and related covenants but do not include specified amounts of salary, bonus opportunities or equity-based compensation for future years. For executive officers who are recruited to join the Company, we will specify levels of salary, bonus opportunities and equity-based compensation grants for certain initial periods or that relate to initial grants (e.g., to compensate the officer for amounts or awards that may be forfeited at a prior employer). Currently employment agreements with each executive officer (other than Leonard A. Lauder) are based on the standard form of employment agreements. Ronald S. Lauder is not party to an employment agreement.

        The compensation program for executive officers is established and administered by the Compensation Committee and the Stock Plan Subcommittee. The Stock Plan Subcommittee approves the terms of all grants to executive officers under our share incentive plans (including any equity compensation related terms of prior agreements for executive officers). The Compensation Committee approves all other aspects of executive compensation.

Elements of Compensation; Allocation

        Our executive compensation program consists of the following:

  •
  base salary;

  •
  annual cash incentive bonuses; and

  •
  long-term equity-based compensation, including stock options, performance share units ("PSUs"), restricted stock units ("RSUs") and a market share unit ("MSU").

        We also provide competitive benefits and modest perquisites.

        We generally maintain a proportional mix of compensatory elements that reflects the executive officer's role in our Company and provides similar opportunities for executive officers with similar responsibilities. The amounts and allocations for each element (and among each element) are determined based on the position and the type and level of responsibility of the particular executive officer, internal pay equity and competitive considerations. To foster interdependence and collaboration among brands, regions and functions to drive the corporate strategy, annual incentives are structured so that there is alignment of business unit performance with overall corporate performance. Generally we believe that executive officers should have a greater percentage of their compensation based on performance in the form of long-term equity-based incentives and then short-term annual cash incentives followed by base salary.

        Based on target levels for incentive compensation for fiscal 2012, the mix of pay for executive officers is shown in the table below:

	Base Salary	Annual Incentive Bonuses	Long-Term Equity Based Incentives (1)	Total
William P. Lauder	23%	46%	31%	100%
Fabrizio Freda	13%	24%	63%	100%
Other Named Executive Officers	18%	30%	52%	100%
All Executive Officers (10 persons) (2)	22%	26%	52%	100%
(1)
Annual grants are allocated 50% to stock options and 25% to PSUs and RSUs, respectively. The percentages above also include for Mr. Freda the fiscal 2012 amounts expensed for the MSU granted to him in fiscal 2011 and the additional RSU granted to him at the start of fiscal 2010 when he became Chief Executive Officer. The MSU, which was valued at $10.6 million at the time of grant, is designed to be paid out at the end of fiscal 2014. The additional RSU, which was valued at $4.0 million at the time of grant, vested in thirds on July 1, 2010, July 1, 2011 and July 1, 2012.

(2)
Excludes Leonard A. Lauder and Ronald S. Lauder, who have not received equity-based compensation since fiscal 2000.

        In general, base salary is the only portion of compensation that is assured. Annual cash incentives and PSUs are primarily intended to reward executives for achieving annual and three-year financial goals, respectively. Stock options are primarily intended to align executive officers' interests with those of the other stockholders and provide value to the executive officers only if there is an increase in stock price after the date of grant. RSUs are also intended to align the executive officers' interests with those of other stockholders and to increase the executive officers' beneficial ownership of stock in line with our executive stock ownership policy.

        In certain circumstances, we may also pay amounts necessary to attract an executive to work for us or to move to a particular location. This reflects, in part, the global nature of our business and the executives that we seek to attract and retain.

        Base Salary.    We pay base salaries to provide executives with a secure base of cash compensation. Generally, for executives with base salaries of $1 million or more per year, increases in base salary are not made except in the case of promotions or in the renewal of an employment agreement. This reflects, in part, the limitation on tax deductibility by us of non-objective performance-based compensation imposed by Section 162(m) of the Internal Revenue Code ("Section 162(m)"). See "Tax Compliance Policy" below. By not authorizing increases in base salary, the Compensation Committee can shift compensation more towards equity-based compensation. In determining the amount of base salary for an executive officer, the Compensation Committee primarily considers the executive's position, his or her current salary and tenure and internal pay equity, as well as competitiveness of the salary level in the marketplace. The Committee also considers the impact of Section 162(m) and recommendations from the Executive Chairman, President and Chief Executive Officer and the Executive Vice President-Global Human Resources. In connection with his new employment agreement, we increased Mr. Freda's base salary from $1,500,000 to $1,750,000, effective July 1, 2011. For other executive officers who entered into new employment agreements, base salaries were increased by up to 9.6% based on an assessment of each such officer's contributions and to reflect internal equity considerations.

        Annual Incentive Bonuses.    Annual incentives provided under the EAIP are of key importance in aligning the interests of our executives with our short-term goals and rewarding them for performance. For executive officers, the level of bonus opportunities and performance targets are based on the scope of the executive's responsibilities, internal pay equity among executives with similar responsibilities and competitive considerations. The measures in our annual incentive program are designed to foster interdependence and collaboration among brands, regions and functions to drive the corporate strategy by ensuring alignment of business unit performance with overall corporate performance. The EAIP is designed and administered to qualify as objective performance-based compensation under Section 162(m), so that bonuses paid out under the plan are tax deductible by us.

        Aggregate bonus opportunities for executive officers under the EAIP are set annually by the Compensation Committee. For fiscal 2012, the annual incentive bonus payable to each executive is based on the product of three factors: (a) the target for the executive officer; (b) the Corporate Multiplier (as described below); and (c) the Business Unit Multiplier (as described below). The target payout, business criteria, the performance levels within each multiplier and the threshold, target and maximum payouts associated with each criteria and performance level are set by the Compensation Committee in consultation with management and the Committee's compensation consultant during the first quarter of the fiscal year. The target payout for an executive officer is largely based on the prior year target amount and is reviewed by the Compensation Committee annually. Each of the Corporate Multiplier and the Business Unit Multipliers is expressed as a percentage. The percentage is the sum of the component parts as described in more detail below. Target level performance on each of the criteria will result in multipliers at 100% and payout at 100% of the executive officer's target opportunity. Above-target payouts are earned if performance exceeds 100% of the target up to a maximum set by the Compensation Committee. Performance below target will result in payouts below the executive officer's target opportunity provided the minimum threshold has been achieved. Failure to achieve the pre-established minimum threshold level of performance results in no credit for that particular criteria and depending upon performance in respect of other criteria, can result in no bonus being paid. Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, impairment of intangibles, the impact of discontinued operations and non-recurring income/expenses and the impact on net sales of unplanned changes in foreign currency rates. Such automatic adjustments included the charges associated with restructuring activities and intangible asset impairment in fiscal 2012.

        Corporate Multiplier.    The Corporate Multiplier is comprised of four equally weighted, company-wide performance criteria: (1) diluted net earnings per share from continuing operations ("Diluted EPS"); (2) net operating margin percentage ("NOP Margin"); (3) net sales; and (4) return on invested capital ("ROIC"). The chart below shows the threshold, target and maximum for each criteria making up the Corporate Multiplier as well as the results for fiscal 2012. As performance exceeded the maximum levels for three of the four measures, the payout factors were at 120% of target for each of Diluted EPS, NOP Margin and ROIC and 119.4% for Net Sales resulting in a Corporate Multiplier of 119.9%. Each executive officer's incentive payment is subject to the Corporate Multiplier.

		Threshold		Target		Maximum		Actual Performance
	Fiscal 2012 Target (1)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)
Diluted EPS	$2.04	50%	50%	100%	100%	105.5%	120%	112.2%	120.0%
NOP Margin	14.6%	50%	50%	100%	100%	102.8%	120%	104.7%	120.0%
Net Sales	$9,435.3 million	85%	50%	100%	100%	102.5%	120%	102.4%	119.4%
ROIC	22.1%	50%	50%	100%	100%	103.4%	120%	110.4%	120.0%
Corporate Multiplier									119.9%

(1)
Net sales are calculated at budgeted exchange rates at the time the target was set. Measurement of performance is subject to certain automatic adjustments described in this section of the Compensation Discussion and Analysis.

        If actual performance is between the target and the maximum (as it was for Net Sales in fiscal 2012) or between the threshold and the target, the payout factor is calculated mathematically using the target level of performance as a base. As an example, for Net Sales, each 1% increase in performance over the target results in an 8% increase in the associated payout factor up to the maximum performance level of 2.5% (or 250 basis points) above target. Target levels of performance for a given fiscal year are determined based on the Company's internal planning and forecasting processes and benchmarked against selected peer companies. The establishment of the performance required to achieve the maximum payout under each measure occurs in a similar manner and is approved by the Compensation Committee.

        Business Unit Multiplier.    The Business Unit Multiplier works similarly, but is based on various combinations of business criteria at the business unit level, including: (1) net sales; (2) NOP Margin; (3) inventory management; (4) productivity and other cost savings; and (5) other divisional goals. The weighting of the various measures is fixed for each executive officer depending upon his or her position and responsibilities, and discussed further below. As with the Corporate Multiplier, target level performance on all the applicable criteria leads to a Business Unit Multiplier of 100%. If the threshold level of performance is not achieved for any of the applicable criteria, then the Business Unit Multiplier would be zero for that criteria.

        For the Business Unit Multiplier, the Global Brands Results and the Regions Results are consolidations of the units of which they are comprised and the Functions Average is a simple average of the six Corporate Functions. For the two Group Presidents, the threshold, target and maximum for each criteria making up the Business Unit Multiplier for their respective units as well as the results for fiscal 2012 are shown in the following table:

		Threshold		Target		Maximum		Actual Performance (1)
	Fiscal 2012 Target	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)
Net Sales
Demsey	$5,392.5 million	85%	62.5%	100%	100%	103.0%	125%	103.9%	125.0%
Prouvé	$5,737.5 million	85%	62.5%	100%	100%	103.6%	125%	101.9%	113.5%
NOP Margin
Demsey	24.5%	85%	62.5%	100%	100%	102.9%	125%	104.4%	125.0%
Prouvé	29.1%	85%	62.5%	100%	100%	102.4%	125%	102.7%	125.0%
Inventory Management – Days to Sell
Demsey	180	85%	62.5%	100%	100%	105.0%	125%	99.5%	98.9%
Prouvé	97	85%	62.5%	100%	100%	105.0%	125%	112.8%	125.0%
Inventory Management – Weighted Forecast Accuracy
Demsey	64.2%	95%	62.5%	100%	100%	105.0%	125%	98.3%	95.7%
Prouvé	61.2%	95%	62.5%	100%	100%	105.0%	125%	96.1%	90.2%
Productivity – Employee Costs
Demsey	$356.6 million	90%	62.5%	100%	100%	103.0%	125%	99.5%	97.9%
Prouvé	$477.3 million	90%	62.5%	100%	100%	103.0%	125%	100.9%	107.8%
Productivity – Employee Costs as % of Net Sales
Demsey	6.6%	90%	62.5%	100%	100%	105.0%	125%	103.4%	116.8%
Prouvé	8.3%	90%	62.5%	100%	100%	105.0%	125%	102.9%	114.5%

(1)
Net sales are calculated at budgeted exchange rates at the time the target was set. Measurement of performance is subject to certain automatic adjustments described in this section of the Compensation Discussion and Analysis.

        Where performance exceeded the maximum level the payout factors were at 125% of target. In the case where the actual performance was between the target and the maximum or between the threshold and the target, the payout factor was calculated mathematically using the target level of performance and associated payout as a base.

        The Business Unit Multiplier for each Group President and the Executive Vice President and Chief Financial Officer included business unit strategic objectives tied to our long-term strategy. The goals of the plan at the start of fiscal 2012 were to gain share at least 1% ahead of global prestige beauty, derive more than 60% of sales from outside the United States, improve operating margin, increase return on invested capital and reduce inventory days. Each of the three executive officers was assigned goals that accounted for the percentages of his aggregate bonus opportunity target indicated below. These qualitative performance goals were specifically designed to incentivize each Group

President and the Executive Vice President and Chief Financial Officer to accomplish the following objectives in fiscal 2012:

  (a)
  Strategy Alignment and Deployment – weighted 2.5% for the Group Presidents and 5% for the Executive Vice President and Chief Financial Officer – Embrace, support and cascade the corporate strategy throughout the organization, reinforce key messages and while demonstrating "Principles-Based Actions" drive the top priority action items as defined by the strategic plan;

  (b)
  Organization Integration, Capabilities Building and Talent Development – weighted 5% for the Group Presidents and 10% for the Executive Vice President and Chief Financial Officer – Through leadership and effective management of employees, support and deploy the new organization design to enhance integration, collaboration and efficiency and to leverage best practices, promote and motivate key talent to develop the key capabilities needed to operate successfully by leveraging and implementing the Talent Development Program;

  (c)
  Business Transformation – weighted 5% for the Group Presidents and 10% for the Executive Vice President and Chief Financial Officer – Demonstrate leadership in supporting the strategic modernization initiatives and other business transformation processes; and

  (d)
  Fiscal 2012 Priority for Business Unit/Function – weighted 7.5% for the Group Presidents and 10% for the Executive Vice President and Chief Financial Officer – Define uniquely relevant strategies with cascading choices for the particular business unit or function that are consistent with the Fiscal 2013 strategic plan.

        After the end of fiscal 2012, the Executive Chairman, President and Chief Executive Officer and Executive Vice President – Global Human Resources, with appropriate input from other employees of the Company, reviewed the actions taken by each Group President and the Executive Vice President and Chief Financial Officer and, based on those achievements, recommended the payout percentages shown in the table below (with a maximum of 125%). The assessment of these achievements and related payouts were confirmed by the Compensation Committee in its business judgment.

        EAIP Payout Percentage.    The product of the Business Unit Multiplier and the Corporate Multiplier result in the EAIP payout percentage. Payout percentages can range between zero and 150% of target. If all performance was at target level, then the payout to the executive officer would be 100% of his or her target payout. If all performance was at the threshold level, then the payout to the executive officer would equal 31.25% of his or her target payout. If performance was below threshold on all the criteria that went into the Corporate Multiplier or the Business Unit Multiplier, then there would be no payout to the executive officer. If performance was at or above maximum performance levels on all performance criteria, then the payout to the executive officer would equal 150% of his or her target payout. As noted, the weightings of the various criteria for an executive officer's Business Unit Multiplier depend upon the executive officer's position and responsibilities as shown in the calculation of the Business Unit multiplier below. The overall brand and region performance is a consolidation of the performance on the financial criteria discussed above of the relevant brands or geographies.

        For each Named Executive Officer, the calculation of his "EAIP Payout %," including both his Business Unit Multiplier (weighted accordingly) and the Corporate Multiplier is as follows:

	William P. Lauder		Fabrizio Freda		John Demsey		Cedric Prouvé		Richard W. Kunes
	% of Oppty (at Target)	Actual (weighted payout %)	% of Oppty (at Target)	Actual (weighted payout %)	% of Target	Actual (weighted payout %)	% of Target	Actual (weighted payout %)	% of Target	Actual (weighted payout %)
Global Brands Results	60%	115.8%	60%	115.8%	10%	115.8%	10%	115.8%	35%	115.8%
Regions Results	30%	116.3%	30%	116.3%	5%	116.3%	5%	116.3%	15%	116.3%
Functions Average	10%	117.2%	10%	117.2%	5%	117.2%	5%	117.2%	10%	117.2%
Business Unit Strategic Objectives					20%	115.5%	20%	113.1%	30%	114.2%
Division Net Sales (1)					20%	125.0%	20%	113.5%
Division NOP Margin (1)					20%	125.0%	20%	125.0%
Inventory Management					10%	94.6%	10%	99.8%
Productivity					10%	116.2%	10%	118.1%	10%	123.4%
Business Unit Multiplier (a)	100%	116.1%	100%	116.1%	100%	117.4%	100%	115.4%	100%	116.3%
Corporate Multiplier (b)		119.9%		119.9%		119.9%		119.9%		119.9%
EAIP Payout % (a) x (b)		139.1%		139.1%		140.8%		138.3%		139.4%

(1)
Net sales are calculated at budgeted exchange rates at the time the target was set. Measurement of performance is subject to certain automatic adjustments described in this section of the Compensation Discussion and Analysis.

        For more information about the potential bonus opportunities of our Named Executive Officers for fiscal 2012 and the actual payouts made in respect of fiscal 2012 performance, see "Grants of Plan-Based Awards in Fiscal 2012" and "Summary Compensation Table."

Long-Term Equity-Based Compensation

        General.    We consider equity-based compensation awarded under our Amended and Restated Fiscal 2002 Share Incentive Plan to be of key importance in aligning executives with our long-term goals and rewarding them for performance. The awards also provide an incentive for continued employment with us. Each year since fiscal 2006, we have granted to certain executive officers a combination of stock options, RSUs and PSUs. However, since fiscal 2000, no grants of any equity-based compensation have been made to Leonard A. Lauder or Ronald S. Lauder. The Stock Plan Subcommittee typically makes equity-based compensation awards to our executive officers at its regularly scheduled meeting during the first quarter of the fiscal year. There is no relationship between the timing of the granting of equity-based awards and our release of material non-public information.

        The target and actual amounts and allocation of equity-based compensation granted to the named executive officers reflect the business judgment of the Stock Plan Subcommittee after consultation with its executive compensation consultant and our senior management. As with each other element of compensation, and compensation overall, the Stock Plan Subcommittee (or the Compensation Committee for non-equity-based compensation), its executive compensation consultant, and management and its consultant, take into account the level of responsibility of the particular executive officer, recent performance and expected future contributions of the executive officer, internal pay equity and competitive practice. They also consider applicable employment agreements and our desire to shift toward more equity-based compensation as a percentage of the total mix of compensation.

        While the Subcommittee and our senior management review the components of total direct compensation with the assistance of their consultants, they first analyze, for each type of position in the executive officer group, total direct compensation to gauge the extent to which it is broadly aligned with that of our executive compensation peer group. The Subcommittee and our senior management then review the elements of compensation (i.e. base salary, annual cash incentive bonus opportunities and long-term equity-based compensation opportunities) and determine a mix of these elements as a percentage of total direct compensation that is performance-oriented and reasonable when compared with the peer group given our belief that executive officers should have a greater percentage of their compensation in the form of variable shorter and longer-termed incentive compensation. The equity-based elements also serve as a retention mechanism and to help executive officers acquire sufficient shares of Class A Common Stock to satisfy the executive stock ownership guidelines.

        The allocation among the different types of awards in fiscal 2012 – approximately 50% stock options, 25% PSUs (at target level) and 25% RSUs – reflects, in the business judgment of the Subcommittee, a balance among motivating the executive officers, rewarding performance, mitigating risk and helping the executive officers increase their equity ownership.

        No specific weightings were used to determine the specific amounts or the total mix of the equity-based compensation. As with the amount of equity-based compensation granted, the allocation amongst the alternative equity-based compensation elements are compared with practices of the peer group companies (noted below) to make sure they are competitive and appropriate.

        Stock Options.    Stock options typically represent about 50% of the grant date value of the equity-based compensation granted to such executive officers. We believe that stock options are performance-based because the exercise price is equal to the closing price of the underlying Class A Common Stock on the date the option is granted. Despite the value attributed on the date of grant for accounting purposes, value is realized by the executive officer only to the extent that the stock price exceeds such price during the period in which the executive officer is entitled to exercise the options and he or she exercises them. The ability to exercise the options is limited by our "Policy on Avoidance of Insider Trading" described below. Options granted to our executive officers generally become exercisable in equal installments approximately 16 months, 28 months and 40 months after the date of grant.

        Performance Share Units.    We have granted PSUs to certain of our executive officers. PSUs typically represent approximately 25% of the grant date value of the equity-based compensation granted to such executive officers. The PSUs are generally rights to receive shares of our Class A Common Stock if certain company-wide performance criteria are achieved during a three-year performance period. PSUs are expressed in terms of opportunities. Each opportunity is based on particular business criteria that are considered important in achieving our overall financial goals. The Stock Plan Subcommittee approves the performance target for each opportunity during the first quarter of the three-year performance period. The long-range plan is determined based on our internal planning and forecasting processes and benchmarked against selected peer companies. Each opportunity is expressed in shares to be paid out if performance equals 100% of the target. PSUs are accompanied by dividend equivalents that are paid in cash. Assuming shares are paid out on a PSU, the cash amount paid to the executive officer is equal to the dividends paid per share over the performance period times the number of shares paid out.

        The aggregate amount of a PSU represents the aggregate payout if the performance of all opportunities equal 100% of the related target performances. An above-target payout can be achieved under a particular opportunity if the performance associated with such opportunity exceeds 100% of the target up to a maximum set by the Stock Plan Subcommittee. A payout for performance below target may be made provided a significant portion of the target has been achieved. Failure to achieve the pre-established minimum threshold amount would result in no payout being made under the opportunity. Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, the impact of discontinued operations and non-recurring income or expenses. Such automatic adjustments include unplanned impact of foreign currency changes and returns and charges associated with restructuring activities. The targets for the PSU opportunities and corresponding payouts for PSUs granted in fiscal 2010 for the three-year period ended June 30, 2012 were based on compound annual growth rates ("CAGR") in company-wide net sales, Diluted EPS and ROIC as follows:

	Fiscal 2010 through Fiscal 2012 Target(1)							Actual Performance
		Threshold		Target		Maximum
		% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)
Net Sales (CAGR) (1)	3.6%	90%	50%	100%	100%	110%	150%	115.5%	150%
Diluted EPS (CAGR)	23.5%	85%	50%	100%	100%	115%	150%	171.4%	150%
ROIC (CAGR)	16.8%	85%	50%	100%	100%	115%	150%	141.9%	150%

(1)
Net sales are calculated at budgeted exchange rates at the time the target was set. Measurement of performance is subject to certain automatic adjustments described in this section of the Compensation Discussion and Analysis.

        Each 1% increase in performance over the threshold results in a 5% increase in associated payout for Net Sales and a 3 1/3% increase in associated payout for Diluted EPS and ROIC up to the target performance levels and associated payouts. For the PSUs that were paid out after the end of fiscal 2012, all three exceeded the level for maximum payout.

        The targets for the PSU opportunities and corresponding payouts for PSUs granted in fiscal 2012 for the three-year period ending June 30, 2014 are based on CAGR in company-wide net sales, Diluted EPS and ROIC, weighted equally, as follows:

	Fiscal 2012 through Fiscal 2014 Target (1)
		Threshold (2)		Target		Maximum
		% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)	% of Target	Payout (% of Oppty)
Net Sales (CAGR) (1)	6.5%	90%	50%	100%	100%	104.4%	150%
Diluted EPS (CAGR)	10.5%	85%	50%	100%	100%	113.2%	150%
ROIC (CAGR) (3)	(1.7%)	85%	50%	100%	100%	108.1%	150%

(1)
Net sales are calculated at budgeted exchange rates at the time the target was set. Measurement of performance is subject to certain automatic adjustments described in this section of the Compensation Discussion and Analysis.

(2)
Payouts for an opportunity only will be made if performance exceeds the pre-established minimum threshold for such opportunity.

(3)
Target ROIC decrease of 1.7% reflects plans for additional capital investments to be made during the three-year period.

        The goals above were based on the long-term strategic plan and the conditions that existed at the start of fiscal 2012. We believe the targets when they were set were reasonably aggressive.

        Restricted Stock Units.    RSUs are the right to receive shares of our Class A Common Stock over a period of time and typically represent approximately 25% of the grant date value of the equity-based compensation granted to our executive officers. RSUs are granted to executive officers to serve as a retention mechanism and to help them build their equity ownership in the Company. RSUs are also intended to help executive officers acquire sufficient shares of Class A Common Stock to satisfy the executive stock ownership guidelines introduced in fiscal 2007 and increased in fiscal 2012. RSUs are accompanied by dividend equivalents that are paid in cash. At the time an RSU vests, the cash amount paid to the executive officer is equal to the dividends paid per share between the grant date and the vesting date times the number of shares paid out.

        The RSUs granted to executive officers in fiscal 2012 generally vest ratably in thirds on October 31, 2012, October 31, 2013 and October 31, 2014.

        Equity-Based Compensation Granted in Fiscal 2012.    As stated above, target award levels and actual grants of equity made to executive officers are determined by taking into account many factors. One of those factors is an assessment of recent performance and expected future contributions. For the Executive Chairman and the President and Chief Executive Officer, this determination is made by the Stock Plan Subcommittee; for the remaining executive officers, a recommendation is made by the executive officer's immediate manager, but the actual grant is approved by the Stock Plan Subcommittee. The resulting equity grant percentages are shown in the table below and were applied to the fiscal 2012 target equity award levels to arrive at the actual fiscal 2012 equity awards.

Named Executive Officer	Fiscal 2012 Equity Grant %
William P. Lauder	143.3%
Fabrizio Freda	132.3%
John Demsey	123.9%
Cedric Prouvé	118.6%
Richard W. Kunes	119.4%

        For more information about the actual equity grants made to our Named Executive Officers for fiscal 2012, see "Grants of Plan-Based Awards in Fiscal 2012" and "Summary Compensation Table."

Peer Group and Compensation Consultant

        We consider the compensation practices of a peer group of companies for the purpose of determining the competitiveness of our total compensation and various elements, but we do not target a specific percentile. We believe the peer group reflects the market in which we compete for executive talent. The Committee refers to the peer group data when considering compensation levels and the allocation of compensation elements for executive officers. Except as noted below, the peer group used for compensation in fiscal 2012 was last revised in fiscal 2010 and includes:

• Avon Products	• Limited Brands
• Clorox Co.	• PepsiCo
• Colgate-Palmolive	• Polo Ralph Lauren
• Elizabeth Arden	• Procter & Gamble
• Gap	• Revlon
• International Flavors & Fragrances	• Starbucks
• Johnson & Johnson	• Tiffany & Co.

        Alberto Culver, previously included in the peer group, is now owned by Unilever.

        The Compensation Committee has engaged Compensation Advisory Partners ("CAP") as its consultant for executive compensation purposes. The consultants from CAP report directly to the Compensation Committee and work with both the Committee (including the Subcommittee) and management to, among other things, provide advice regarding compensation structures in general and competitive compensation data. They also review for the Committee and/or Subcommittee information prepared by management. All of the decisions with respect to determining the amount or form of executive compensation under the Company's executive compensation programs are made by the Committee or Subcommittee alone and may reflect factors and considerations other than the information and advice provided by the consultants. No other services were provided by CAP to the Compensation Committee or to management.

        In order to supplement its internal resources and to help the Committee and Subcommittee as necessary, the Company has engaged a separate consultant, Towers Watson, to assist with compensation matters in general and with executive compensation as well.

Role of Executive Officers

        As noted above, executive compensation is set by the Compensation Committee and Stock Plan Subcommittee. In performing this function, the Committee and Subcommittee rely on the Executive Chairman, President and Chief Executive Officer and the Executive Vice President – Global Human Resources (the "EVP HR") to provide information regarding the executive officers, the executive officers' roles and responsibilities and the general performance of the Company, the executive officers and the various business units that they manage. The three executive officers providing support take directions from and bring suggestions to the Compensation Committee and Stock Plan Subcommittee. They suggest performance measures and targets for each of the executive officers under the EAIP and for PSUs. They also make suggestions regarding terms of employment agreements. The final decisions regarding salaries, bonuses (including measures, targets and amounts to be paid), equity grants and other compensation matters related to executive officers are made by the Compensation Committee or Stock Plan Subcommittee, as the case may be. The EVP HR and her staff work with the Executive Vice President and General Counsel and her staff as well as CAP, Towers Watson and outside counsel in this context.

Other Benefits and Perquisites

        Benefits.    We determine benefits for executive officers by the same criteria applicable to the general employee population in the location where the executive officer is situated except as noted below. In general, benefits are designed to provide protection to the executive and/or his or her family in the event of illness, disability or death and to provide reasonable levels of income upon retirement. The benefits are important in attracting and retaining employees and to alleviate distractions that may arise relating to health care, retirement and similar issues. Executive officers are entitled to the following two benefits that are not generally available to the general population: (a) supplemental executive life insurance with a face amount of $5 million ($10 million for Mr. Freda) and (b) company-paid medical reimbursement. For costs associated with such programs, see Note 7 to the "Summary Compensation Table" below.

        Perquisites.    We provide limited perquisites to our executive officers. The perquisites include (a) an annual perquisite allowance of $20,000 for the Executive Chairman and the President and Chief Executive Officer and $15,000 for the other executive officers (other than the Lauders), (b) personal use of a company car (or cash in lieu of a company car), (c) financial counseling costs up to $5,000 per year, and (d) spousal travel. On occasion, we will provide expense reimbursements relating to relocations. We believe these perquisites help to attract and retain executive officers and are more cost-effective to us than providing additional salary to the executive officers because the perquisite amounts are not included in calculating pension benefits.

Post-Termination Compensation

        Retirement Plans.    We provide retirement benefits to our employees in the United States, which cover the named executive officers, under the Estée Lauder Companies Retirement Growth Account

Plan (the "RGA Plan"), the related Estée Lauder Inc. Benefits Restoration Plan (the "Restoration Plan"), and the Estée Lauder Companies 401(k) Savings Plan. Executive officers who have worked for our subsidiaries outside the United States may also be covered under plans covering such employees. As with other benefits, the retirement plans are intended to enable us to attract and retain employees. The plans provide employees, including the executive officers, with an opportunity to plan for future financial needs during retirement. For a more detailed discussion on the retirement plans, see "Pension Benefits."

        In addition, certain executive officers, such as Mr. Freda, who joined us mid-career or who forfeited certain retirement benefits from their former employers to join us, have been provided with non-qualified supplemental pension arrangements.

        Deferred Compensation.    We currently allow executive officers to defer a portion of their base salary and annual bonus. Under the terms of their employment agreements and the EAIP, each of the Named Executive Officers may elect to defer all or part of his incentive bonus compensation, subject to the requirements of Section 409A of the Internal Revenue Code ("Section 409A"). The ability to defer is provided to participating executive officers as a way to assist them in saving for future financial needs with relatively little cost to us. The amounts deferred are a general obligation of ours and the cash that is not paid currently may be used by us for our general corporate purposes. For a more detailed discussion on deferred compensation, see the "Nonqualified Deferred Compensation in Fiscal 2012 and at June 30, 2012" table and the accompanying narrative below.

        Potential Payments upon Termination of Employment.    As discussed in more detail under "Potential Payments upon Termination of Employment or Change of Control" beginning on page 71, the Named Executive Officers' employment agreements provide for certain payments and other benefits in the event their employment is terminated under certain circumstances, such as disability, death, termination by us without cause, termination by us for material breach and non-renewals of their employment arrangement, or termination by the executive officer for "good reason" following a "change of control."

        In view of the Lauder family's ownership of shares with over 86% of the voting power, they have the ability to determine whether our company will undergo a "change of control." In order to protect the interests of the executive officers and to keep them involved and motivated during any process that may result in a "change of control," certain of our outstanding equity compensation agreements contain provisions that accelerate vesting or may accelerate exercisability of equity-based awards upon a "change of control." However, under our employment agreements with our executive officers and in stock option and RSU Agreements for grants made in fiscal 2012, the executive officers will receive severance benefits (or acceleration of benefits) after a "change of control" only if we terminate the executive officer or the executive officer terminates his or her employment for "good reason."

        We place great value on the long-term commitment that many executive officers have made to us. In addition to recognizing the service they have provided during their tenure, we attempt to motivate them to act in a manner that will provide longer-term benefits to us even as they approach retirement. In this regard, stock options, RSUs and PSUs granted to executive officers who are retirement-eligible contain provisions that allow the executive officers to continue to participate in the longer-term success of the business following retirement. For example, stock options become immediately exercisable upon retirement and are exercisable for the remainder of their ten-year terms. In addition, to the extent the performance is achieved, a retiree's PSUs will vest in accordance with the original vesting schedule.

        The Amended and Restated Fiscal 2002 Share Incentive Plan provides for forfeiture of awards in the event that after termination of employment a participant (which includes individuals who are not executive officers) competes with or otherwise conducts herself or himself in a manner adversely affecting the Company.

Tax Compliance Policy

        We are aware of the limitations on deductibility for income tax purposes of certain compensation in excess of $1 million per year paid to our most highly compensated executive officers under Section 162(m). While significant portions of the compensation program as it applied to such persons in fiscal 2012 were generally designed to take advantage of exceptions to Section 162(m), such as the "performance-based" exception for annual bonuses, PSUs, MSUs and stock options, certain non-deductible compensation, such as the RSUs, was authorized.

Tax and Accounting Implications of Each Form of Compensation

        Salary is expensed when earned. Amounts are tax deductible, except for certain annual payments over $1 million to the President and Chief Executive Officer and the three highest paid executive officers other than the President and Chief Executive Officer (collectively, the "Covered Executives").

        Annual bonuses under the EAIP are expensed during the year in which performance is being measured. Bonuses paid out under the EAIP are tax deductible.

        Stock options are expensed at grant date fair value over the requisite service period. Outstanding options have been granted pursuant to stockholder-approved plans, and should therefore be deductible for tax purposes under Section 162(m). The deduction is taken by us in the tax year in which the option is exercised and the deductible amount per share is equal to the spread between the option exercise price and the price of the stock at the time of exercise.

        PSUs are expensed at grant date fair value over the applicable performance period. Outstanding PSUs have been granted pursuant to a stockholder-approved plan, and should therefore be deductible for income tax purposes under Section 162(m). Tax deductions for PSUs are taken in the fiscal year in which the PSUs are paid out. The deductible amount equals the aggregate value of the shares and dividend equivalents paid on the day of payout.

        RSUs are expensed at grant date fair value over the requisite service period. RSUs are tax deductible in the tax year when the shares are paid out except when payouts are made to a person who is a Covered Executive at the time of payout to the extent such Covered Executive's compensation exceeds the Section 162(m) limitations. Non-deductible RSUs were paid out in fiscal 2012. For RSUs that are deductible, the deductible amount equals the aggregate value of the shares and dividend equivalents paid on the day of payout, subject to the 162(m) limitations.

        The MSU is expensed at grant date fair value over the applicable performance period. The MSU has been granted pursuant to a stockholder-approved plan, and should therefore be deductible for income tax purposes under Section 162(m). The deductible amount equals the aggregate value of the shares and dividend equivalents paid on the day of payout.

Executive Stock Ownership Guidelines

        In fiscal 2012, we revised our stock ownership guidelines for executive officers to increase the amount of shares to be owned in order to further align their interests with those of our stockholders. Each executive officer in office prior to January 1, 2012, has three years to meet his or her target increase. Targets are tiered depending on an executive officer's position and are expressed as multiples of annual salary: 5 times (was 2.5) for the Executive Chairman and the President and Chief Executive Officer; 3 times (was 1.5) for Group Presidents, 3 times (was 1.0) for the Executive Vice President and Chief Financial Officer and 2.0 times (was 1.0) for other executive officers. A person who became, or who becomes, an executive officer after January 1, 2012 has five years to meet the targets. As of June 30, 2012, all executive officers owned shares (including RSUs) that exceed the guidelines applicable to them. Shares held directly by the executive officer or by his or her family members or in controlled entities and unvested RSUs are included in determining the value of the shares held.

Policy on Avoidance of Insider Trading

        Our executive officers, as well as members of our Board of Directors, and employees at senior levels and in sensitive areas throughout our organization, are subject to our policy on avoidance of insider trading. Under this policy, such people are prohibited from buying or selling shares of our stock during regular and special blackout periods. This also applies to the exercise of stock options and sale of the underlying shares. Moreover, prior to any trade, executive officers, directors and such employees must obtain preclearance from our Legal Department.

        We do not restrict pledges of securities but require that pledges of securities be precleared by our Legal Department. While shares of our stock held in brokerage margin accounts can be considered to be "pledged," we do not consider margin accounts to be subject to our preclearance policy.

Recoupment Policy

        Annual and long-term incentive compensation (whether in the form of stock options or paid or payable in cash or equity), RSUs, PSUs and MSUs awarded to executive officers are subject to an executive compensation Recoupment policy, also known as a "clawback." Under the policy, recoupment would apply in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the applicable securities laws. Recoupment would apply to any current or former executive officer who received incentive compensation within the three-year period prior to the restatement and the amount to be recouped would be the amount in excess of what the executive officer would have been paid under the restatement.

Compensation Committee and Stock Plan Subcommittee Report

        The Compensation Committee and the Stock Plan Subcommittee have reviewed and discussed with management the foregoing Compensation Discussion and Analysis in this Proxy Statement on Schedule 14A. Based on such review and discussions, the Compensation Committee and the Stock Plan Subcommittee have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended June 30, 2012.

Compensation Committee	Stock Plan Subcommittee
Richard D. Parsons (Chair)	Rose Marie Bravo
Rose Marie Bravo	Paul J. Fribourg
Paul J. Fribourg	Barry S. Sternlicht
Barry S. Sternlicht

Summary Compensation Table

        The following table, footnotes and narratives describe the compensation during the past three fiscal years for (a) our Chief Executive Officer, (b) our Chief Financial Officer and (c) our three other most highly compensated executive officers in our fiscal year ended June 30, 2012 ("fiscal 2012"). The fiscal year ended June 30, 2011 is referred to as "fiscal 2011" and the fiscal year ended June 30, 2010 is referred to as "fiscal 2010."

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
William P. Lauder,	2012	$1,500,000	$0	$1,615,780	$1,249,924	$4,174,150	$856,447	$181,014	$9,577,315
Executive Chairman	2011	1,500,000	0	1,263,234	1,250,009	3,801,000	291,340	87,586	8,193,169
	2010	1,500,000	0	1,825,000	978,718	3,648,950	470,977	65,514	8,489,159
Fabrizio Freda (2),	2012	1,750,000	0	3,490,631	3,125,033	4,522,000	561,546	150,027	13,599,237
President and Chief	2011	1,500,000	0	13,080,190	2,499,998	3,801,000	494,220	91,636	21,467,044
Executive Officer	2010	1,500,000	0	6,687,527	1,957,447	3,648,950	496,243	81,875	14,372,042
John Demsey,	2012	1,000,000	0	2,007,478	1,772,850	3,378,200	478,630	51,595	8,688,753
Group President	2011	1,000,000	0	1,663,417	1,646,002	2,940,550	215,184	58,550	7,523,703
	2010	1,000,000	0	1,041,647	745,200	2,671,900	272,497	50,014	5,781,258
Cedric Prouvé,	2012	1,000,000	0	1,825,177	1,674,096	2,903,850	396,740	49,833	7,849,696
Group President-	2011	1,000,000	0	1,536,987	1,520,892	2,322,250	157,293	363,324	6,900,746
International	2010	1,000,000	0	928,651	745,200	2,076,000	200,853	348,825	5,299,529
Richard W. Kunes,	2012	870,000	0	1,576,905	1,527,511	1,048,150	229,488	57,228	5,309,282
Executive Vice	2011	870,000	0	1,453,875	1,438,701	962,900	122,610	49,553	4,897,639
President and Chief	2010	870,000	0	813,122	662,400	927,600	160,416	45,908	3,479,446
Financial Officer

(1)
Mr. Kunes was Executive Vice President and Chief Financial Officer until August 20, 2012. He is currently Executive Vice President, Senior Advisor to the President and Chief Executive Officer and expects to remain in that position until his retirement on June 30, 2013. On August 20, 2012, Tracey T. Travis became Executive Vice President and Chief Financial Officer.

(2)
Stock awards for Mr. Freda in each year reflect annual grants of RSUs and PSUs, as well as an additional grant of RSUs valued at $4,000,000 that vested in thirds through July 1, 2012 that was made to him at the start of fiscal 2010, when he became President and Chief Executive Officer, and the grant of the MSU, valued at $10,553,722 at the time of grant (as described below), that was made to him in connection with the renewal of his employment agreement on February 9, 2011. Each of these grants (as well as other RSUs and PSUs generally) will be earned by Mr. Freda over multiple fiscal years. See Note 3 below. If one were to allocate and view the amounts expensed for accounting purposes for the additional RSU and the MSU in the fiscal years expensed, then the amount of "Stock Awards" and "Total" compensation for Mr. Freda would be as follows:

Year	Stock Awards ($)(a)	Total ($)(a)

2012	$7,023,969	$17,132,575
2011	4,924,618	13,311,472
2010	5,131,971	12,816,486
    (a)
    The amount to be expensed for accounting purposes for the MSU in each of fiscal 2013 and 2014 is $3,088,894.

(3)
Amounts represent the aggregate grant date fair value of RSUs, PSUs and the MSU granted in the respective fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation – Stock Compensation ("FASB ASC Topic 718"). Amounts shown relating to RSUs and PSUs disregard estimates of forfeitures related to service-based vesting conditions and were calculated based on the closing price of our Class A Common Stock on the NYSE on the date of grant (as adjusted for the two-for-one stock split that was effective January 20, 2012). The prices (similarly adjusted for the stock split) were $16.75 on July 1, 2009, $17.00 on September 2, 2009, $16.84 on September 3, 2009, $29.04 on September 1, 2010 and $49.085 on September 1, 2011. For PSUs, the amount included was calculated based on the probable (e.g., likely) outcome with respect to satisfaction of the performance conditions at the date of grant, which is the target payout, consistent with the recognition criteria in FASB ASC Topic 718 (excluding the effect of estimated forfeitures). The maximum potential value of PSUs (assuming the grant date stock price) awarded at the date of grant for fiscal 2012, 2011 and 2010, respectively, were as follows: Mr. Lauder $937,573, $957,352, and $750,006; Mr. Freda $2,343,711, $1,914,705 and $1,500,012; Mr. Demsey $1,329,565, $1,260,634 and $597,890; Mr. Prouvé $1,255,643, $1,164,819 and $597,890; and Mr. Kunes $1,145,644, $1,101,832 and, $531,488. The payout of PSUs could be as low as zero depending on performance over the relevant period and the value of any payout will depend on the stock price at the time of payout. For a description of the performance criteria applicable to the PSUs, see "Compensation Discussion and Analysis – Elements of Compensation; Allocation – Long-Term Equity-Based Compensation – Performance Share Units." For Mr. Freda, the amount shown for fiscal 2011 also includes the grant date fair value of the MSU granted to him on February 9, 2011 of $10,553,722. The grant date fair value was calculated using a lattice model with a Monte Carlo simulation with the following assumptions: contractual life of 41 months, a weighted-average expected volatility of 29%, a weighted-average risk-free interest rate of 1.6% and a weighted-average dividend yield of 1.0%. The expected stock price volatility assumption is a combination of both current and historical implied volatilities from options on the underlying stock at the time of grant. The implied volatilities were obtained from publicly available data sources. The expected life is equal to the contractual term of the grant. The average risk-free interest rate is based on the U.S. Treasury strip rates over the contractual term of the grant and the average dividend yield is based on historical experience. The payout of the MSU could be as low as zero depending upon stock price or performance during the applicable period in 2014 and the value of any payout will depend upon the stock price at the time of payout. See "Employment Agreements – Fabrizio Freda."

(4)
Amounts represent aggregate grant date fair value of stock options granted in the respective fiscal year to the Named Executive Officers computed in accordance with FASB ASC Topic 718. Amounts shown disregard estimates of forfeitures related to service-based vesting conditions. The fair values of stock options granted were calculated using the Black-Scholes options pricing model based on the following assumptions:

Date of Grant	Expected Volatility	Expected Term to Exercise	Dividend Yield	Risk-Free Interest Rate
Sep. 1, 2011	34%	9	1.0%	2.0%
Sep. 1, 2010	30%	9	1.1%	2.4%
Sep. 2, 2009	30%	9	2.0%	3.3%

  The expected volatility assumption is a combination of both current and historical implied volatilities of the underlying stock. The implied volatilities were obtained from publicly available data sources. See "Grants of Plan-Based Awards in Fiscal 2012" for information about option awards granted in fiscal 2012 and "Outstanding Equity Awards at June 30, 2012" for information with respect to options outstanding at June 30, 2012. The actual value, if any, realized by an executive officer from any option will depend on the extent to which the market value of our Class A Common Stock exceeds the exercise price of the option on the date the option is exercised. Accordingly, there is no assurance that the value realized by an executive officer will be at or near the amounts set forth in the table. These amounts should not be used to predict stock performance.

(5)
The amounts represent incentive payments made in respect of each fiscal year under our EAIP. See "Grants of Plan-Based Awards in Fiscal 2012" for the potential payouts to which the executive was entitled depending on the outcome of the performance criteria. For a description of the performance criteria, see "Compensation Discussion and Analysis – Elements of Compensation; Allocation – Annual Incentive Bonuses."

(6)
The amounts represent the aggregate change in each fiscal year in the actuarial present value of each Named Executive Officer's accumulated pension benefits under the RGA Plan and the Restoration Plan, to the extent the Named Executive Officer participates. There was no above market portion of interest earned during fiscal 2012, 2011 and 2010 on the deferred compensation balances maintained for Messrs. Lauder and Kunes, who are the only Named Executive Officers with such balances. See "Nonqualified Deferred Compensation in Fiscal 2012 and at June 30, 2012" and the related discussion for a description of our deferred compensation arrangements applicable to executive officers. For Mr. Freda, the amount also represents a supplemental deferral intended to replicate pension benefits foregone at his former employer plus earnings on such deferral. See "Pension Benefits" below.

(7)
Amounts reported for fiscal 2012, fiscal 2011 and fiscal 2010, respectively, are found in the table below:

Name	Year	Matching 401(k) Savings Plan Contributions Made on Behalf of the Executives	Company-Paid Premiums for Executive Life Insurance	Company-Paid Medical Reimbursement Program	Perquisite Allowance (a)	Financial Counseling (a)	Personal Use of Company Leased Auto or Auto Allowance	Companion or Home Leave Travel	Relocation or Transition Payments
Mr. Lauder	2012	$10,000	$18,598	$8,795	$40,000	$10,000	$19,154	$6,579	$0
	2011	9,800	39,652	8,076	20,000	5,000	5,058	0	0
	2010	9,800	44,277	0	0	5,000	6,437	0	0
Mr. Freda	2012	10,000	35,735	8,795	34,600	10,000	16,876	34,021	0
	2011	9,800	15,900	8,076	7,239	5,000	17,068	28,553	0
	2010	0	15,900	0	32,761	5,000	4,400	15,922	7,892
Mr. Demsey	2012	10,000	14,300	8,795	15,000	3,500	0	0	0
	2011	9,800	14,300	8,825	15,000	3,500	7,125	0	0
	2010	9,800	14,300	0	15,000	3,500	7,414	0	0
Mr. Prouvé	2012	9,800	3,600	8,043	15,000	3,500	3,116	6,774	0
	2011	9,425	3,600	8,068	15,000	3,500	6,431	0	317,300
	2010	9,425	3,600	0	15,000	3,500	0	0	317,300
Mr. Kunes	2012	8,700	15,185	8,043	15,000	5,000	5,300	0	0
	2011	8,700	4,900	8,068	15,000	5,000	7,885	0	0
	2010	9,800	4,900	0	15,000	5,000	11,208	0	0
  (a)
  The perquisite allowance and financial counseling plans are administered on a calendar basis which accounts for the variation in amounts for a particular fiscal year.

  In addition to the above, in fiscal 2005, we instituted a flight safety policy, which currently provides that our Chairman Emeritus, our Executive Chairman and our Chief Executive Officer should not fly together for any reason. One effect of the policy was to increase the costs of certain non-business trips for Mr. Lauder. In order to remedy this, we allowed Mr. Lauder to use Company- provided aircraft for non-business trips where it was necessary to comply with the flight safety policy at an incremental cost to us of $67,888 in fiscal 2012. We also make available to our employees, including the Named Executive Officers, the ability to obtain a limited amount of our products for free or at a discount. The incremental cost of the free product program to us did not exceed $1,000 in any fiscal year for any of the Named Executive Officers. The sales of product to employees at a discount are profitable for us.

Employment Agreements

        The material terms of each Named Executive Officer's employment agreement are described below:

        William P. Lauder.    Under his employment agreement effective July 1, 2010, Mr. Lauder is an employee-at-will and he will continue as Executive Chairman until his retirement or other termination of his employment. The agreement provides that his base salary and bonus opportunities will be set by the Compensation Committee and that his equity grants are to be determined by the Stock Plan Subcommittee. In addition to benefits generally available to senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $20,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $75,000), we provide Mr. Lauder additional executive life insurance with a face amount of $5 million with annual premiums paid by us. Beginning in fiscal 2011, such insurance is provided through a term life insurance policy.

        For fiscal 2013, Mr. Lauder's base salary is $1.5 million and his aggregate target incentive bonus opportunities are $3.0 million. In September 2012, he was granted equity-based compensation with an aggregate value of $2,500,000, comprised of stock options in respect of 56,561 shares of Class A Common Stock with an exercise price of $59.78 per share, RSUs in respect of 10,455 shares of Class A Common Stock and PSUs with a target payout of 10,455 shares of Class A Common Stock.

        Fabrizio Freda.    Under his employment agreement, effective July 1, 2011, Mr. Freda is an employee-at-will, and he will continue as President and Chief Executive Officer until his retirement or other termination of his employment. The agreement provides that his base salary and bonus opportunities will be set by the Compensation Committee and that his equity grants will be determined by the Stock Plan Subcommittee. For fiscal 2012, the Company agreed to recommend to the Stock Plan Subcommittee stock-based awards under the Amended and Restated Fiscal 2002 Share Incentive Plan with a value equivalent at the time of grant of no less than $5 million with such value determined in accordance with procedures generally utilized by the Company for its financial reporting at the time of grant; provided, however, such grant would not exceed or be in respect of more than 1,000,000 shares of Class A Common Stock at target performance (provided that above-target performance payouts on performance-based awards are not subject to that limitation). In addition to benefits generally available to senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan of up to $20,000, financial counseling services up to $5,000, and participation in the Company's Executive Automobile Program with an automobile having an acquisition value of $75,000), we provide Mr. Freda additional executive term life insurance with a face amount of $10 million and travel for his spouse to accompany him on up to two business-related travel itineraries per fiscal year. In addition, Mr. Freda is entitled to an annual supplemental deferral computed by taking the difference between $485,000 and the actual vested annual accruals and contributions made to the Company's qualified and non-qualified pension and qualified retirement savings plans on behalf of the Executive. Such deferrals are credited with interest annually at a rate per annum equal to the Citibank base rate but in no event more than 9%. Mr. Freda will also be reimbursed for relocation costs of his family from New York to Italy in the event of his termination.

        For fiscal 2013, Mr. Freda's base salary is $1,750,000 and his aggregate target incentive bonus opportunities are $3.75 million. In September 2012, he was granted equity-based compensation with an aggregate value of $8,125,000, comprised of stock options in respect of 183,822 shares of Class A Common Stock with an exercise price of $59.78 per share, RSUs in respect of 33,979 shares of Class A Common Stock and PSUs with a target payout of 33,979 shares of Class A Common Stock.

        On September 24, 2012, we made additional grants of equity-based awards to Mr. Freda in recognition of his leadership and our strong and sustained performance. The grants are intended to provide further incentive for him to remain with us for the next five years and further align his goals with the interests of our stockholders. Except in the event of conditions identified below, no shares will vest prior to June 30, 2015. We granted him PSUs with an aggregate value of $10 million (based on the grant date price times the number of shares, which amount, for accounting purposes is expected to be approximately $11 million) and a target payout of 162,760 shares of Class A Common Stock and RSUs with an aggregate value of $6 million comprised of 97,656 shares that vest and are paid out in thirds on June 30, 2015, 2016 and 2017, assuming continued employment through the relevant date. The PSUs are divided into three tranches with the first having a three-year performance period ending June 30, 2015, the second a four-year performance period ending June 30, 2016 and the third a five-year performance period ending June 30, 2017. The payout of these PSUs depends upon the relative total return to stockholders ("TSR") over the relevant performance period as compared to the companies in the S&P 500 on July 1, 2012 (the "S&P 500 Companies"). As for performance, if during the relevant performance period, (a) our TSR is equal to or greater than the 90th percentile of the TSR of the S&P 500 Companies, then the payout shall be 160% of the target number of shares for that tranche (the "Maximum Shares"), (b) if our TSR is at the 60th percentile, then the payout shall be 100% of the target number of shares for that tranche (the "Target Shares"), (c) if our TSR is at the 40th percentile, then the payout shall be 35% of the target number of shares for that tranche (the "Threshold Shares"), and (d) if our TSR falls below the 40th percentile of the TSR of the S&P 500 Companies then no payment will be made on the PSUs. Percentiles (i) between the 60th percentile and the 90th percentile shall be interpolated on a straight line basis between the Target Shares and the Maximum Shares and (ii) between the 40th percentile and the 60th percentile shall be interpolated on a straight line basis between the Threshold Shares and the Target Shares. If Mr. Freda resigns or is terminated for cause prior to the end of the relevant performance period for any of the PSUs, he will receive no shares. If he dies or becomes disabled prior to the end of the relevant performance period or is terminated without cause after July 1, 2013 and prior to the end of the performance period, then based on plan achievement the number of shares to be paid out will be multiplied by a fraction, the numerator of which will be the number of completed months of service starting with July 2012 and the denominator of which will be the applicable number of months in the full performance period. The PSUs will vest and be paid out upon a "Change in Control" (as defined in the agreement), with performance plan achievement determined by the consideration per share to be received by the holders of the Company's Class A Common Stock relative to the S&P 500 Companies. Potential payouts of the RSUs upon termination of employment or "Change in Control" (as defined in the agreement) are similar to the treatments for RSUs described in "Potential Payments Upon Termination of Employment or Change of Control" below. Dividend equivalents will be paid out in cash in connection with shares that are earned. Shares and cash paid out pursuant to the PSUs and RSUs are subject to applicable tax withholding requirements.

        In connection with the renewal of his employment agreement in fiscal 2011, the Stock Plan Subcommittee granted to Mr. Freda the MSU payable in shares of the Company's Class A Common Stock. Such MSU will be paid out depending upon performance of the Class A Common Stock on the New York Stock Exchange during the 20 trading days ending June 30, 2014. If the average closing stock price per share of the Class A Common Stock during that period (the "Average Final Price") equals or exceeds $75.00 per share, then Mr. Freda will receive 320,000 shares of Class A Common Stock. If the Average Final Price is less than $75.00 per share and equal to or greater than $18.75 per share, then

Mr. Freda will receive that number of shares equal to 320,000 times the Average Final Price divided by $75.00. Mr. Freda will receive no shares if the Average Final Price is less than $18.75 per share. If Mr. Freda resigns or is terminated for cause prior to June 30, 2014, he will receive no shares. If Mr. Freda dies or becomes disabled prior to June 30, 2014 or is terminated without cause after February 9, 2012 and prior to June 30, 2014, then the number of shares to be paid out will be multiplied by a fraction, the numerator of which will be the number of completed months of service starting with July 2010 and the denominator of which shall be 48. The MSU will vest and be paid out upon a "Change in Control" (as defined in the agreement), with performance being determined by the consideration per share to be received by the holders of the Company's Class A Common Stock. Dividend equivalents will be paid out in cash in connection with the shares that are earned by Mr. Freda. Shares and cash paid out pursuant to the MSU are subject to applicable tax withholding requirements.

        John Demsey.    Under his employment agreement effective July 1, 2010, Mr. Demsey is an employee-at-will and he will continue as Group President until his retirement or other termination of his employment. The agreement provides for his base salary and bonus opportunities to be set by the Compensation Committee and that his equity grants will be determined by the Stock Plan Subcommittee. In addition to the benefits generally available to our senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $50,000), we provide Mr. Demsey additional executive term life insurance with a face amount of $5 million with annual premiums to be paid by us.

        For fiscal 2013, Mr. Demsey's base salary is $1.0 million and his aggregate target incentive bonus opportunities are $2.5 million. In September 2012, he was granted equity-based compensation with an aggregate value of $4,240,800, comprised of stock options in respect of 95,946 shares of Class A Common Stock with an exercise price of $59.78 per share, RSUs in respect of 17,735 shares of Class A Common Stock and PSUs with a target payout of 17,735 shares of Class A Common Stock.

        Cedric Prouvé.    Under his employment agreement, effective July 1, 2011, Mr. Prouvé is an employee-at-will and he will continue as Group President – International until his retirement or other termination of his employment. The agreement provides for his base salary and bonus opportunities to be set by the Compensation Committee and that his equity grants will be determined by the Stock Plan Subcommittee. In addition to the benefits generally available to our senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $50,000), we provide Mr. Prouvé additional executive term life insurance with a face amount of $5 million with annual premiums paid by us.

        For fiscal 2013, Mr. Prouvé's base salary is $1.0 million and his aggregate target incentive bonus opportunities are $2,170,000 million. In September 2012, he was granted equity-based compensation with an aggregate value of $3,651,200, comprised of stock options in respect of 82,608 shares of Class A Common Stock with an exercise price of $59.78 per share, RSUs in respect of 15,269 shares of Class A Common Stock and PSUs with a target payout of 15,269 shares of Class A Common Stock.

        Richard W. Kunes.    Under his employment agreement effective July 1, 2009, Mr. Kunes is an employee-at-will. Until August 20, 2012, he served as Executive Vice President and Chief Financial Officer. From such date, until his expected retirement on June 30, 2013, he is serving as Executive Vice President, Senior Advisor to the President and Chief Executive Officer. The agreement provides for his base salary and bonus opportunities to be set by the Compensation Committee and that his equity grants will be determined by the Stock Plan Subcommittee. In addition to the benefits generally available to our senior executives (e.g., annual perquisite reimbursement under our Executive Perquisite Plan up to $15,000, financial counseling services up to $5,000, and participation in our Executive Automobile Program with an automobile having an acquisition value of $50,000), we provide Mr. Kunes additional executive term life insurance with a face amount of $5 million with annual premiums to be paid by us.

        For fiscal 2013, Mr. Kunes' base salary is $870,000 and his aggregate target incentive bonus opportunities are $752,000. In September 2012, he was granted equity-based compensation with an aggregate value of $3,044,600, comprised of stock options in respect of 75,284 shares of Class A Common Stock with an exercise price of $59.78 per share, RSUs in respect of 12,733 shares of Class A Common Stock and PSUs with a target payout of 12,733 shares of Class A Common Stock.

        Tracey T. Travis.    Under her employment agreement, effective August 20, 2012, Ms. Travis is an employee-at-will and will continue as Executive Vice President and Chief Financial Officer until her retirement or other termination of her employment. The agreement provides for a base salary and bonus opportunities to be set by the Compensation Committee and that her equity grants will be determined by the Stock Plan Subcommittee.

        For fiscal 2013, her base salary is $825,000 and her aggregate target incentive bonus opportunities are $825,000. In order to induce Ms. Travis to join the Company and to compensate her for equity grants from her previous employer that were forfeited, she was granted equity based compensation with an aggregate value of $2,300,000, comprised of stock options in respect of 52,037 shares of Class A Common Stock with an exercise price of $59.78 per share and RSUs in respect of 19,237 shares of Class A Common Stock. In addition, for fiscal 2013, she was granted equity based compensation with an aggregate value of $2,600,000, comprised of stock options in respect of 58,825 shares of Class A Common Stock with an exercise price of $59.78 per share, RSUs in respect of 10,873 shares of Class A Common Stock and PSUs with a target payout of 10,873 shares of Class A Common Stock.

        Each agreement described above provides that the executive may elect to defer all or part of his or her annual incentive bonus compensation in compliance with Section 409A. Each agreement also provides that benefits under the agreement may be modified by the Compensation Committee at any time other than in contemplation of a "Change of Control" (as defined in the agreement) or after a Change of Control. Any such modification shall not be effective until at least two years after such modification is approved by the Compensation Committee.

        Each employment agreement also provides that the executive must abide by restrictive covenants relating to non-competition and non-solicitation during his employment and, under certain circumstances, for two years following termination of employment, and non-disclosure relating to our confidential information.

        The provisions of the employment agreements relating to termination of employment and payments relating to termination are discussed in "Potential Payments upon Termination of Employment or Change of Control."

Grants of Plan-Based Awards in Fiscal 2012

        The following table sets forth information with respect to each award in fiscal 2012 to each Named Executive Officer of plan-based compensation, including bonus opportunities under the EAIP, PSUs, RSUs and options to purchase shares of our Class A Common Stock under the Amended and Restated Fiscal 2002 Share Incentive Plan. The material terms of the bonus opportunities are described in "Compensation Discussion and Analysis – Elements of Compensation; Allocation – Annual Incentive Bonuses" and the material terms of the PSUs are described in "Compensation Discussion and Analysis – Elements of Compensation; Allocation – Long-Term Equity-Based Compensation – Performance Share Units." The material terms of the MSU are described in "Employment Agreements – Fabrizio Freda."

									All Other Option Awards: Number of Securities Underlying Options (#)(4)
								All Other Stock Awards: Number of Shares of Stock or Units (#)(3)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William P. Lauder	N/A	$937,500	$3,000,000	$4,500,000
	9/1/11				6,367	12,734	19,101				$625,048
	9/1/11							20,184			990,732
	9/1/11								67,056	$49.085	1,249,924
Fabrizio Freda	N/A	1,015,625	3,250,000	4,875,000
	9/1/11				15,916	31,832	47,748				1,562,474
	9/1/11							39,282			1,928,157
	9/1/11								167,652	49.085	3,125,033
John Demsey	N/A	750,000	2,400,000	3,600,000
	9/1/11				9,029	18,058	27,087				886,377
	9/1/11							22,840			1,121,101
	9/1/11								95,110	49.085	1,772,850
Cedric Prouvé	N/A	656,250	2,100,000	3,150,000
	9/1/11				8,527	17,054	25,581				837,096
	9/1/11							20,130			988,081
	9/1/11								89,812	49.085	1,674,096
Richard W. Kunes	N/A	235,000	752,000	1,125,000
	9/1/11				7,780	15,560	23,340				763,763
	9/1/11							16,566			813,142
	9/1/11								81,948	49.085	1,527,511

(1)
The amounts shown represent the possible aggregate payouts in respect of fiscal 2012 under the EAIP at the "threshold," "target" and "maximum" levels. Actual payouts for fiscal 2012 are disclosed in the Summary Compensation Table in the column "Non-Equity Incentive Plan Compensation." No future payout will be made under this award. Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, the impact of discontinued operations and non-recurring income/expenses. For a discussion of the EAIP and the fiscal 2012 payouts, see "Compensation Discussion and Analysis – Elements of Compensation; Allocation – Annual Incentive Bonuses."

(2)
The amounts shown represent the number of shares of Class A Common Stock underlying threshold, target and maximum payout of PSUs granted under the Amended and Restated Fiscal 2002 Share Incentive Plan in fiscal 2012. Future payout of such PSUs is generally subject to the achievement by us of our net sales, Diluted EPS and ROIC cumulative annual growth rate goals for the three-year period ending June 30, 2014. These goals were set in September 2011. Payout generally assumes continued employment and is subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control – Effect of Termination on Outstanding Awards Under Equity Plans." For each executive officer, no payout will be made pursuant to the net sales, Diluted EPS, nor ROIC cumulative annual growth rate opportunities unless the threshold for such opportunity is achieved and additional shares shall be paid out if performance exceeds the targeted performance goals. Upon payout, shares will be withheld to cover minimum statutory tax obligations. PSUs are accompanied by dividend equivalent rights that will be payable in cash at the time of payout of the related shares. Measurement of performance is subject to certain automatic adjustments, such as changes in accounting principles, the impact of discontinued operations and non-recurring income/expenses. See "Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation – Performance Share Units."

(3)
The amounts shown represent the number of shares of Class A Common Stock subject to RSUs granted under the Amended and Restated Fiscal 2002 Share Incentive Plan in fiscal 2012. RSUs granted on September 1, 2011 generally vest ratably in thirds on October 31, 2012, October 31, 2013 and October 31, 2014. Vesting of RSUs is subject to continued employment and subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control – Effect of Termination on Outstanding Awards Under Equity Plans." RSUs are subject to restrictions on transfer and forfeiture prior to vesting. Upon payout, shares will be withheld to cover minimum statutory tax obligations. RSUs are accompanied by dividend equivalent rights that will be payable in cash at the time of payout. See "Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation – Restricted Stock Units."

(4)
The amounts shown represent the number of shares of Class A Common Stock underlying stock options granted under the Amended and Restated Fiscal 2002 Share Incentive Plan in fiscal 2012. The exercise price of the stock options is equal to the closing price of our Class A Common Stock on the date of grant (and under our plan, the exercise price cannot be lower than such closing price). The stock options (i) become exercisable or vest in thirds beginning with the January 1 following the first anniversary of the date of grant and the next two January 1 thereafter, assuming continued employment and subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control – Effect of Termination on Outstanding Awards Under Equity Plans" and (ii) expire 10 years from the grant date. Stock options do not have dividend equivalent rights or any voting rights with respect to the shares of Class A common stock underlying the options. See "Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity-Based Compensation – Stock Options."

(5)
The amount shown is the total FASB ASC Topic 718 value of the award on the date of grant and were calculated using assumptions previously described in footnotes (2) and (3) of the Summary Compensation Table. The grant date fair value of PSU awards was calculated assuming the target payout.

Outstanding Equity Awards at June 30, 2012

        The following table sets forth information with respect to stock options, RSUs, PSUs and the MSU outstanding on June 30, 2012 under our plans existing at the time of grant for each Named Executive Officer. In the section of the table relating to "Stock Awards" the first, second and third rows set forth RSUs and PSUs granted to the Named Executive Officers (other than Mr. Freda) in September 2009, 2010 and 2011, respectively. For Mr. Freda, the first row represents the RSU grant made to him in July 2009. RSU and PSU grants made to him in September 2009, 2010 and 2011 are reflected in the second, third and fifth rows. The MSU granted to him in February 2011, is reflected on the fourth row. Share amounts, option exercise prices and related information in the table and accompanying notes have been adjusted to reflect the two-for-one stock split of the Class A Common Stock effective January 20, 2012.

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
William P. Lauder	300,000	0		$17.500	9/26/2015
	300,000	0		19.780	9/20/2016
	300,000	0		21.290	9/21/2017
	300,000	0		26.415	9/11/2018
	118,202	59,102		17.000	9/2/2019	9,804	$542,112	44,118	$2,439,505
	41,376	82,756		29.040	9/1/2020	14,348	789,427	32,283	1,776,211
	0	67,056		49.085	9/1/2021	20,184	1,102,955	19,101	1,043,774
Fabrizio Freda	150,000	0		26.415	9/11/2018	79,602	4,401,593
	236,406	118,204		17.000	9/2/2019	19,608	1,084,224	88,236	4,879,010
	82,754	165,508		29.040	9/1/2020	28,696	1,578,854	64,566	3,552,421
								230,912	12,618,186
	0	167,652		49.085	9/1/2021	39,282	2,146,565	47,748	2,609,189
John Demsey	0	45,000		17.000	9/2/2019	7,816	432,186	35,169	1,944,670
	0	108,972		29.040	9/1/2020	18,894	1,039,548	42,510	2,338,900
	0	95,110		49.085	9/1/2021	22,840	1,248,092	27,087	1,480,169
Cedric Prouvé	0	45,000		17.000	9/2/2019	7,816	432,186	35,169	1,944,670
	50,344	100,688		29.040	9/1/2020	17,458	960,539	39,279	2,161,131
	0	89,812		49.085	9/1/2021	20,130	1,100,004	25,581	1,397,874
Richard W. Kunes	0	40,000		17.000	9/2/2019	6,948	384,190	31,263	1,728,688
	0	95,248		29.040	9/1/2020	16,514	908,600	37,155	2,044,268
	0	81,948		49.085	9/1/2021	16,566	905,249	23,340	1,275,414

(1)
Each of the stock options set forth in the table was granted ten years prior to the expiration date. Stock options (i) become exercisable or vest in thirds beginning with the January 1 following the first anniversary of the date of grant and the next two January 1 thereafter, assuming continued employment and subject to acceleration upon the occurrence of certain events as described in

  "Potential Payments Upon Termination of Employment or Change of Control-Effect of Termination on Outstanding Awards Under Equity Plans" and (ii) expire ten years from the grant date.

(2)
RSUs granted to Mr. Freda on July 1, 2009 generally vest ratably in thirds on July 1, 2010, 2011 and 2012. RSUs granted on September 2, 2009 generally vest ratably in thirds on November 1, 2010, October 31, 2011, and October 31, 2012. RSUs granted on September 1, 2010 generally vest ratably in thirds on October 31, 2011, October 31, 2012, and October 31, 2013. RSUs granted on September 1, 2011 generally vest ratably in thirds on October 31, 2012, October 31, 2013 and October 31, 2014. Vesting of RSUs assumes continued employment and subject to acceleration upon the occurrence of certain events as described in "Potential Payments Upon Termination of Employment or Change of Control-Effect of Termination on Outstanding Awards Under Equity Plans." As of June 30, 2012, the Named Executive Officers had earned dividend equivalents on outstanding unvested RSUs with dollar values as follows: Mr. W. Lauder, $35,030; Mr. Freda, $163,021; Mr. Demsey, $38,179; Mr. Prouvé, 35,464; and Mr. Kunes, $31,724.

(3)
The amounts represent the sum of (a) the product of (i) $54.12 (which was the closing price of the Class A Common Stock on June 29, 2012, the last trading day of fiscal 2012) and (ii) the number of shares of Class A Common Stock underlying the RSUs and (b) the dividend equivalents.

(4)
The amount of shares represents the maximum level of payout of shares of Class A Common Stock underlying the outstanding PSUs granted in September 2009 (the "fiscal 2010 PSUs"), September 2010 (the "fiscal 2011 PSUs") and September 2011 (the "fiscal 2012 PSUs"). Payouts under the fiscal 2010 PSUs were made in September 2012 at levels reflecting achievement at maximum for all goals. The shares of Class A Common Stock paid out to the Named Executive Officers were as follows: Mr. W. Lauder, 44,118; Mr. Freda, 88,236; Mr. Demsey, 35,169; Mr. Prouvé, 35,169; and Mr. Kunes, 31,263. Each also received a cash payment reflecting dividend equivalents on such shares as follows: Mr. W. Lauder, $51,839; Mr. Freda, $103,677; Mr. Demsey, $41,324; Mr. Prouvé, $41,324; and Mr. Kunes, $36,734. Payouts, if any, under the fiscal 2011 PSUs will be made in early fiscal 2014, assuming the performance criteria are achieved. Payouts, if any, under the fiscal 2012 PSUs will be made in early fiscal 2015, assuming the performance criteria are achieved. As of June 30, 2012, the Named Executive Officers had dividend equivalents on outstanding fiscal 2011 PSUs and fiscal 2012 PSUs at the maximum payout level with dollar values as follows: Mr. W. Lauder, $39,082; Mr. Freda, $83,177; Mr. Demsey, $52,480; Mr. Prouvé, $48,781; and Mr. Kunes, $45,693. The number of shares for Mr. Freda underlying the MSU is the number of shares that would be paid out if the Average Final Price in June 2014 was $54.12 (the closing price of the Class A Common Stock on June 30, 2012), and based on such number of shares, the dividend equivalents on his outstanding MSU would amount to $121,229.

(5)
The amounts represent the sum of (a) the product of (i) $54.12 (which was the closing price of the Class A Common Stock on June 29, 2012, the last trading day of fiscal 2012) and (ii) the number of shares of Class A Common Stock underlying the PSUs or that would be paid out under the MSU if $54.12 was the average final price under the MSU and (b) dividend equivalents in respect of such PSUs and the MSU. The PSU amounts are at maximum payout level for each grant. The MSU amount reflects the number of shares of Class A Common Stock that would be paid out if $54.12 was the average final price under the MSU.

Option Exercises and Stock Vested in Fiscal 2012

        The following table sets forth as to each Named Executive Officer information on exercises of stock options and vesting of RSUs and PSUs during fiscal 2012, including: (i) the number of shares of Class A Common Stock underlying options exercised in fiscal 2012; (ii) the aggregate dollar value realized upon exercise of such options; (iii) the number of shares of Class A Common Stock received from the vesting of RSUs during fiscal 2012 and payout of PSUs on September 1, 2011; and (iv) the aggregate dollar value realized upon the vesting of RSUs during fiscal 2012 and payout of PSUs on September 1, 2011. Share amounts and option exercise prices in the table and accompanying notes have been adjusted to reflect the two-for-one stock split of the Class A Common Stock effective January 20, 2012.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)		Value Realized on Vesting ($)(3)
William P. Lauder	600,000	(4)	$21,216,000	123,776	(5)	$6,126,034	(5)
Fabrizio Freda	200,000	(6)	5,826,965	226,726	(7)	11,161,118	(7)
John Demsey	141,152	(8)	4,655,661	57,634	(9)	2,850,196	(9)
Cedric Prouvé	415,000	(10)	15,115,774	52,220	(11)	2,582,888	(11)
Richard W. Kunes	120,956	(12)	4,507,429	44,466	(13)	2,198,873	(13)

(1)
Represents the difference between the closing price of the Class A Common Stock on the exercise date and the exercise price multiplied by the number of shares underlying each option exercised.

(2)
Represents the vesting and payout of a portion of the RSUs granted on September 11, 2008, July 1, 2009, September 2, 2009, September 3, 2009, and September 1, 2010. Also represents the vesting and payout on September 1, 2011 of the PSUs granted on September 11, 2008.

(3)
Represents the product of the number of shares vested or paid out and the closing price of the Class A Common Stock on the vesting or payout date plus the amount of the dividend equivalent rights attached to the RSUs and PSUs that was payable in cash at the time of the payout of the shares.

(4)
The options exercised by Mr. Lauder had an exercise price of $21.55 per share and were granted on August 24, 2004.

(5)
Includes 62,476 shares withheld from Mr. Lauder to satisfy taxes at a value of $3,042,441.

(6)
The options exercised by Mr. Freda had an exercise price of $26.415 per share and were granted on September 11, 2008.

(7)
Includes 112,542 shares withheld from Mr. Freda to satisfy taxes at a value of $5,483,011.

(8)
The options exercised by Mr. Demsey had exercise prices ranging from $17.00 to $29.04 per share and included options granted on September 11, 2008, September 2, 2009 and September 1, 2010.

(9)
Includes 29,094 shares withheld from Mr. Demsey to satisfy taxes at a value of $1,417,003.

(10)
The options exercised by Mr. Prouvé had exercise prices ranging from $17.00 to $26.415 per share and included options granted on September 20, 2006, September 21, 2007, September 11, 2008 and September 2, 2009.

(11)
Includes 24,144 shares withheld from Mr. Prouvé to satisfy taxes at a value of $1,175,777.

(12)
The options exercised by Mr. Kunes exercise prices ranging from $17.00 to $29.04 per share and include options granted on September 11, 2008, September 2, 2009, and September 1, 2010.

(13)
Includes 20,554 shares withheld from Mr. Kunes to satisfy taxes at a value of $1,001,026.

Pension Benefits

        We provide retirement benefits to our employees in the United States, including the Named Executive Officers, through qualified and non-qualified defined benefit pension plans. These plans include The Estée Lauder Companies Retirement Growth Account Plan ("RGA Plan") and the Estée Lauder Inc. Benefits Restoration Plan (the "Restoration Plan"), respectively. The non-qualified Restoration Plan provides for pension benefit payments which employees would have received under the RGA Plan if eligible compensation (including deferred salary and bonuses, where the RGA Plan allows) had not been subject to certain compensation limits as dictated by tax laws under ERISA that apply to qualified retirement plans.

        Retirement benefits under the plans are the aggregate amount of annual credits (defined as 3, 4 or 5% of total annual compensation, including bonus, with certain items excluded) plus annual interest credits thereon, based on a government index, of not less than 4%. The aggregate amount is payable as a one-time lump sum under both plans or converted to monthly lifetime payments under the RGA Plan.

        Executive officers who have worked for our subsidiaries outside the United States may also be covered under Company-sponsored pension plans covering such employees. None of the Named Executive Officers are covered under such plans.

        We do not have any policies with respect to granting additional years of credited service except as provided in certain termination provisions as reflected in executive officer employment agreements. Benefits attributable to the additional years of credited service are payable by us pursuant to the terms of applicable employment agreements and are not payable under either the RGA Plan or the Restoration Plan.

        In connection with his agreement to join the Company in November 2007 and continued in his current agreement, Mr. Freda is entitled to an annual supplemental deferral computed by taking the difference between $485,000 and the actual vested annual accruals and contributions made to the Company's qualified and non-qualified pension and qualified retirement savings plans on his behalf. Such deferrals are credited with interest as of each June 30 during the term of deferral, compounded annually, at an annual rate equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but in no event more than 9%.

        Set forth in the table below is each Named Executive Officer's years of credited service and the present value of his accumulated benefit under each of the pension plans and executive employment agreements pursuant to which he would be entitled to a retirement benefit, in each case, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended June 30, 2012.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
William P. Lauder	RGA Plan	26	$375,542	$0
	Restoration Plan		2,646,141	0
Fabrizio Freda	RGA Plan	4	31,506	0
	Restoration Plan		379,588	0
	Employment Agreement		1,800,607	0
John Demsey	RGA Plan	21	316,183	0
	Restoration Plan		1,555,985	0
Cedric Prouvé	RGA Plan	19	197,666	0
	Restoration Plan		1,043,864	0
Richard W. Kunes	RGA Plan	26	361,855	0
	Restoration Plan		812,417	0

(1)
Service shown is allocation service as of June 30, 2012 and is used to determine the level of annual credits for calendar 2012.

        The present values of accumulated benefits reflected in the table above were calculated based on the assumption that the benefits under the pension plans would be payable at the earliest retirement age at which unreduced benefits are payable (age 65). The present values for the RGA Plan also reflect the assumption that 80% of benefits are payable as a one-time lump sum and 20% are payable as lifetime monthly payments. Amounts calculated under the pension formula based on compensation that exceeds IRS limits will be paid under the Restoration Plan and are included in the present values shown in the table above. The present values for the Restoration Plan also reflect the assumption that 100% of the benefits are payable as a one-time lump sum. The present value of accumulated benefits under the RGA and Restoration Plans was calculated using a 3.9% pre-retirement discount rate and RP 2000 mortality table (projected to 2018) for annuities and a 5% discount rate and GAR 1994 mortality table for lump sums, consistent with the assumptions used in the calculation of our benefit obligations as of June 30, 2012, as disclosed in Note 13 to our audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

Nonqualified Deferred Compensation in Fiscal 2012 and at June 30, 2012

        Set forth in the table below is information about contributions and earnings, if any, credited to the accounts maintained by the Named Executive Officers under nonqualified deferred compensation arrangements and the account balances on June 30, 2012.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
William P. Lauder	–	–	$193,371	–	$6,079,031
Fabrizio Freda	–	–	–	–	–
John Demsey	–	–	–	–	–
Cedric Prouvé	–	–	–	–	–
Richard W. Kunes	–	–	212,280	–	6,673,495

(1)
Pursuant to their employment agreements, deferred compensation accounts of the Named Executive Officers who are either required or elect to defer compensation are credited with interest as of each June 30 during the term of deferral, compounded annually, at an annual rate equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but in no event more than 9%. As of June 30, 2012, the interest rate used for crediting purposes was 3.25% as compared with 120% of the applicable federal rate of 4.87%. As such, there was no interest credited in excess of 120% of the applicable federal rate reflected in the "Aggregate Earnings in Last FY" column above or were reported in the "Summary Compensation Table – Change in Pension Value and Nonqualified Deferred Compensation Earnings."

(2)
The "Aggregate Balance at Last FYE" column above includes (i) for Mr. Lauder, salary deferrals from fiscal 2003 through fiscal 2011 as reported in the Summary Compensation Table contained in prior proxy statements in the amount of $3,894,000 and interest thereon of $1,006,111 and the deferral of 50% of his fiscal 2003 bonus as reported in the Summary Compensation Tables contained in prior proxy statements in the amount of $763,500 and interest thereon of $415,420 and (ii) for Mr. Kunes, the deferral of 100% of his fiscal 2000 through fiscal 2010 bonuses as reported in the Summary Compensation Tables contained in prior proxy statements in the amount of $5,096,350 and interest thereon of $1,577,145.

Potential Payments upon Termination of Employment or Change of Control

Events of Termination under the Employment Agreements

        We have entered into employment agreements with each of our Named Executive Officers. See "Employment Agreements" above. These agreements provide for certain payments and other benefits if a Named Executive Officer's employment is terminated under circumstances specified in his respective employment agreement, including after a "change of control" of our Company (as defined below). The descriptions below of the termination provisions of the employment agreements are based on the employment agreements as in effect on June 30, 2012.

        Termination of Employment Upon Permanent Disability.    We may terminate a Named Executive Officer's employment at any time by reason of a "permanent disability" (as defined below), in which event the executive will be entitled to receive:

  •
  any accrued but unpaid salary and other amounts to which he is otherwise entitled prior to the date of termination;

  •
  bonus compensation earned but not paid that relates to any Contract Year (as defined below) ended prior to the date of termination;

  •
  unpaid bonus compensation otherwise payable for the Contract Year in which such disability occurred pro-rated to the date of termination;

  •
  his base salary in effect at the time of termination (less disability payments) for a period of one year from the date of termination (the "Disability Continuation Period"); and

  •
  reimbursement for financial counseling services in the amount of $5,000 for a period of one year from the date of termination.

        In addition, the executive will be entitled to continue to participate, to the extent permitted by applicable law and the applicable plan, in our health care, life insurance and accidental death and dismemberment insurance benefit plans during the Disability Continuation Period (disregarding any required delay in payments pursuant to Section 409A of the Internal Revenue Code ("Section 409A")). Since continued participation in the 401(k) Savings Plan and the RGA Plan is not permitted under law during the Disability Continuation Period, the executive will be entitled to receive cash payments equivalent in value to his continued participation in all qualified and non-qualified pension plans and the maximum matching contribution allowable under the 401(k) Savings Plan (the "Pension Replacement Payment") during the Disability Continuation Period. See "Effect of Certain Tax Regulations on Payments" below.

        For purposes of the employment agreements, "Contract Year" means the 12 month period beginning July 1 during the term of the employment agreement. "Permanent Disability" means a disability as defined under our applicable insurance policy, or, in the absence of an applicable policy, a physical or mental disability or incapacity that prevents the executive from discharging his responsibilities under his employment agreement for a period of six consecutive months or an aggregate of six months out of any twelve-month period.

        Termination of Employment Upon Death.    In the event of the executive officer's death during the term of his employment, his beneficiary or legal representative will be entitled to receive:

  •
  any accrued but unpaid salary and other amounts to which the executive otherwise was entitled prior to the date of his death;

  •
  bonus compensation earned but not paid that relates to any Contract Year ended prior to his death;

  •
  unpaid bonus compensation otherwise payable for the Contract Year in which his death occurred pro-rated to the date of his death;

  •
  reimbursement for financial counseling services in the amount of $5,000 for a period of one year from the date of his death; and

  •
  his base salary in effect at the time of his death for a period of one year from the date of his death.

        Termination of Employment Other than for Cause, Death or Disability; Termination for Material Breach.    We may terminate the executive's employment for any reason (other than for "cause" as defined in the employment agreement) upon 90 days' prior written notice. In the event of our termination of the executive's employment (other than for cause, disability or death) or a termination by the executive for an uncured "material breach" (as defined below), the executive will be entitled to:

  •
  any accrued but unpaid salary and other amounts to which he is otherwise entitled prior to the date of termination;

  •
  bonus compensation earned but not paid that relates to any Contract Year ended prior to the date of termination;

  •
  unpaid bonus compensation otherwise payable for the Contract Year in which termination occurred pro-rated to the date of termination;

  •
  his base salary in effect at the time of termination for a period ending on a date two years from the date of termination;

  •
  bonus compensation equal to 50% of the average of incentive compensation bonuses previously paid or payable to the executive under the EAIP during the past two completed fiscal years;

  •
  reimbursement for financial counseling services in the amount of $10,000 for a period of two years from the date of termination; and

  •
  participation, for a period ending on a date two years from the date of termination, to the extent permitted by applicable law, in our benefit plans and receipt of cash payments equivalent in value to his Pension Replacement Payment during such period.

        For purposes of the agreements, "material breach" is a material reduction in the executive's authority, functions, duties or responsibilities, a material reduction in the executive's target compensation (unless such reduction is similar to other officers and/or employees generally), or our failure to pay any award to which the executive is entitled under his employment agreement.

        Termination of Employment Following a Change of Control.    In the event the executive terminates his employment for "good reason" (as defined below) within 2 years of a "change of control" of our Company (as defined below), he is entitled to receive payments and benefits as if his employment were terminated by us without cause. In the event of a termination by us, or by the executive for good reason, after a change of control, the executive will also be entitled to reimbursement for outside legal counsel up to $20,000.

        For purposes of the agreements, "good reason" means that the executive is assigned duties that are materially inconsistent with his position, his position is materially diminished, we breach the compensation arrangements of the employment agreement (and fail to timely cure the breach), the executive is required to relocate to any location more than 50 miles from the location at which he performed his services prior to the change of control or we fail to have any successor company assume the executive's employment agreement.

        For purposes of the employment agreements, a "change of control" is deemed to have occurred upon any of the following events:

  •
  during any period of two consecutive years, the individuals who at the beginning of such period constituted our board of directors or any individuals who would be "continuing directors" (as defined below) cease for any reason to constitute a majority of the board of directors;

  •
  our Class A Common Stock ceases to be publicly traded;

  •
  our board of directors approves any merger, exchange, consolidation, or similar business combination or reorganization, the consummation of which would result in the occurrence of an event described in the bullet points above, and such transaction is consummated;

  •
  our board of directors approves a sale of all or substantially all of our assets, and such transaction is consummated; or

  •
  a change of control of a nature that would be required to be reported under the SEC's proxy rules.

        However, changes in the relative beneficial ownership among members of the Lauder family and family-controlled entities would not, by themselves, constitute a change of control, and any spin-off of one of our divisions or subsidiaries to our stockholders would not constitute a change of control.

        "Continuing directors" mean the directors in office on the effective date of the executive officer's employment agreement and any successor to those directors and any additional director who was nominated or selected by a majority of the continuing directors in office at the time of his or her nomination or selection.

        Termination for Cause.    In the case of termination by us for "cause" (as defined below), the executive will be entitled to receive his accrued but unpaid salary and any benefit under our employee benefit programs and plans as determined under such programs and plans upon and as of such termination.

        For purpose of the agreements, "cause" means that the executive has engaged in any of a list of specified activities, including his material breach of, or willful refusal to perform his duties under the agreements (other than because of disability or death), his failure to follow a lawful directive of the Chief Executive Officer (or Executive Chairman) or the Board of Directors that is within the scope of his duties, willful misconduct unrelated to us that could reasonably be anticipated to have a material adverse effect on us, gross negligence that could reasonably be anticipated to have a material adverse effect on us, violation of our Code of Conduct, drug or alcohol abuse that materially affects his performance or conviction of, entry of a guilty plea or no contest for, a felony.

        Voluntary Termination.    The executive may terminate his employment for any reason at any time upon 90 days' prior written notice, in which event we will have no further obligations after termination other than to pay the executive's accrued but unpaid salary, bonus compensation, if any, earned but not paid that relates to any Contract Year ended prior to the date of termination, and benefits under our employee benefit plans and programs as determined by such plans and programs upon and as of such termination.

Condition Precedent to Receipt of Payments upon Termination

        The employment agreements require, as a precondition to the receipt of the payments described above, that the Named Executive Officer execute a general release of claims against us and our subsidiaries and affiliates. The release does not apply to rights that the executive may otherwise have to any payment of benefit provided for in his employment agreement or any vested benefit the executive may have in any of our benefit plans. The agreements also include provisions relating to nondisclosure of our confidential information and non-competition with us.

Modification of Severance Payments and Benefits

        The employment agreements provide that changes to severance payments and benefits may be made by the Compensation Committee (or the Stock Plan Subcommittee for changes related to matters under its authority), except at such time the Company is contemplating one or more transactions that will result in a Change of Control or after a Change of Control. Moreover, any changes made to severance payments or benefits without the consent of the executive will not be effective until two years after such change is approved by the Compensation Committee or Stock Plan Subcommittee.

Effect of Certain Tax Regulations on Payments

        Effect of Excise Tax on Parachute Payments.    Under the employment agreements of the Named Executive Officers, if any amount or benefit paid under their respective agreements, taken together with any amounts or benefits otherwise paid to the executive by us or any of our affiliated companies, are parachute payments subject to excise tax under Section 4999 of the Internal Revenue Code, the amounts paid to the executive will be reduced (but not below zero) to the extent necessary to eliminate the excise tax.

        The Compensation Committee has authorized us to amend the agreements with the Named Executive Officers to provide that an executive may elect to pay the excise tax on such payments rather than be subject to the reduction mentioned above if this results in higher net after tax payments. To date, such amendments have not yet been made and we do not expect that the change in this provision will have an impact on any of our Named Executive Officers. Such a provision has been included in the employment agreement with Tracey Travis.

        Effect of Section 409A on Timing of Payments.    Under the employment agreements, any amounts that are not exempt from Section 409A will be subject to the required six-month delay in payment after termination of service provided that the executive is a "specified employee" for purposes of Section 409A at the time of termination of service. Amounts that otherwise would have been paid during this six-month delay will be paid in a lump sum on the first day after such period expires.

Effect of Termination on Outstanding Awards under Equity Plans

        Under our Amended and Restated Fiscal 2002 Share Incentive Plan, executives may be awarded stock options, stock appreciation rights, stock awards, RSUs, PSUs or MSUs.

        The exercise of stock options or stock appreciation rights after termination of employment and the payment of RSUs, PSUs or the MSU are subject to the executive neither competing with, nor taking employment nor rendering service to one of our competitors without our written consent nor conducting himself in a manner adversely affecting us.

        Permanent Disability.    Upon the executive's total and permanent disability (as determined under our long-term disability program), stock options that are not yet exercisable become immediately exercisable and may be exercised until the earlier of one year after the last day of salary continuation or the expiration of the option term. RSUs will vest pro rata for the number of full months the executive was employed or receiving salary continuation payments during the applicable vesting period and will be paid in accordance with the award's vesting schedule. The MSU will vest pro rata for the number of full months the executive served prior to termination and the "Average Final Price" will be determined for the 20 trading days ending on such termination. The executive will be entitled to a pro rata payment of PSUs for the number of full months the executive was employed or receiving salary continuation payments during the award period, with the payment to be made at the same time payments for the award period are paid to active executives. If the executive officer is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions relating to "permanent disability."

        Termination of Employment Upon Death.    Upon the executive's death, stock options that are not yet exercisable become immediately exercisable and may be exercised until the earlier of one year after death or the expiration of the option term. For stock options granted before 2007, the ability to exercise one year after death is not limited by the option term. RSUs will vest pro rata for the number of full months the executive was employed or was receiving salary continuation payments during the applicable period. The MSU will vest pro rata for the number of full months the executive served prior to death and the "Average Final Price" will be determined for the 20 trading days ending on such date of death. The executive officer will also be entitled to a pro rata payment of PSUs for the number of full months the executive was employed or receiving salary continuation payments during the award period. RSUs and PSUs will be paid as soon as practicable after the executive's death. If the executive officer is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions relating to death.

        Termination of Employment Upon Retirement.    Upon formal retirement under the terms of our RGA Plan, stock options that are not yet exercisable become immediately exercisable and may be exercised until the end of the option term. RSUs will continue to vest and be paid in accordance with the vesting schedule. The MSU will be forfeited. The executive officer will be entitled to payment of PSUs as if he had been employed throughout the entire award period, with payment to be made at the same time such awards are paid to active executives.

        Termination of Employment by Us Other than for Cause, Death or Disability.    Upon termination of employment without "cause" (as defined in the Amended and Restated Fiscal 2002 Share Incentive Plan) by us, stock options that are not yet exercisable become immediately exercisable and may be exercised until the earlier of 90 days after the last day of salary continuation or the end of the option term. RSUs will vest pro rata for the number of full months receiving salary continuation payments during the vesting period of the award and be paid in accordance with the vesting schedule. The MSU will be forfeited if such termination occurs before the end of the first year of the award period. However, if termination occurs after the end of the first year of the award period, the executive will be entitled to a pro rata payout for the number of full months the executive served prior to termination and the "Average Final Price" will be determined for the 20 days ending on such termination. PSUs are forfeited if such termination occurs before the end of the first year of the award period. However, if termination occurs after the end of the first year of the award period, the executive will be entitled to a pro rata payout for the number of full months the executive was receiving salary continuation payments during the award period, with the payment to be made at the same time such awards are paid to active executives. If the executive officer is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions described in this paragraph.

        Voluntary Termination; Termination of Employment for Cause.    Upon termination of employment by the executive without cause, stock options that are exercisable may be exercised until the earlier of 90 days after termination or the end of the option term. Stock options not yet exercisable as of the termination date are forfeited. Upon termination of employment by the executive (other than retirement) or termination of employment for cause during the applicable employment period, RSUs, PSUs and the MSU are forfeited.

        Effect of Change in Control.    Upon a "change in control" (as defined in the Amended and Restated Fiscal 2002 Share Incentive Plan), the Stock Plan Subcommittee administering the Plan may accelerate the exercisability or vesting of stock options granted prior to fiscal 2011. Each RSU will vest and become payable in shares as soon as practicable, but not later than two weeks after the change of control. Each PSU will become payable in shares equal to the target award amount as soon as practicable but not later than two weeks after the change of control. If the executive officer is retirement eligible, the provisions relating to termination upon retirement will apply in lieu of the provisions described in this paragraph. Beginning in fiscal 2011, if stock options are assumed by an acquirer then exercisability will be accelerated after a change in control if the executive is terminated without "cause" or the executive terminates for "good reason." Similarly, if RSUs are assumed by the acquirer, vesting will be accelerated after a change in control if the executive is terminated without "cause" or the executive terminates for "good reason." PSUs granted in fiscal 2011 and fiscal 2012 will become payable after a change in control in shares equal to the greater of the target award or what the payout would be based on performance as if the performance period ended on the date of the change in control. The MSU granted in fiscal 2011 will vest and become payable in shares as soon as practicable but no later than two weeks after a change of control.

        Effect of Employment Agreements on Equity Awards.    Under the employment agreements, if the executive's employment with us is terminated as a result of death or disability or by us without cause and the executive is not eligible for retirement under the terms of our qualified defined benefit pension plan, all stock options previously granted to the executive will vest and become immediately exercisable until the earlier of one year after such termination or the end of the option term, subject to the non-competition and good conduct provisions of the executive's employment agreement. All RSUs and PSUs granted to the executive shall continue to vest through the last date that base salary continuation payments, if any, are made.

        Effect of Section 409A on Equity Awards.    Payment of amounts subject to Section 409A is permitted only upon certain defined events including a change of control that satisfies the definition under Section 409A and related regulations. In September 2007, we amended the definition of "change of control" in the Amended and Restated Fiscal 2002 Share Incentive Plan to comply with Section 409A. In addition, if any payment under any equity award is subject to Section 409A, the required six-month delay after termination of service will apply to that payment.

Potential Payments in the Event of Termination at the End of Our Last Fiscal Year

        The following tables describe potential payments and other benefits that would have been received by each Named Executive Officer or his estate under his employment agreement if employment had been terminated, under various circumstances, on June 30, 2012, the last business or trading day of our most recent fiscal year.

        The following assumptions and general principles apply with respect to the following tables:

  •
  The tables reflect estimates of amounts that would be paid to the Named Executive Officer upon the occurrence of a termination. The actual amounts to be paid to a Named Executive Officer can only be determined at the time of the actual termination.

  •
  A Named Executive Officer is entitled to receive amounts earned during his term of employment regardless of the manner in which the Named Executive Officer's employment is terminated. These amounts include accrued but unpaid salary and bonus compensation earned but not paid that relate to any Contract Year ended prior to his termination, and in all circumstances but termination for cause, unpaid bonus compensation otherwise payable for the Contract Year in which termination occurred pro-rated to the date of termination. These amounts are not shown in the tables.

  •
  The amounts of equity-based awards reflect unvested awards as of the date of the termination event or change of control for which vesting continues post termination or change of control or is accelerated as a result of the event. All such awards held by the Named Executive Officers at June 30, 2012 that would have become vested and/or exercisable upon a terminating event are shown at a value using the closing stock price on June 29, 2012 of $54.62. The value of PSUs was computed at target in the event of death and at maximum in the event of all other applicable termination events.

  •
  A Named Executive Officer will be entitled to receive all amounts accrued and vested under our 401(k) Savings Plan, the RGA Plan, the Restoration Plan and any other pension plans and deferred compensation plans in which the Named Executive Officer participates. These amounts will be determined and paid in accordance with the applicable plans and are not included in the tables because they are not termination payments.

  •
  The change in control provisions for stock options and RSUs made under the Amended and Restated Fiscal 2002 Share Incentive Plan prior to fiscal 2011 and the PSUs and the MSU provide for "single trigger" payment events (i.e. payment is triggered as a result of the change of control itself, regardless of the executive's continued employment). Based upon the unvested stock options, PSUs, RSUs and MSU with a "single trigger" held by each of the Named Executive Officers as of June 30, 2012, if a change of control had occurred on that date, the Named Executive Officers would have been entitled to the following amounts: Mr. Lauder, $5,175,483; Mr. Freda, $27,370,745; Mr. Demsey, $4,047,256; Mr. Prouvé, $4,047,256; and Mr. Kunes, $3,813,660. Beginning in fiscal 2011, the change in control provisions for stock options and RSUs made under the Amended and Restated Fiscal 2002 Share Incentive Plan provide for "double trigger" payment events (i.e. payment is triggered as a result of a change of control and the executive's discontinued employment). Based upon the unvested stock options and RSUs with a "double trigger" held by each of the Named Executive Officers as of June 30, 2012, if a change of control had occurred on that date, the Named Executive Officers would have been entitled to the following amounts: Mr. Lauder, $7,125,514; Mr. Freda, $14,882,098; Mr. Demsey, $9,318,606; Mr. Prouvé, $8,597,006; and Mr. Kunes, $7,934,960.

	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause or by Executive for Material Breach ($)	Termination without Cause or for Good Reason After Change of Control ($)
William P. Lauder
Base Salary	$0	$0	$1,500,000	$1,500,000	$3,000,000	$3,000,000
Bonus	0	0	0	0	1,993,788	1,993,788
Options	0	0	4,607,014	4,607,014	4,607,014	4,607,014
PSUs	0	0	3,274,377	4,911,565	5,259,490	5,259,490
RSUs	0	0	1,838,521	1,838,521	2,318,393	2,434,494
Continued Health Care Benefits (1)	0	0	0	23,858	47,716	47,716
Continued Participation in Pension and Retirement Plans (2)	0	0	0	83,176	269,689	269,689
Other Benefits and Perquisites (3)	0	0	5,000	36,798	73,596	93,596
Reduction to Eliminate Excise Tax	0	0	0	0	0	0

Total	$0	$0	$11,224,912	$13,000,932	$17,569,686	$17,705,787

Fabrizio Freda
Base Salary	$0	$0	$1,750,000	$1,750,000	$3,500,000	$3,500,000
Bonus	0	0	0	0	2,080,750	2,080,750
Options	0	0	9,382,801	9,382,801	9,382,801	9,382,801
PSUs	0	0	6,780,594	10,170,891	11,040,620	11,040,620
RSUs	0	0	8,044,277	8,044,277	8,985,282	9,211,236
MSU	0	0	9,463,640	9,463,640	12,618,186	12,618,186
Continued Health Care Benefits (1)	0	0	0	23,858	47,716	47,716
Continued Participation in Pension and Retirement Plans (2)	0	0	0	485,000	970,000	970,000
Other Benefits and Perquisites (3)	0	0	5,000	53,935	107,870	127,870
Reduction to Eliminate Excise Tax	0	0	0	0	0	0

Total	$0	$0	$35,426,312	$39,374,402	$48,733,225	$48,979,179

John Demsey
Base Salary	$0	$0	$1,000,000	$1,000,000	$2,000,000	$2,000,000
Bonus	0	0	0	0	1,579,688	1,579,688
Options	4,882,297	4,882,297	4,882,297	4,882,297	4,882,297	4,882,297
PSUs	5,763,739	5,763,739	5,763,739	5,763,739	5,763,739	5,763,739
RSUs	2,719,825	2,719,825	2,719,825	2,719,825	2,719,825	2,719,825
Continued Health Care Benefits (1)	0	0	0	23,858	47,716	47,716
Continued Participation in Pension and Retirement Plans (2)	0	0	0	58,655	198,984	198,984
Other Benefits and Perquisites (3)	0	0	5,000	32,500	65,000	85,000
Reduction to Eliminate Excise Tax	0	0	0	0	0	0

Total	$13,365,861	$13,365,861	$14,370,861	$14,480,874	$17,257,249	$17,277,249

	Retirement ($)	Voluntary Termination ($)	Death ($)	Disability ($)	Termination without Cause or by Executive for Material Breach ($)	Termination without Cause or for Good Reason After Change of Control ($)
Cedric Prouvé
Base Salary	$0	$0	$1,000,000	$1,000,000	$2,000,000	$2,000,000
Bonus	0	0	0	0	1,306,525	1,306,525
Options	0	0	4,647,858	4,647,858	4,647,858	4,647,858
PSUs	0	0	3,358,478	5,037,716	5,503,674	5,503,674
RSUs	0	0	1,869,479	1,869,479	2,376,939	2,492,729
Continued Health Care Benefits (1)	0	0	0	23,106	46,212	46,212
Continued Participation in Pension and Retirement Plans (2)	0	0	0	58,819	185,326	185,326
Other Benefits and Perquisites (3)	0	0	5,000	21,800	43,600	63,600
Reduction to Eliminate Excise Tax	0	0	0	0	0	0

Total	$0	$0	$10,880,815	$12,658,778	$16,110,134	$16,245,924

Richard W. Kunes
Base Salary	$0	$0	$870,000	$870,000	$1,740,000	$1,740,000
Bonus	0	0	0	0	502,763	502,763
Options	4,286,228	4,286,228	4,286,228	4,286,228	4,286,228	4,286,228
PSUs	5,048,370	5,048,370	5,048,370	5,048,370	5,048,370	5,048,370
RSUs	2,198,039	2,198,039	2,198,039	2,198,039	2,198,039	2,198,039
Continued Health Care Benefits (1)	0	0	0	23,106	46,212	46,212
Continued Participation in Pension and Retirement Plans (2)	0	0	0	52,228	132,138	132,138
Other Benefits and Perquisites (3)	0	0	5,000	33,385	66,770	86,770
Reduction to Eliminate Excise Tax	0	0	0	0	0	0

Total	$11,532,637	$11,532,637	$12,407,637	$12,511,356	$14,020,520	$14,040,520

(1)
Includes payments under the medical, health and accident and disability plans and programs maintained by the Company from time to time for senior executives at a level commensurate with the executive officer's position.

(2)
Represents cash equivalent of continued participation in the RGA and Restoration Plans and maximum match for 401(k) Savings Plan for one year, in the case of disability, and two years, in the case of termination without cause, termination for material breach or good reason.

(3)
Includes executive term life insurance premiums and auto allowance in all events other than termination for cause and death and reimbursement for financial consulting services in all events other than termination for cause; also includes up to $20,000 in legal fees upon termination for good reason after a change of control.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
(Item 2)

        As we discussed in the Compensation Discussion and Analysis which begins on page 42, the Board believes that the Company's compensation program for executive officers is designed to attract and retain high quality people and to motivate them to achieve both our long-term and short-term goals. Our overall goals are to continue sustainable growth of net sales and profitability on an annual and long-term basis.

        As required by Section 14A of the Securities Exchange Act of 1934, this proposal, commonly referred to as the "say-on-pay" resolution, seeks a stockholder advisory vote on the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

        "RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the Company's Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narratives."

        Because this is an advisory vote, it will not be binding upon the Board. However, the Compensation Committee and Stock Plan Subcommittee will take into account the outcome of the vote when considering future executive compensation arrangements. The Company currently intends to hold an advisory vote to approve executive compensation annually, consistent with the advisory vote of the stockholders at the Company's 2011 Annual Meeting of Stockholders.

        The Board recommends a vote FOR the proposed resolution. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

 APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE
NUMBER OF AUTHORIZED COMMON SHARES
(Item 3)

        On November 3, 2011, the Board of Directors authorized a two-for-one stock split of the Class A and Class B Common Stock. The split was effected on January 20, 2012 in the form of a stock dividend to stockholders of record at the close of business on January 4, 2012. The Company had sufficient authorized shares of Class A and Class B Common Stock to effect the stock split. The Board of Directors proposes that stockholders authorize the amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Class A and Class B Common Stock as follows:

	Currently Authorized (#)	Authorized After Amendment (#)
Class A Common Stock	650,000,000	1,300,000,000
Class B Common Stock	240,000,000	304,000,000

        The proposed amendment to the Certificate of Incorporation will be effected by deleting Section 4.1 thereof in its entirety and inserting the following in lieu thereof:

        "4.1. Authorized Capital Stock. The total number of shares of stock that the Corporation shall have authority to issue is one billion six hundred twenty four million (1,624,000,000) shares consisting of (a) one billion three hundred million (1,300,000,000) shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"); (b) three hundred four million (304,000,000) shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"); and (c) twenty million (20,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock"), issuable in one or more series as hereinafter provided. The Class A Common Stock and Class B Common Stock shall hereinafter collectively be called "Common Stock," and the Preferred Stock shall also be referred to herein as "Preference Stock." The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted."

        As of September 11, 2012, there were 237,683,428 shares of Class A Common Stock issued and outstanding (exclusive of treasury shares), 42,170,936 shares of Class A Common Stock reserved for issuance under the Company's share incentive plans (including shares underlying outstanding awards), 165,064,204 shares of Class A Common Stock in Treasury and 149,778,082 shares of Class B Common Stock issued and outstanding. The adoption of the proposed amendment would provide for an additional 650,000,000 shares of Class A Common Stock and 64,000,000 shares of Class B Common Stock for future issuance. This would replenish the authorized shares to the levels available for issuance before the stock split. Although these shares would provide further flexibility, there are no present plans for their use. The Certificate of Incorporation requires that the Company reserve enough shares of Class A Common Stock to cover the conversion of shares of Class B Common Stock (currently 149,778,082 shares) and to treat the two classes similarly on matters such as dividends and stock splits. The amendment is intended to provide the required coverage in the event of a future two-for-one stock split on the two classes of Common Stock.

        The Board of Directors is of the opinion that the proposed increase is in the best interests of the Company and its stockholders. The Board of Directors believes that the Company should have sufficient authorized but unissued shares for issuance in connection with stock splits and stock dividends, implementation of employee share incentive plans, offers of shares for cash, mergers and acquisitions, and other proper business purposes. In many situations, prompt action may be required which would not permit seeking stockholder approval to authorize additional shares for the specific purpose on a timely basis. The Board of Directors believes that it is important to have the flexibility to act promptly in the best interests of the stockholders.

        If approved by the stockholders, the proposed increase in the number of authorized shares of Class A and Class B Common Stock will become effective immediately upon the filing of the amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, which we expect to file promptly after the Annual Meeting. The additional shares of Class A and Class B Common Stock sought by the amendment will be available for issuance without further action by stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may be listed. The New York Stock Exchange currently requires specific stockholder approval as a prerequisite to listing shares in several instances, including an acquisition where the present or potential issuance of shares could result in an increase of 20% or more in the number of shares of Common Stock outstanding.

        Although the proposed increase in the number of authorized shares of Class A and Class B Common Stock, under certain circumstances could be construed as having an anti-takeover effect, the proposed increased is not in response to a specific takeover threat. In addition, Securities and Exchange Commission rules require disclosure of charter and bylaw provisions that could have an anti-takeover effect. Possible anti-takeover effects of charter and bylaw provisions include: (i) a limitation on the holding of Class B Common Stock (which carries 10 votes per share as compared to one vote per share for the Class A Common Stock) to only members of the Lauder family and certain controlled entities and trusts; (ii) Board authority to issue one or more series of preferred stock up to a maximum of approximately 20,000,000 shares presently available; (iii) a limitation on the ability to convene a special meeting of the stockholders, which may be called only by the Chairman of the Board of Directors, the Chief Executive Officer or the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board; and (iv) classification of the Company's Board of Directors with staggered terms.

        The Board recommends a vote FOR the proposal to approve the amendment to the Certificate of Incorporation to increase the number of authorized common shares. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Item 4)

        The Audit Committee of the Board of Directors of the Company has appointed the firm of KPMG LLP, a registered public accounting firm, to serve as independent auditors of the Company for the fiscal year ending June 30, 2013, subject to ratification of this appointment by the stockholders of the Company. KPMG LLP was first appointed in April 2002. KPMG LLP audited the Company's financial statements as of, and for the year ended, June 30 of each year since the initial appointment. KPMG LLP also audited the effectiveness of internal control over financial reporting as of June 30, 2012 and provided an opinion thereon.

        KPMG LLP is considered by management of the Company to be well qualified. The firm has advised the Company that neither it nor any of its members has any direct or material indirect financial interest in the Company.

        For the fiscal years ended June 30, 2012 and 2011, the Company paid (or will pay) the following fees to KPMG LLP (and its affiliates) for services rendered during the year or for the audit in respect of those years:

Fee Type	Fiscal 2012	Fiscal 2011
	(in thousands)
Audit Fees(1)	$6,523	$6,700
Audit-Related Fees(2)	100	46
Tax Fees(3)	1,725	1,064
All Other Fees(4)	–	197

Total	$8,348	$8,007

          (1)     Fees paid for professional services rendered in connection with the audit of the annual financial statements and the effectiveness of internal control over financial reporting and related opinions, statutory audits of international subsidiaries, consents for registration statements and review of the quarterly financial statements for each fiscal year.

          (2)     Represents fees paid for professional services rendered in connection with the audits of the Company's employee benefit plans and other audit related services.

          (3)     Represents fees paid for tax compliance services, tax planning and related tax services.

          (4)     In fiscal 2011, KPMG LLP acquired the business of an information technology consulting firm that was providing services to the Company prior to the acquisition. The fees are for certain ongoing projects that were completed after the acquisition. All ongoing projects were completed before the end of fiscal 2011.

        The Audit Committee of the Board of Directors has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining auditor independence. In 2002, the Audit Committee adopted a formal policy concerning approval of audit and non-audit services to be provided by KPMG LLP. The policy requires that all services KPMG LLP may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. The Chair of the Audit Committee may approve certain permitted non-audit services in between Committee meetings, which services are subsequently reported to and approved by the Committee. In addition, for particular permitted services, the Chief Financial Officer may approve the engagement of KPMG LLP provided such engagements will amount to fees of less than an aggregate of $50,000 per fiscal quarter and such engagement is reported to the Chair of the Committee and reported to and ratified by the Committee at its next meeting. All audit and non-audit services described herein were approved pursuant to this policy for fiscal 2012, and none of the services were approved by the Audit Committee pursuant to a waiver of pre-approval, as contemplated by Regulation S-X Rule 2-01(c)(7)(i)(C).

        One or more representatives of KPMG LLP will be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

        Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Class A Common Stock and Class B Common Stock of the Company voting in person or by proxy at the Annual Meeting of Stockholders. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee of the Board of Directors will reconsider the appointment.

        The Board recommends a vote FOR the proposal to ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending June 30, 2013. Proxies received by the Board will be so voted unless a contrary choice is specified in the proxy.

 Proxy Procedure and Expenses of Solicitation

        The Company will hold the votes of all stockholders in confidence from the Company, its directors, officers and employees except: (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (ii) in case of a contested proxy solicitation; (iii) in the event that a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (iv) to allow the independent inspectors of election to certify the results of the vote. The Company will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

        All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

        Solicitation may be undertaken by mail, telephone, electronic means and personal contact by directors, officers and employees of the Company without additional compensation.

Stockholder Proposals and Director Nominations

        If a stockholder intends to present a proposal for action at the 2013 Annual Meeting and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the Company by May 31, 2013. Such proposal also must meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

        The Company's bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors, outside the process of Rule 14a-8. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding annual meeting of stockholders and must contain specified information and conform to certain requirements, as set forth in the bylaws. If the chairman at any meeting of stockholders determines that a stockholder proposal or director nomination was not made in accordance with the bylaws, the Company may disregard such proposal or nomination. In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2013 Annual Meeting and the proposal fails to comply with the advance notice procedure prescribed by the bylaws, then the Company's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal.

        Proposals and nominations should be addressed to Spencer G. Smul, Senior Vice President, Deputy General Counsel and Secretary, The Estée Lauder Companies Inc., 767 Fifth Avenue, New York, New York 10153.

Other Information

        Management of the Company does not know of any matters that may properly come before the meeting other than those referred to in the accompanying Notice of Annual Meeting of Stockholders or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable or declines to serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, proxies will be voted in accordance with the discretion of the proxy holders.

SPENCER G. SMUL Senior Vice President, Deputy General Counsel and Secretary
New York, New York September 25, 2012

        The Annual Report to Stockholders of the Company for the fiscal year ended June 30, 2012, which includes financial statements, is available, together with this Proxy Statement, at http://www.proxyvoting.com/el. The Annual Report does not form any part of the material for the solicitations of proxies.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the stockholder meeting date. Please mark your votes as indicated in this example X INTERNET http://www.proxyvoting.com/el Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Mark Here for Address Change or Comments SEE REVERSE WO# Fulfillment# 30250 30748 OR This proxy when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted in accordance with the recommendations of the Company’s Board of Directors “FOR ALL” nominees in Item 1, “FOR” Item 2, “FOR” Item 3 and “FOR” Item 4 and in the discretion of the proxy holders upon such other business as may properly come before the meeting or any adjournment thereof. Item 1 – Election of five (5) Class I Directors: Nominees: 01 Rose Marie Bravo 02 Paul J. Fribourg 03 Mellody Hobson 04 Irvine O. Hockaday, Jr. 05 Barry S. Sternlicht (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions FOR ALL WITHHOLD FOR ALL *EXCEPTIONS FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOLD AND DETACH HERE WILL ATTEND I plan to attend the Annual Meeting Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign. Signature(s) of Stockholder(s) Title: Date , 2012 FOR AGAINST ABSTAIN Item 2 – Advisory vote to approve executive compensation. Item 3 – Amendment to the Certificate of Incorporation to increase the number of authorized common shares. Item 4 – Ratification of appointment of KPMG LLP as independent auditors for the 2013 fiscal year.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2012 Annual Report to Stockholders are available at: http://shareowner.mobular.net/shareowner/el NOTICE: IF YOU PLAN TO ATTEND THE 2012 ANNUAL MEETING, PLEASE CHECK THE BOX ON THE REVERSE SIDE. AN ADMISSION TICKET WILL BE MAILED TO YOU. NO ADMISSION WILL BE GRANTED WITHOUT AN ADMISSION TICKET. The Estée Lauder Companies Inc. Annual Meeting of Stockholders November 9, 2012, 10:00 a.m. (local time) JW Marriott Essex House New York Grand Salon 160 Central Park South New York, New York Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at http://www.cpushareownerservices.com/ where step-by-step instructions will prompt you through enrollment. FOLD AND DETACH HERE Address Change/Comments (Mark the corresponding box on the reverse side) SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 THE ESTÉE LAUDER COMPANIES INC. PROXY CLASS A COMMON STOCK ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned, revoking all previous proxies, hereby constitutes and appoints Fabrizio Freda, Sara E. Moss and Spencer G. Smul, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class A Common Stock of The Estée Lauder Companies Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 9, 2012, at the JW Marriott Essex House New York, Grand Salon, 160 Central Park South, New York, New York, at 10:00 a.m. (local time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion. (Continued and to be marked, dated and signed, on the other side) WO# Fulfillment# 30250 30748

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the stockholder meeting date. Please mark your votes as indicated in this example X INTERNET http://www.proxyvoting.com/el Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Mark Here for Address Change or Comments SEE REVERSE OR RESTRICTED AREA - SCAN LINE This proxy when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted in accordance with the recommendations of the Company’s Board of Directors “FOR ALL” nominees in Item 1, “FOR” Item 2, “FOR” Item 3 and “FOR” Item 4 and in the discretion of the proxy holders upon such other business as may properly come before the meeting or any adjournment thereof. Item 1 – Election of five (5) Class I Directors: Nominees: 01 Rose Marie Bravo 02 Paul J. Fribourg 03 Mellody Hobson 04 Irvine O. Hockaday, Jr. 05 Barry S. Sternlicht (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions FOR ALL WITHHOLD FOR ALL *EXCEPTIONS FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN Item 2 – Advisory vote to approve executive compensation. Item 3 – Amendment to the Certificate of Incorporation to increase the number of authorized common shares. Item 4 – Ratification of appointment of KPMG LLP as independent auditors for the 2013 fiscal year. FOLD AND DETACH HERE WILL ATTEND I plan to attend the Annual Meeting Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign. Signature(s) of Stockholder(s) Title: Date , 2012 WO# 30249-bl

PRINT AUTHORIZATION To commence printing on this proxy card please sign, date and fax this card to: 201-369-9711 SIGNATURE: DATE: (THIS BOXED AREA DOES NOT PRINT) FOLD AND DETACH HERE Address Change/Comments (Mark the corresponding box on the reverse side) SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 THE ESTÉE LAUDER COMPANIES INC. PROXY CLASS B COMMON STOCK ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The undersigned, revoking all previous proxies, hereby constitutes and appoints Fabrizio Freda, Sara E. Moss and Spencer G. Smul, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class B Common Stock of The Estée Lauder Companies Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on November 9, 2012, at the JW Marriott Essex House New York, Grand Salon, 160 Central Park South, New York, New York, at 10:00 a.m. (local time), and at any adjournment thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote or refrain from voting as checked on the reverse side upon the matters listed on the reverse side, and otherwise in their discretion. (Continued and to be marked, dated and signed, on the other side) RESTRICTED AREA - SCAN LINE RESTRICTED AREA - SIGNATURE LINE WO# 30249-bl Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2012 Annual Report to Stockholders are available at: http://shareowner.mobular.net/shareowner/el NOTICE: IF YOU PLAN TO ATTEND THE 2012 ANNUAL MEETING, PLEASE CHECK THE BOX ON THE REVERSE SIDE. AN ADMISSION TICKET WILL BE MAILED TO YOU. NO ADMISSION WILL BE GRANTED WITHOUT AN ADMISSION TICKET. The Estée Lauder Companies Inc. Annual Meeting of Stockholders November 9, 2012, 10:00 a.m. (local time) JW Marriott Essex House New York Grand Salon 160 Central Park South New York, New York Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at http://www.cpushareownerservices.com/ where step-by-step instructions will prompt you through enrollment.

Dear Stockholder of The Estée Lauder Companies Inc.: The 2012 Annual Meeting of Stockholders of The Estée Lauder Companies Inc. (the “Company”) will be held at the JW Marriott Essex House New York, Grand Salon, 160 Central Park South, New York, New York, on Friday, November 9, 2012, at 10:00 a.m. (local time). Proposals to be considered at the Annual Meeting: (1) to elect five Class I Directors to serve until the 2015 Annual Meeting of Stockholders of the Company; (2) to provide an advisory vote to approve executive compensation; (3) to approve the amendment to the Certificate of Incorporation to increase the number of authorized Common Shares; and (4) to ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending June 30, 2013. The Board of Directors recommends a vote “FOR ALL” Nominees in Item 1 and, “FOR” Items 2, 3, and 4. The Board of Directors has fixed the close of business on September 11, 2012 as the record date (the “Record Date”) for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof. The Estée Lauder Companies Inc. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Friday, November 9, 2012 CONTROL NUMBER If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before October 30, 2012 to facilitate timely delivery. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. TO VOTE YOUR SHARES SEE INSTRUCTIONS ON REVERSE SIDE This is not a proxy card. You cannot use this notice to vote your shares. YOU MUST REFERENCE YOUR 11-DIGIT CONTROL NUMBER WHEN YOU REQUEST A PAPER COPY OF THE PROXY MATERIALS OR TO VOTE YOUR PROXY ELECTRONICALLY. TO REQUEST PAPER COPIES OF PROXY MATERIALS: (please reference your 11-digit control number when requesting materials) By opting out to receive printed materials, your preference for future proxy mailings will be kept on our file. Telephone: 1-888-313-0164 (outside of the U.S and Canada call 201-680-6688) Email: shrrelations@cpushareownerservices.com (you must reference your 11-digit control number in your email) Internet: http://www.proxyvoting.com/el The Proxy Statement, Annual Report and other proxy materials are available at: http://www.proxyvoting.com/el 30250

Stockholders of record as of the Record Date are encouraged and cordially invited to attend the Annual Meeting. Meeting Location: JW Marriott Essex House New York Grand Salon 160 Central Park South New York, New York The following Proxy Materials are available for you to review online: • the Company’s 2012 Proxy Statement (including all attachments thereto); • the Company’s Annual Report for the fiscal year ended June 30, 2012 (which is not deemed to be part of the official proxy soliciting materials); and • any amendments to the foregoing materials that are required to be furnished to stockholders. To request a paper copy of the Proxy Materials: (you must reference your 11-digit control number located on the reverse side of this form) Telephone: 1-888-313-0164 (outside of the U.S and Canada call 201-680-6688) Email: shrrelations@cpushareownerservices.com (you must reference your 11-digit control number in your email) Internet: http://www.proxyvoting.com/el The Proxy Materials for The Estée Lauder Companies Inc. are available to review at: http://www.proxyvoting.com/el Have this notice available when you request a PAPER copy of the Proxy Materials, when you want to view your proxy materials online, OR WHEN YOU WANT TO VOTE YOUR PROXY ELECTRONICALLY. 30250 HOW TO VOTE BY INTERNET We encourage you to review the proxy materials online before voting. Use the Internet to vote your shares. On the landing page of the above website in the box labeled "To Vote Your Shares by Internet" click on “Vote Now” to access the electronic proxy card and vote your shares. Have this letter in hand when you access the website. You will need to reference the 11-digit control number located on the reverse side.